FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-17

The information in this free writing prospectus is preliminary and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This free writing prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED MARCH 13, 2018
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, or any other underwriter or dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities offered by these collateral materials (“Materials”) will be described in greater detail in the prospectus expected to be dated in March 2018 (the “Preliminary Prospectus”) that will be included as part of our registration statement (SEC File No. 333-207132). The Preliminary Prospectus will contain material information that is not contained in these Materials (including, without limitation, a detailed discussion of risks associated with an investment in the offered securities under the heading “Risk Factors”).

These Materials are subject to change. Information in these Materials regarding the securities and the mortgage loans backing any securities discussed in these Materials supersedes all prior information regarding such securities and mortgage loans and will be superseded by any subsequent information delivered prior to the time of sale.

The Securities May Not Be a Suitable Investment for You

The securities offered by these Materials are not suitable investments for all investors. In particular, you should not purchase any class of securities unless you understand and are able to bear the prepayment, credit, liquidity and market risks associated with that class of securities. For those reasons and for the reasons set forth under the heading “Risk Factors” in the Preliminary Prospectus, the yield to maturity and the aggregate amount and timing of distributions on the offered securities will be subject to material variability from period to period and give rise to the potential for significant loss over the life of those securities. The interaction of these factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered securities involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the securities. Potential investors are advised and encouraged to review the Preliminary Prospectus in full and to consult with their legal, tax, accounting and other advisors prior to making any investment in the offered securities described in these Materials.

These Materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in these Materials may not pertain to any securities that will actually be sold. The information contained in these Materials may be based on assumptions regarding market conditions and other matters as reflected in these Materials. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and these Materials should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these Materials may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in these Materials or derivatives thereof (including options). Information contained in these Materials is current as of the date appearing on these Materials only.

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LOAN #1: 6420 wilshire

Mortgaged Property Information	Mortgage Loan Information

Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Los Angeles, California	Cut-off Date Balance	$62,000,000
Property Type	Office	Cut-off Date Balance per SF	$303.87
Size (SF)	204,035	Percentage of Initial Pool Balance	5.7%
Total Occupancy as of 10/1/2017(1)	92.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2017(1)	92.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1972 / 2010	Mortgage Rate	4.27581%
Appraised Value	$96,000,000	Original Term to Maturity (Months)	120
Appraisal Date	11/15/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	David Taban	Original Interest Only Term (Months)	120
Property Management	Beverly Management Group, Inc.	First Payment Date	2/6/2018
Maturity Date	1/6/2028

Underwritten Revenues	$8,956,317
Underwritten Expenses	$3,221,849	Escrows(2)
Underwritten Net Operating Income (NOI)	$5,734,468	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,324,117	Taxes	$343,538	$85,885
Cut-off Date LTV Ratio	64.6%	Insurance	$0	$0
Maturity Date LTV Ratio	64.6%	Replacement Reserve	$0	$4,251
DSCR Based on Underwritten NOI / NCF	2.13x / 1.98x	TI/LC(3)	$1,774,734	$25,504
Debt Yield Based on Underwritten NOI / NCF	9.2% / 8.6%	Other(4)	$518,041	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$62,000,000	62.5%	Purchase Price	$96,000,000	96.7%
Mezzanine Loan	8,000,000	8.1	Reserves	2,636,313	2.7
Principal’s New Cash Contribution	29,247,189	29.5	Closing Costs	610,876	0.6
Total Sources	$99,247,189	100.0%	Total Uses	$99,247,189	100.0%

(1)	Total Occupancy and Owned Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the net rentable area (“NRA”)) and is expected to take occupancy in March 2018.
(2)	See “—Escrows” below.
(3)	TI/LC rollover reserve is subject to a cap of $750,000.
(4)	The Upfront Other escrow includes $518,041 for outstanding TI/LCs.

■	The Mortgage Loan. The mortgage loan (the “6420 Wilshire Loan”) is evidenced by a note in the original principal amount of $62,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in an office building located in Los Angeles, California (the “6420 Wilshire Property”). The 6420 Wilshire Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 20, 2017 and represents approximately 5.7% of the Initial Pool Balance. The note evidencing the 6420 Wilshire Loan has an outstanding principal balance as of the Cut-off Date of $62,000,000 and an interest rate of 4.27581% per annum. The proceeds of the 6420 Wilshire Loan along with an $8,000,000 mezzanine loan and $29,247,189 of borrower equity were primarily used to purchase the 6420 Wilshire Property, fund reserves and pay loan origination costs.

The 6420 Wilshire Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The 6420 Wilshire Loan requires monthly payments of interest only for the mortgage loan term. The scheduled maturity date of the 6420 Wilshire Loan is the due date in January 2028. Provided that no event of default has occurred and is continuing under the 6420 Wilshire Loan documents, at any time after the second anniversary of the securitization closing date, the 6420 Wilshire Loan may be defeased with certain “government securities” as permitted under the 6420 Wilshire Loan documents. Voluntary prepayment of the 6420 Wilshire Loan is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The 6420 Wilshire Property is a 20-story, Class A office building located in the heart of the Westside’s Miracle Mile district. The 6420 Wilshire Property features unobstructed views from the upper floors with floor to ceiling windows on the north and west sides, landscaped courtyards, a renovated main lobby with high-end finishes and a café located off of the main lobby. In 2010, approximately $3.5 million was invested by the previous owner to renovate the building’s common areas, including the outdoor building approach, ground floor lobby, corridors and restrooms. The 6420 Wilshire Property also contains approximately 409 surface and garage parking spaces. The 6420 Wilshire Property provides a convenient location with dual entrance from Wilshire Boulevard and San Vicente Boulevard.

The borrowers have planned and have an obligation to renovate nine elevators at the 6420 Wilshire Property, which work is budgeted to cost approximately $1.6 million with completion required by June 20, 2020 (subject to force majeure, that may extend the completion date for 90 days). The borrowers’ obligation to complete and pay for such elevator work by June 20, 2020 is a guaranteed obligation of the borrower sponsor. The borrowers did not reserve funds at closing for the elevator work.

LOAN #1: 6420 wilshire

As of October 1, 2017, the 6420 Wilshire Property was 92.2% leased to 36 tenants. The 6420 Wilshire Property has experienced recent leasing momentum, with 24 leases signed (43.5% of net rentable area) since January 2016.

The largest tenant by underwritten base rent, Stun Creative, LLC, leases 19,326 SF (9.5% of the net rentable area) through November 2027. Stun Creative, LLC is a Los Angeles based advertising agency and production company that specializes in developing brand stories to engage, compel, and activate consumers. The company works with many of the top-tier brands, such as Dove, BMW, and Pepsi. In addition to advertising, Stun Creative, LLC also produces TV series, including: The Santa Clarita Diet on Netflix, full virtual reality 360 campaigns for People of Earth on TBS, HBO’s Westworld, FXX’s 13 day 600 episode Simpsons Marathon and Pepsi’s 30th year anniversary commercial. Stun Creative, LLC accounts for approximately 11.4% of the underwritten base rent with two consecutive five-year renewal periods and no termination options.

The second largest tenant by underwritten base rent, Early Sullivan Wright Gizer & McRae LLP (“Early Sullivan”), leases 12,801 SF (6.3% of the net rentable area) through December 2026. Early Sullivan is a business and entertainment law firm, with a focus in the real estate, finance and entertainment industries. The company represents a diverse public and private client base, such as Fidelity National Financial, Industry Entertainment, Nature Health Spa, San Francisco Property Partners, LLC, and Chicago Title Insurance Company. Early Sullivan was named a “Best Law Firm” by the ranking guide U.S. News & World Report. The firm received a Metropolitan Tier 1 rank in the practice area of “Litigation – Intellectual Property” (Los Angeles) and a National Tier 3 rank in the same practice area. Early Sullivan accounts for approximately 6.9% of underwritten base rent with two, five-year renewal option with no termination options.

The third largest tenant by underwritten base rent, Ranker, Inc. (“Ranker”), leases 12,884 SF (6.3% of the net rentable area) through 2020, with 10,536 SF of space leased through March 2020 and 2,348 SF of space leased through September 2020. Founded in 2009, Ranker is a digital media company that provides crowdsourced rankings on topics including pop culture, sports, politics, brands and lifestyle. Ranker is based in Los Angeles, California and according to Ranker’s website, the company’s website attracts more than 50 million monthly unique visitors and over 80 million visits worldwide. Ranker accounts for approximately 6.8% of underwritten base rent with one, three-year renewal option and one termination option as of the last day of the 48th month of its lease, with 12 months’ written notice.

Approximately 10,532 SF of the 6420 Wilshire Property (representing approximately 5.2% of the net rentable area and 6.6% of the underwritten base rent is leased to an affiliate of the borrowers, Jade Enterprises, LLC, (the “Affiliate Tenant” or “Taban”) pursuant to an Affiliate Lease (the “Affiliate Lease”). Although the Affiliate Tenant is not required to occupy the space demised under the Affiliate Lease, the Affiliate Tenant will be required to commence the payment of rent thereunder on April 1, 2018 (the date the existing tenant vacates such space). The Affiliate Lease has a 10 year term, commencing on April 1, 2018, provided that, the borrowers have the right to lease all or a portion of the space demised under the Affiliate Lease to a third party tenant at any time so long as such new third party lease has (i) a term of at least five years, (ii) a monthly rent of no less than $39,495 and (iii) been entered into in accordance with the 6420 Wilshire Loan documents (and on the date such third party tenant has taken possession of their leased space and commenced the payment of full rent, the Affiliate Lease will terminate with respect to such space). The Affiliate Lease is guaranteed by the four owners of the Affiliate Tenant (including the borrower sponsor) and the lender is a third party beneficiary of such lease guaranty. The Affiliate Lease is fully subordinate to the mortgage and the lender has the right to terminate the lease upon an event of default under the 6420 Wilshire Loan.

LOAN #1: 6420 wilshire

The following table presents certain information relating to the major tenants at the 6420 Wilshire Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Stun Creative, LLC	NR/NR/NR	19,326	9.5%	$823,284	11.4%	$42.60	11/30/2027	2, 5-year options
Early Sullivan Wright Gizer & McRae LLP	NR/NR/NR	12,801	6.3%	499,239	6.9%	$39.00	12/31/2026	2, 5-year options
Ranker, Inc.(2)	NR/NR/NR	12,884	6.3%	491,133	6.8%	$38.12	Various(3)	1, 3-year option
Taban(4)(5)	NR/NR/NR	10,532	5.2%	473,940	6.6%	$45.00	3/31/2028	NA
Harris-Ginsberg LLP	NR/NR/NR	10,532	5.2%	373,610	5.2%	$35.47	7/31/2023	1, 5-year option
Nikon Inc.	NR/NR/NR	10,576	5.2%	323,677	4.5%	$30.60	10/31/2020	2, 5-year options
Reliable Properties	NR/NR/NR	7,676	3.8%	318,771	4.4%	$41.53	8/31/2024	1, 7-year option
Seek Capital LLC	NR/NR/NR	7,556	3.7%	312,630	4.3%	$41.38	10/31/2019	1, 3-year option
Kottler & Kottler	NR/NR/NR	6,334	3.1%	252,372	3.5%	$39.84	4/30/2022	2, 5-year options
D’Alessio Law Group	NR/NR/NR	5,341	2.6%	234,240	3.3%	$43.86	5/31/2024	1, 5-year option
Ten Largest Tenants		103,558	50.8%	$4,102,896	57.0%	$39.62
Remaining Tenants(6)		84,611	41.5%	3,100,872	43.0%	$36.65
Vacant		15,866	7.8%	0	0	$0.00
Total / Wtd. Avg. All Tenants		204,035	100.00%	$7,203,767	100.00%	$38.28

(1)	Based on the underwritten rent roll dated October 1, 2017.
(2)	Ranker leases 10,536 SF of space through March 2020 and 2,348 SF of space through September 2020.
(3)	Ranker has the right to terminate its lease on March 31, 2018, with 12 months’ notice and payment of a termination fee equal to approximately $99,565 plus brokerage commissions and unamortized costs.
(4)	Taban will take possession of its space and begin operations on the earlier to occur of April 1, 2018 or when any tenant improvements are completed.
(5)	Taban is an affiliate of the borrowers pursuant to the Affiliate Lease. Please see “The Property” section above for more information.
(6)	Remaining Tenants includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA) and is expected to take occupancy in March 2018.

The following table presents certain information relating to the lease rollover schedule at the 6420 Wilshire Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	3,248	1.6%	1.6%	$135,953	1.9%	$41.86	2
2018	8,447	4.1%	5.7%	$331,402	4.6%	$39.23	3
2019	25,279	12.4%	18.1%	989,916	13.7%	$39.16	6
2020	38,728	19.0%	37.1%	1,376,189	19.1%	$35.53	8
2021	18,887	9.3%	46.4%	682,835	9.5%	$36.15	5
2022	13,674	6.7%	53.1%	542,238	7.5%	$39.65	3
2023	12,899	6.3%	59.4%	471,604	6.5%	$36.56	2
2024	18,365	9.0%	68.4%	777,627	10.8%	$42.34	3
2025	0	0.0%	68.4%	0	0.0%	$0.00	0
2026	14,901	7.3%	75.7%	598,779	8.3%	$40.18	2
2027	19,326	9.5%	85.2%	823,284	11.4%	$42.60	1
2028	10,532	5.2%	90.3%	473,940	6.6%	$45.00	1
2029 & Thereafter	3,883	1.9%	92.2%	0	0.0%	$0.00	0
Vacant	15,866	7.8%	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.	204,035	100.0%		$7,203,767	100.0%	$38.28	36

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 6420 Wilshire Property:

Historical Leased%(1)

	2014	2015	2016(2)	As of 10/1/2017(3)
Owned Space	92.0%	91.6%	79.1%	92.2%

(1)	As provided by the borrowers and which represents average occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	In 2016, Cedar Sinai, occupying two floors and approximately 21,000 SF, vacated the 6420 Wilshire Property. The borrowers have signed 24 leases (43.5% of net rentable area) since January 2016.
(3)	Based on the underwritten rent roll dated October 1, 2017. Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA) and is expected to take occupancy in March 2018.

LOAN #1: 6420 wilshire

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 6420 Wilshire Property:

Cash Flow Analysis(1)

	2014	2015	2016(2)	T-11 Ann. 11/30/2017(2)	Underwritten(2)	Underwritten $ per SF
Base Rent	$5,128,455	$5,870,132	$4,983,535	$4,781,678	$7,203,767	$35.31
Contractual Rent Steps(3)	0	0	0	0	177,952	0.87
Gross Up Vacancy	0	0	0	0	598,170	2.93
Total Reimbursement Revenue	269,449	260,961	221,362	168,392	253,456	1.24
Other Income(4)	391,750	572,232	587,805	1,167,489	1,321,141	6.48
Gross Revenue	5,789,654	6,703,325	5,792,702	6,117,559	9,554,487	46.83
Vacancy & Credit Loss	0	0	0	0	(598,170)	(2.93)
Effective Gross Income	$5,789,654	$6,703,325	$5,792,702	$6,117,559	$8,956,317	$43.90

Real Estate Taxes	813,799	880,624	962,623	1,026,739	1,161,951	5.69
Insurance	218,392	188,061	168,924	148,610	40,930	0.20
Management Fee	119,279	132,274	115,787	112,934	268,689	1.32
Other Operating Expenses	1,930,793	1,837,152	1,750,278	2,379,350	1,750,278	8.58
Total Operating Expenses	3,082,263	3,038,110	2,997,612	3,667,633	3,221,849	$15.79

Net Operating Income	$2,707,391	$3,665,215	$2,795,090	$2,449,927	$5,734,468	$28.11
TI/LC	0	0	0	0	359,342	1.76
Capital Expenditures	0	0	0	0	51,009	0.25
Net Cash Flow	$2,707,391	$3,665,215	$2,795,090	$2,449,927	$5,324,117	$26.09

Occupancy(5)	92.0%	91.6%	79.1%	92.2%	93.7%(6)
NOI Debt Yield	4.4%	5.9%	4.5%	4.0%	9.2%
NCF DSCR	1.01x	1.36x	1.04x	0.91x	1.98x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	In 2016, Cedar Sinai, occupying approximately 21,000 SF and paying below market rents, vacated. Since January 2016, 24 leases have been signed at the 6420 Wilshire Property (43.5% of net rentable area).
(3)	Includes contractual rent increases through January 1, 2019.
(4)	Other Income consists of parking income. In 2017, the borrowers and United Valet Parking, Inc. entered into a five-year net parking lease with an annual payment equal to $1.2 million. United Valet is responsible for the expenses under the lease.
(5)	Occupancy represents average occupancy as of December 31 for the indicated year unless otherwise specified.
(6)	Based on the underwritten rent roll dated October 1, 2017. Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA) and is expected to take occupancy in March 2018.

■	Appraisal. According to the appraisal, the 6420 Wilshire Property had an “as-is” appraised value of $96,000,000 as of November 15, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$96,000,000	N/A	5.25%

■	Environmental Matters. Based on a Phase I environmental report dated October 27, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at 6420 Wilshire Property.

■	Market Overview and Competition. The property is located on the Wilshire Boulevard office corridor in the Miracle Mile district in Los Angeles with access to four major Los Angeles freeways, the 10 Freeway, the 405 Freeway, the 101 Freeway, and the 110 Freeway. The property is located adjacent to an MTA bus stop and will be two blocks from the future Wilshire/Fairfax Metro Purple Line station. The Metro Purple Line extension construction is currently underway and will expand the Metro Purple Line from the Wilshire/Western stop, westward for approximately nine miles with seven new stations, providing a dependable, high-speed, and high-capacity alternative for those traveling to and from West Los Angeles destinations such as the Media Mile, and eventually Beverly Hills, Century City, and Westwood. The Metro Purple Line extension will be completed in three phases, with the initial phase running 3.9 miles and to include three stations (Wilshire/La Brea, Wilshire/Fairfax, Wilshire/La Cienega) set to open in 2023. The property will be located between the future Wilshire/La Cienega and Wilshire/Fairfax stations. Within a 1-mile radius, there are over 190 restaurants, including fine dining cuisine such as Animal, Drago Ristorante, Jon and Vinny’s, Canter’s Delicatessen, Escuela Taqueria, Mercado, Angelini Osteria, Tres by Jose Andres, and Sugarfish. The property is also adjacent to well-known retail locations, such as the Grove, the Beverly Center, Rodeo Drive, and the Melrose and Fairfax Avenue shopping districts. According to the appraisal, the 2017 population within a one-, three- and five-mile

LOAN #1: 6420 wilshire

radius of the property, was 45,008, 345,892 and 997,497, respectively. The average household income within a one-, three- and five-mile radius of the property was $115,685, $108,495 and $91,708, respectively.

According to the appraisal, the property is located in the Mid-Wilshire/Miracle Mile/Park Mile submarket. As of the third quarter of 2017, the Mid-Wilshire/Miracle Mile/Park Mile submarket contained approximately 6.3 million SF of Class A office space and 9.0 million SF of Class B/C office space. As of the third quarter of 2017, the Class A office space in the Mid-Wilshire/Miracle Mile/Park Mile submarket had a vacancy rate of 15.5% and average asking rents of $34.33 per SF. The appraisal identified seven comparable office leases in the submarket in five buildings ranging in size from 213,556 SF to 452,765 SF. Asking rents for the comparable leases ranged from $42.00 per SF to $53.52 per SF with a weighted average of approximately $46.86 per SF. The property’s weighted average rent per SF of $38.28 is approximately 18.3% lower than the comparable lease average rent per SF.

The following table presents certain information relating to sales comparables for the 6420 Wilshire Property:

Office Building Sales Comparables

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
6420 Wilshire Property	Los Angeles, CA	204,035(2)	NA	$96.0
7083 Hollywood	Los Angeles, CA	82,180	9/2017	$42.0
10780 Santa Monica Boulevard	Los Angeles, CA	94,383	8/2017	$40.9
5161 Lankershim Boulevard	North Hollywood, CA	178,317	5/2017	$69.0
Royal Beverly Glen Plaza	Los Angeles, CA	79,386	5/2016	$36.0
5900 Wilshire Boulevard	Los Angeles, CA	452,765	4/2016	$245.0
Kodak Campus	Los Angeles, CA	106,785	1/2016	$50.1

(1)       Source: Appraisal.

(2)       Based on the underwritten rent roll dated October 1, 2017.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA (SF)	Lease Term (years)	Base Rent per SF	Lease Type
6420 Wilshire Property(2)	Los Angeles, CA	Various	Various	204,035(2)	8.3	$38.28(2)
New York Life Building	Los Angeles, CA	Odyssey International	10/2017	3,544	7.0	$43.20	Gross
5670 Wilshire Boulevard	Los Angeles, CA	Kornwasser Shopping Center	8/2017	3,372	6.0	$46.80	Gross
5900 Wilshire Boulevard	Los Angeles, CA	Don Buchwald & Assoc.	6/2017	14,906	8.0	$53.52	Gross
5670 Wilshire Boulevard	Los Angeles, CA	Digital Media Management	5/2017	14,114	7.0	$42.60	Gross
5670 Wilshire Boulevard	Los Angeles, CA	BOOM Entertainment	4/2017	3,192	5.0	$42.00	Gross
6100 Wilshire Boulevard	Los Angeles, CA	Executioners Los Angeles	2/2017	1,387	4.0	$46.20	Gross
8383 Wilshire Boulevard	Beverly Hills, CA	Office Tenant	1/2017	3,911	5.0	$44.40	Gross

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 1, 2017.

■	The Borrowers. The borrowers are Wilshire West Tower One, LLC, Wilshire West Tower Two, LLC, Wilshire West Tower Three, LLC and Wilshire West Tower Four, LLC, as tenants-in-common and single purpose entities structured to be bankruptcy remote, with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 6420 Wilshire Loan. The non-recourse carveout guarantor is David Taban.

David Taban is the founder of Jade Enterprises (“JADE”), a privately held real estate firm based in Los Angeles, California. JADE, founded over 30 years ago, has a portfolio including Class A office buildings, medical office buildings, major power centers, multifamily, and land for future development throughout California and Nevada. JADE owns 13 properties in Los Angeles, including 6221 Wilshire Blvd., 1318 - 1332 Wilshire Blvd., 6325-6335 Wilshire Blvd., and 10660 Wilshire Blvd.

■	Escrows. In connection with the origination of the 6420 Wilshire Loan, the borrowers funded reserves of (i) $343,538 for real estate taxes, (ii) $1,774,734 for TI/LC, of which $1,200,000 are for future TI/LCs and $574,734 are for outstanding TI/LCs (iii) $499,291 for a free rent reserve and (iv) $18,750 for required repairs.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the 6420 Wilshire Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $85,885) will be necessary to pay taxes over the then succeeding 12-month period, (ii) a replacement reserve equal to $4,251, (iii) a TI/LCs rollover reserve equal to $25,504 and subject to a cap of $750,000 and (iv) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance

LOAN #1: 6420 wilshire

premiums upon the expiration of the insurance policies. Notwithstanding the foregoing, insurance escrows are waived so long as the 6420 Wilshire Property is covered by an acceptable blanket policy (which is currently the case). Additionally, during a Lease Sweep Period (as defined below), all excess cash is required to be swept into the lease sweep reserve account.

■	Lockbox and Cash Management. The 6420 Wilshire Loan documents require a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account controlled by the lender and disbursed in accordance with the loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the 6420 Wilshire loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the date on which (a) the debt service coverage ratio is less than 1.33x or (b) the debt service coverage ratio (including the mezzanine loan) is less than 1.125x, (iii) the commencement of a Lease Sweep Period (as defined below) or (iv) the occurrence of a mezzanine loan default and will end, (a) with respect to clause (i) upon a cure related to the event of default, and (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.38x (or at least 1.175x, including the mezzanine loan).

A “Lease Sweep Period” will commence upon the occurrence of: (i) the earliest to occur of (a) with respect to the upcoming termination of the Ranker lease, July 1, 2019 (unless Ranker has renewed its lease prior to such date), (b) with respect to any other Ranker lease expiration date or the expiration of any other Lease Sweep Lease (as defined below), the earlier to occur of (x) the date such tenant is required to give notice of its exercise of its renewal option or (y) nine months prior to such expiration date or the date that such tenant is required to give notice, or (c) nine months prior to the stated maturity date if a Lease Sweep Lease had a term that expires within the 12 month period following the stated maturity date, (ii) a cancellation, surrender or termination of all or a material portion of a Lease Sweep Lease, (iii) a tenant under a Lease Sweep Lease “going dark” in all or a material portion of its leased premises or gives notice of an intent to go dark, (iii) a monetary or material non-monetary default under a Lease Sweep Lease and (iv) the bankruptcy of the tenant (or parent company or lease guarantor) under a Lease Sweep Lease.

A Lease Sweep Period will end on the date: (A) in the case of clause (i) or (ii) above, either the tenant under such lease has exercised its renewal option under its lease (if applicable) or the entire space demised under the applicable lease has been relet pursuant to qualified leases (based on parameters set forth in the 6420 Wilshire Loan documents) and, in either case, the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to re-tenant such leased space, or (B) in the case of clause (iii) above, the subject default has been cured, and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for three consecutive months following such cure, or (C) in the case of cause (iv) above, the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned or (D) in the case of clauses (i) through (iv) above, funds in the lease sweep reserve account equal or exceed an amount equal to $142 multiplied by the square footage of the Lease Sweep Lease in question (the “Lease Sweep Cap”) (provided, that, if funds in the lease sweep reserve account drop below $500,000, the lease sweep will commence again and continue until funds again reach the applicable Lease Sweep Cap).

A “Lease Sweep Lease” means the lease with Ranker, Inc. or any replacement lease.

A “Qualified Lease” is either (a) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease or (ii) a modification of the Lease Sweep Lease approved by the lender, or (b) a replacement lease (i) entered into in accordance with the loan documents and (ii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

■	Property Management. The 6420 Wilshire Property is managed by Beverly Management Group, Inc., a borrower affiliate. Provided that no event of default is occurring under the 6420 Wilshire Loan documents, rating agency and lender approval is not required for the appointment of a manager that meets the requirements for a qualified manager set forth in the 6420 Wilshire Loan documents. The lender may require the borrowers to replace the manager with (x) an unaffiliated manager selected by the borrowers that meets the requirements for a qualified manager set forth in the 6420 Wilshire Loan documents or (y) another property manager chosen by the borrowers and approved by the lender upon the occurrence of: (i) an event of default under the 6420 Wilshire Loan; (ii) a default under the management agreement beyond the cure period; (iii) the insolvency of or commencement of insolvency or bankruptcy proceedings involving the manager; (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (v) if the debt service coverage ratio is less than 1.18x or the combined debt service coverage ratio is less than 1.00x.

LOAN #1: 6420 wilshire

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the 6420 Wilshire Loan, Hermes US Real Estate Debt S.A R.L. funded a mezzanine loan in the amount of $8,000,000 to WWT One, LLC, WWT Two, LLC, WWT Three, LLC and WWT Four, LLC. The mezzanine loan carries an interest rate of 7.9000% per annum and is co-terminus with the 6420 Wilshire Loan. The 6420 Wilshire Loan is subject to an intercreditor agreement.

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 6420 Wilshire Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the 6420 Wilshire Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the 6420 Wilshire Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #2: Eos 21

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		JPMCB
Location (City/State)	Alexandria, Virginia		Cut-off Date Balance(2)		$60,000,000
Property Type	Multifamily		Cut-off Date Balance per Unit(1)		$127,118.64
Size (Units)	1,180		Percentage of Initial Pool Balance		5.5%
Total Occupancy as of 9/30/2017	97.3%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2017	97.3%		Type of Security		Fee Simple
Year Built / Latest Renovation	1963, 1967 / 2012		Mortgage Rate		3.88000%
Appraised Value	$231,400,000		Original Term to Maturity (Months)		84
Appraisal Date	11/21/2017		Original Amortization Term (Months)		NAP
Borrower Sponsor	CIM SMA I-B Investments, LLC		Original Interest Only Period (Months)		84
Property Management	CIM Management, Inc.		First Payment Date		1/1/2018
			Maturity Date		12/1/2024
Underwritten Revenues	$20,888,540
Underwritten Expenses	$9,582,304
Underwritten Net Operating Income (NOI)	$11,306,236		Escrows
Underwritten Net Cash Flow (NCF)	$11,008,876			Upfront	Monthly
Cut-off Date LTV Ratio(1)	64.8%		Taxes	$0	$0
Maturity Date LTV Ratio(1)	64.8%		Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.92x / 1.87x		Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	7.5% / 7.3%		TI/LC	$0	$0
			Other(3)	$186,208	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$150,000,000	65.3%	Purchase Price	$227,750,000	99.1%
Principal’s New Cash Contribution	79,774,092	34.7	Closing Costs	1,837,884	0.8
			Reserves	186,208	0.1
Total Sources	$229,774,092	100.0%	Total Uses	$229,774,092	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the EOS 21 Loan Combination (as defined below).

(2)

The Cut-off Date Balance of $60,000,000 represents the non-controlling note A-2, which is part of a loan combination evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. The related companion loans are evidenced by: (i) the controlling note A-1, with an outstanding principal balance as of the Cut-off Date of $60,000,000 which was securitized in the Benchmark 2018-B2 securitization transaction and (ii) the non-controlling note A-3, with an outstanding principal balance as of the Cut-off Date of $30,000,000, which is currently held by JPMorgan Chase Bank, National Association (“JPMCB”) and is expected to be contributed to one or more future securitization transactions.

(3)	The Upfront Other escrows include $186,208 for deferred maintenance.

■	The Mortgage Loan. The mortgage loan (the “EOS 21 Loan”) is part of a loan combination (the “EOS 21 Loan Combination”) evidenced by three pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,180-unit, four and five-story mid-rise multifamily property in Alexandria, Virginia (the “EOS 21 Property”). The EOS 21 Loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 5.5% of the Initial Pool Balance. The related companion loans (collectively, the “EOS 21 Companion Loans”) are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was securitized in the Benchmark 2018-B2 securitization transaction; and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by JPMCB and is expected to be contributed to one or more future securitization transactions. The EOS 21 Loan Combination accrues interest at an interest rate of 3.88000% per annum. The borrower utilized proceeds of the EOS 21 Loan Combination to purchase the EOS 21 Property, pay origination costs and fund an upfront reserve.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2	$60,000,000	$60,000,000	Benchmark 2018-B3	No
A-3	$30,000,000	$30,000,000	JPMCB(1)	No
Total	$150,000,000	$150,000,000

(1)	Expected to be contributed to one or more securitization transactions.

The EOS 21 Loan Combination had an initial term of 84 months and has a remaining term of 80 months as of the Cut-off Date. The EOS 21 Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the EOS 21 Loan Combination is the due date in December 2024. The EOS 21 Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the EOS 21 Loan Combination documents at any time after the second anniversary of the closing date of the securitization including the last note to be securitized. In addition, if the defeasance lockout period has not occurred by January 1, 2021, the EOS 21 Loan Combination documents permit the borrower to prepay the loan with a yield maintenance premium. Voluntary prepayment of the EOS 21 Loan Combination in full is permitted on or after the due date occurring in October 2024 without defeasance or payment of any prepayment premium.

LOAN #2: Eos 21

■	The Mortgaged Property. The EOS 21 Property is a 1,180-unit, four and five-story mid-rise multifamily property located inside the Capital Beltway (I-495) in Alexandria, Virginia. The EOS 21 Property was built in 1963 and 1967 and most recently renovated in 2012. The EOS 21 Property was 97.3% occupied as of September 30, 2017. The EOS 21 Property consists of three five-story buildings and 11 four-story buildings along with a clubhouse and is comprised of 236 studio units, 604 one-bedroom units and 340 two-bedroom units. The EOS 21 Property amenities include two swimming pools, four tennis courts, a business center, an on-site day care center, a theater room, three children’s playgrounds, a deli, a dog park, a barbecue and picnic area, a coffee center, a game room, a billiards table and a complimentary shuttle service to the Van Dorn Metro Station, which is located approximately 1.0 mile from the EOS 21 Property. The EOS 21 Property has 1,496 parking spaces, resulting in a parking ratio of approximately 1.3 spaces per unit.

The borrower sponsor has budgeted approximately $20.0 million to upgrade and reposition the EOS 21 Property over the next six years. The borrower sponsor plans to renovate all 1,180 units as they become vacant and upgrade common areas and mechanical systems. According to the borrower sponsor, renovations commenced in February 2018 with $12.2 million expected to be invested within the first two years of the loan term. The borrower sponsor anticipates that renovations to units will include new kitchen finishes with stainless steel appliances, new lighting, new washers and dryers and faux wood flooring in all kitchens, which will replace carpets, tile or linoleum. The borrower sponsor plans to renovate all common areas and hallways, upgrade elevator cabs, replace boilers and chillers and replace roofs. According to the borrower sponsor, updates to the EOS 21 Property’s amenity package are anticipated to include the addition of a yoga studio and a pet washing station along with upgrades to the pool area, barbeque area, dog park area and business center. In addition, the borrower sponsor plans to add an extra bedroom to 118 of the EOS 21 Property’s corner one- and two-bedroom units, which it anticipates will cost approximately $1.2 million. Renovated units have experienced an average rent per unit increase of $108 per month.

The following table presents certain information relating to historical leasing at the EOS 21 Property:

Historical Leased %(1)

	2015	2016	As of 9/30/2017
Owned Space	94.9%	96.6%	97.3%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the EOS 21 Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 9/30/2017(2)	2017(2)	Underwritten(2)	Underwritten $ per Unit
Base Rent	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,828,954	$19,860,298	$16,831
Gross Up Vacancy	0	0	0	0	0	0	0
Gross Potential Rent	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,828,954	$19,860,298	$16,831
Total Reimbursements	1,371,997	1,574,004	1,576,022	1,624,937	1,731,864	1,624,937	1,377
Vacancy & Credit Loss & Concessions	(2,142,276)	(1,940,940)	(1,517,386)	(1,331,027)	(1,306,872)	(1,331,027)	(1,128)
Total Rent	$18,564,013	$19,336,234	$19,872,584	$20,154,207	$20,253,946	$20,154,207	17,080
Other Income(3)	736,332	766,460	741,085	734,333	570,406	734,333	622
Effective Gross Income	$19,300,345	$20,102,693	$20,613,669	$20,888,540	$20,824,352	$20,888,540	$17,702

Real Estate Taxes	$1,812,160	$1,623,592	$1,688,312	$1,752,531	$1,784,392	$1,752,531	$1,485
Insurance	350,091	383,147	452,857	450,778	423,252	230,000	195
Management Fee	525,068	545,929	566,070	570,576	563,206	626,656	531
Other Operating Expenses	7,149,302	6,903,501	6,976,242	6,973,117	6,904,926	6,973,117	5,909
Total Operating Expenses	$9,836,620	$9,456,168	$9,683,481	$9,747,002	$9,675,776	$9,582,304	$8,121

Net Operating Income	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,148,576	$11,306,236	$9,582
Replacement Reserves	0	0	0	0	0	297,360	252
Net Cash Flow	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,148,576	$11,008,876	$9,330

Occupancy	NAV	94.9%	96.6%	97.3%	NAV	97.3%
NOI Debt Yield	6.3%	7.1%	7.3%	7.4%	7.4%	7.5%
NCF DSCR	1.60x	1.80x	1.85x	1.89x	1.89x	1.87x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flows are based on the trailing 12-month period ending September 30, 2017. 2017 cash flow numbers have since been received.

(3)	Other Income includes administrative fees, application fees, month to month charges, pet rent, parking income, late fees and laundry income among others.

LOAN #2: Eos 21

■	Appraisal. According to the appraisal, the EOS 21 Property had an “as-is” appraised value of $231,400,000 as of November 21, 2017.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$231,400,000	N/A	5.00%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to a Phase I environmental report, dated October 25, 2017, there are no recognized environmental conditions or recommendations for further action at the EOS 21 Property other than the implementation and maintenance of operations and maintenance programs related to asbestos-containing materials and lead-based paint.

■	Market Overview and Competition. The EOS 21 Property is located inside the Capital Beltway (I-495), close to I-395 and within 2.6 miles of the Mark Center Building (which contains the Department of Defense’s Washington Headquarters Services), 4.0 miles west of Old Town Alexandria and 8.0 miles southwest of the Washington D.C. central business district. The EOS 21 Property is within 15.0 miles of many of Washington D.C.’s major employers including Fannie Mae, Freddie Mac, Northrop Grumman, Booz Allen Hamilton, Lockheed Martin and General Dynamics, as well as the Pentagon, the White House and Capitol Hill. The EOS 21 Property is also located within 8.0 miles of a variety of dining and entertainment attractions located in Old Town Alexandria, Shirlington, the Rosslyn-Ballston Corridor, Crystal City, Pentagon City, and Washington, D.C. In addition, the EOS 21 Property is less than 1.0 mile from the Landmark Mall, which the Howard Hughes Corporation plans to redevelop into a walkable, mixed-used urban village, including new residences, plazas, green spaces for community events, shops, restaurants and a 10-screen movie theater. The project is expected to break ground in the summer of 2018. As of the third quarter 2017, the Suburban Virginia apartment market contains 186,958 rental units in 683 buildings with a vacancy rate of 4.9% and average monthly asking rents of $1,801 per unit. The EOS 21 Property is located in the Seminary Road/Landmark submarket, which is outperforming the market as a whole, with a current vacancy rate of 3.8% and average monthly asking rents of $1,632 per unit. Between 2012 and 2016, a total of 482 new units were completed in the Seminary Road/Landmark submarket. According to the appraisal, there is no competitive supply under construction that is expected to compete with the subject property.

The following table presents certain information relating to the primary competition for the EOS 21 Property:

Directly Competitive Buildings(1)

	EOS 21 Property	The Edlandria	South Port	Whitestone Landmark	Cascade at Landmark
Number of Stories	4 - 5	2 - 3	2 - 3	10	10
Year Built	1963, 1967	1969	1965	1974	1988
Number of units	1,180	233	422	228	277
Unit size (SF):
- Studio	496	-	-	468	-
- 1-BR	708 - 843	730	726 - 889	682	836 -1,007
- 2-BR	1,048 - 1,182	950	949 - 1,117	1,120	1,035 - 1,230
- 3-BR	-	1,100	1,157	-	-
Rent per month:
- Studio	$1,085 - $1,168	-	-	$1,283	-
- 1-BR	$1,273 - $1,459	$1,555	$1,345 - $1,444	$1,463	$1,556 - $1,675
- 2-BR	$1,643 - $1,853	$1,695	$1,719 - $1,819	$2,055	$1,725 - $1,929
- 3-BR	-	$2,290	$1,839	$1,839	-

	The Mark(2)	101 North Ripley	Foxchase of Alexandria
Number of Stories	7 - 9	3	3 -4
Year Built	2016	1963	1940
Number of units	227	189	2,113
Unit size (SF):
- Studio	533	500	549
- 1-BR	467 - 841	700 - 800	1,050
- 2-BR	841 - 1,396	916 - 950	1,180
- 3-BR	1,052 - 1,396	1,000	-
Rent per month:
- Studio	$1,317	$1,160	$1,188
- 1-BR	$1,368 - $1,741	$1,215 - $1,300	$1,687
- 2-BR	$1,421 - $2,722	$1,534 - $1,800	$1,795
- 3-BR	N/A	$1,820	-

(1)	Source: Appraisal.

(2)	The data does not include information for the 3-BR rent per month for The Mark.

LOAN #2: Eos 21

■	The Borrower. The borrower for the EOS 21 Loan Combination is 140 South Van Dorn Street (VA) Owner, LLC, a Delaware limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the EOS 21 Loan Combination. CIM SMA I-B Investments, LLC is the non-recourse carveout guarantor for the EOS 21 Loan Combination.

■	Escrows. On the origination date of the EOS 21 Loan Combination, the borrower funded a reserve of $186,208 for deferred maintenance.

The requirement for the borrower to fund a tax reserve on each due date is waived so long as (i) no event of default under the loan documents has occurred and is continuing and (ii) the borrower has provided the lender with satisfactory evidence that all taxes have been paid on or prior to the due date. The requirement for the borrower to fund an insurance reserve on each due date is waived so long as (a) no event of default has occurred and is continuing, and (b) the borrower has provided the lender with reasonably satisfactory evidence that the EOS 21 Property is insured under a blanket insurance policy in accordance with the loan agreement.

■	Lockbox and Cash Management. The EOS 21 Loan Combination is structured with a soft lockbox with springing cash management. The borrower is required to cause the property manager to deposit all revenues from the residential portion of the EOS 21 Property (and the commercial tenants are required to deposit all rents directly) into the lockbox account controlled by the lender within three business days of receipt. Prior to the occurrence of an EOS 21 Cash Sweep Event (as defined below), funds deposited into the lockbox account in excess of the required balance of $5,000 are required to be disbursed to the borrower’s operating account on a daily basis. During an EOS 21 Cash Sweep Event, the funds in the lockbox account are required to be swept to a segregated cash management account under the control of the lender and all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the EOS 21 Loan Combination. The lender has been granted a first priority security interest in the cash management account. In the event the owners of the borrower incur mezzanine debt in accordance with the loan documents, the borrower is required to implement in-place cash management.

An “EOS 21 Cash Sweep Event” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, or (iii) a EOS 21 Property Manager Trigger (as defined below), and continuing until the earlier of (a) the due date following the related EOS 21 Cash Sweep Event cure or (b) payment in full of all amounts under the EOS 21 Loan Combination documents.

An “EOS 21 Property Manager Trigger” means (i) any bankruptcy or insolvency action of an unaffiliated property manager and either (x) the borrower has not replaced the manager with a qualified manager under a replacement management agreement within 60 days following the borrower’s knowledge of such action or (y) such action has not been discharged or dismissed within 30 days following its filing or (ii) any bankruptcy or insolvency action of an affiliated manager, if the borrower has not replaced the manager with a qualified manager within 15 days following the borrower’s knowledge of such action, provided that, in either case, the borrower will have an additional 30 day period to replace the manager to the extent that it has diligently found an otherwise reasonably acceptable replacement manager and the failure to finalize such replacement is solely due to a delay in the lender or servicer approval or rating agency confirmation.

■	Property Management. The EOS 21 Property is currently managed by CIM Management, Inc., a borrower affiliate. Under the EOS 21 Loan Combination documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager upon the occurrence of any of the following: (i) an event of default has occurred and remains uncured; (ii) the property manager becomes subject to a bankruptcy or insolvency action (other than an involuntary bankruptcy action with respect to an unaffiliated manager that is not discharged or dismissed within 30 days following its filing); or (iii) a material default occurs under the management agreement which remains uncured beyond any applicable notice or cure period.

■	Mezzanine or Subordinate Indebtedness. The EOS 21 Loan Combination documents permit one or more of the owners of direct or indirect ownership interests in the borrower to obtain one or more loans secured by such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the combined loan-to-value ratio does not exceed 65.0%, (ii) the combined debt service coverage ratio (as calculated in the EOS 21 Loan Combination documents) is not less than 1.89x, (iii) the lenders execute a customary intercreditor agreement acceptable to the lender in its reasonable discretion, (iv) receipt of a rating agency confirmation, and (v) the implementation of in-place cash management such that the funds are swept daily from the lockbox account to the cash management account and payments on the mezzanine loan are made only after payment of all operating expenses and amounts then due in accordance with the EOS 21 Loan Combination documents.

■	Release of Collateral. Not permitted.

LOAN #2: Eos 21

■	Terrorism Insurance. The borrower is required to maintain (i) an “all-risk” insurance policy in an amount equal to the greater of (A) $219,468,600 or (B) the original principal balance of the EOS 21 Loan Combination, (ii) a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity), (iii) a commercial general liability insurance policy with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, and (iv) umbrella and excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy, with each of the foregoing providing coverage for terrorism. If TRIPRA is no longer in effect and provided that terrorism insurance is commercially available, the borrower is not required to pay for any premiums in excess of 200% of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of the terrorism component); provided that, if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #3: The Socal portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	24	Loan Seller		CREFI
Location (City/State)	Various, California	Cut-off Date Balance(2)		$50,000,000
Property Type	Various	Cut-off Date Balance per SF(1)		$104.49
Size (SF)	2,194,425	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 1/31/2018	83.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/31/2018	83.8%	Type of Security(3)		Various
Year Built / Latest Renovation	Various	Mortgage Rate		4.89000%
Appraised Value	$386,140,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		360
Borrower Sponsor	Donald G. Abbey	Original Interest Only Period (Months)		60
Property Management	The Abbey Management Company LLC	First Payment Date		3/6/2018
		Maturity Date		2/6/2028

Underwritten Revenues	$35,466,096
Underwritten Expenses	$12,079,824	Escrows(4)
Underwritten Net Operating Income (NOI)	$23,386,272		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$21,584,994	Taxes	$0	$219,172
Cut-off Date LTV Ratio(1)	59.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	54.7%	Replacement Reserve(5)	$0	$35,400
DSCR Based on Underwritten NOI / NCF(1)	1.60x / 1.48x	TI/LC(6)	$8,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.2% / 9.4%	Other(7)	$4,863,915	$109,872

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$229,300,000	98.6%	Loan Payoff	$215,200,917	92.6%
Principal’s New Cash Contribution	1,560,056	0.7	Reserves	12,863,915	5.5
Other Sources(8)	1,635,345	0.7	Closing Costs	4,430,569	1.9

Total Sources	$232,495,401	100.0%	Total Uses	$232,495,401	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the SoCal Portfolio Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $50,000,000 represents the non-controlling notes A-1-2 and A-1-3 of the $229,300,000 SoCal Portfolio Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Barclays Bank PLC (“Barclays”). Cantor Commercial Real Estate Lending, L.P. (“CCRE”) acquired note A-1-4 with an outstanding principal balance as of the Cut-off Date of $37,580,000 from CREFI on March 1, 2018. See the “Loan Combination Summary” table in “—The Mortgage Loan” below.

(3)	Twenty (20) of the SoCal Portfolio Properties are fee simple interests, three are leasehold interests and one property has both a fee simple and leasehold interest. See the “SoCal Portfolio Property Summary” table in “—The Mortgaged Properties” below.

(4)	See “—Escrows” below.

(5)	The Replacement Reserve is capped at $1,000,000. The borrowers are not required to make a monthly Replacement Reserve deposit unless the Replacement Reserve account balance falls below the Replacement Reserve cap of $1,000,000, after which, on each monthly payment date, the borrowers must make an ongoing Replacement Reserve deposit equal to $35,400 until the Replacement Reserve balance equals or exceeds the Replacement Reserve cap of $1,000,000.

(6)	The borrowers are required to make monthly TI/LC reserve deposits (i) through and including the monthly payment date occurring in February 2023 of approximately $1.25 per SF per annum (initially $228,586 per month) and (ii) from and after the monthly payment date occurring in March 2023 of approximately $0.75 per SF per annum. If the amount in the TI/LC reserve equals or exceeds (i) $5,000,000 through and including the monthly payment date occurring in February 2023 or (ii) $2,000,000 from and after the monthly payment date in March 2023 through the Maturity Date, then monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date.

(7)	Upfront Other Reserve includes $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, $1,107,960 for free rent related to existing tenants, $1,000,000 to be used in connection with extending the ground leases of the Cityview Plaza Property and/or Anaheim Stadium Industrial Property, $977,151 of deferred maintenance and $219,743 for payment of ground rent under the terms of the existing ground leases. Monthly Other Reserve includes approximately $109,872 in monthly payments of ground rent under the terms of the existing ground leases.

(8)	Other Sources represents the return of taxes and insurance funds that were held in reserve in connection with the prior loan encumbering the SoCal Portfolio Properties.

■	The Mortgage Loan. The mortgage loan (the “SoCal Portfolio Loan”) is part of a loan combination (the “SoCal Portfolio Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple and leasehold interests in 24 properties (each, a “SoCal Portfolio Property” and collectively the “SoCal Portfolio Properties”) primarily located in southern California. The SoCal Portfolio Properties consist of ten retail, eight office, three mixed-use and three industrial properties totaling 2,194,425 SF. The SoCal Portfolio Loan, which is evidenced by the non-controlling notes A-1-2 and A-1-3, had an aggregate original principal balance of $50,000,000, has an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.6% of the Initial Pool Balance. The “Loan Combination Summary” table below summarizes the remaining promissory notes. The SoCal Portfolio Loan Combination, which accrues interest at a rate of 4.89000% per annum, was co-originated by CREFI and Barclays on February 6, 2018, had an original principal balance of $229,300,000 and has an outstanding principal balance as of the Cut-off Date of $229,300,000. CCRE acquired note A-1-4 with an original principal balance of $37,580,000 and an outstanding principal balance as of the Cut-off Date of $37,580,000 from CREFI on March 1, 2018. The proceeds of the SoCal Portfolio Loan Combination were primarily used to refinance the SoCal Portfolio Properties, fund reserves and pay origination costs.

LOAN #3: The Socal portfolio

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	CGCMT 2018-B2	Yes
A-1-2	$35,000,000	$35,000,000	Benchmark 2018-B3	No
A-1-3	$15,000,000	$15,000,000	Benchmark 2018-B3	No
A-1-4	$37,580,000	$37,580,000	UBS 2018-C9	No
A-2-1	$45,000,000	$45,000,000	WFCM 2018-C43	No
A-2-2	$46,720,000	$46,720,000	Barclays(1)	No
Total	$229,300,000	$229,300,000

(1)	Expected to be contributed to one or more future securitization transactions.

The SoCal Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The SoCal Portfolio Loan Combination requires interest only payments through and including the monthly payment date in February 2023 followed by payments of principal and interest for the remaining term of the SoCal Portfolio Loan Combination. The scheduled maturity date of the SoCal Portfolio Loan Combination is the due date in February 2028. At any time after the earlier of February 6, 2021 and the second anniversary of the securitization of the last portion of the SoCal Portfolio Loan Combination, the SoCal Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the SoCal Portfolio Loan Combination documents. Voluntary prepayment of the SoCal Portfolio Loan Combination is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Properties. The SoCal Portfolio Properties are 24 properties totaling 2,194,425 SF located primarily in southern California. The SoCal Portfolio Properties were built between 1968 and 1992 and range in size from 12,610 SF to 265,898 SF. The breakdown of property types across the SoCal Portfolio Properties is ten retail, eight office, three mixed use and three industrial properties. The borrower sponsor has owned all of the SoCal Portfolio Properties for at least 16 years with 20 of the 24 properties being acquired by the borrower sponsor prior to 2000. The SoCal Portfolio properties exhibited a total portfolio occupancy of 83.8% as of January 31, 2018 with individual property occupancy rates ranging from 47.0% at the Fresno Airport Property (0.4% of the allocated loan combination amount) to 100.0% at five of the SoCal Portfolio Properties (with a combined allocated loan combination amount of 12.8%). No individual tenant makes up more than 4.8% of total UW base rent or 4.0% of total SF across the SoCal Portfolio Properties. See the tables below for additional information related to the SoCal Portfolio Properties.

The following table presents certain information related to the property types of the SoCal Portfolio Properties:

SoCal Portfolio Property Type Summary

Property Type	# of Properties	Building GLA	% of Total Building GLA	Cut-off Date Allocated Loan Combination Amount	% of Cut-off Date Allocated Loan Combination Amount	UW NCF	% of UW NCF
Office	8	880,804	40.1%	$82,634,684	36.0%	$7,980,791	37.0%
Retail	10	563,890	25.7	79,285,474	34.6	6,943,789	32.2
Mixed Use	3	364,302	16.6	49,875,359	21.8	5,116,034	23.7
Industrial	3	385,429	17.6	17,504,484	7.6	1,544,381	7.2
Total	24	2,194,425	100.0%	$229,300,000	100.0%	$21,584,994	100.0%

LOAN #3: The Socal portfolio

The following table presents certain information related to the individual SoCal Portfolio Properties:

SoCal Portfolio Property Summary

Property	Property Type	City(1)	County(1)	Building GLA	Occupancy as of 1/31/2018	Cut-off Date Allocated Loan Combination Amount	% of Cut-off Date Allocated Loan Combination Amount	Ownership Interest
Aliso Viejo Commerce Center	Retail	Aliso Viejo	Orange	65,107	89.7%	$27,761,791	12.1%	Fee Simple
Transpark Commerce	Office	Ontario	San Bernardino	204,099	74.4%	25,143,236	11.0	Fee Simple
Wimbledon	Mixed Use	Victorville	San Bernardino	123,948	94.7%	22,230,241	9.7	Fee Simple
Palmdale Place	Mixed Use	Palmdale	Los Angeles	129,294	89.1%	16,250,000	7.1	Fee Simple/Leasehold(2)
Sierra Gateway	Office	Palmdale	Los Angeles	133,851	76.6%	14,800,000	6.5	Fee Simple
Fresno Industrial Center	Industrial	Fresno	Fresno	265,898	97.2%	14,000,000	6.1	Fee Simple
Upland Freeway	Retail	Upland	San Bernardino	116,061	94.4%	13,032,927	5.7	Fee Simple
Commerce Corporate Center	Office	Commerce	Los Angeles	68,513	93.1%	13,000,000	5.7	Fee Simple
Moreno Valley	Mixed Use	Moreno Valley	Riverside	111,060	94.0%	11,395,118	5.0	Fee Simple
Airport One Office Park	Office	Long Beach	Los Angeles	88,284	100.0%	11,394,743	5.0	Leasehold(3)
Colton Courtyard	Retail	Colton	San Bernardino	122,082	65.2%	7,375,987	3.2	Fee Simple
The Abbey Center	Office	Palm Springs	Riverside	67,335	86.5%	7,244,116	3.2	Fee Simple
Upland Commerce Center	Retail	Upland	San Bernardino	47,677	86.0%	6,879,276	3.0	Fee Simple
Diamond Bar	Retail	Diamond Bar	Los Angeles	20,528	100.0%	6,650,000	2.9	Fee Simple
Atlantic Plaza	Retail	Long Beach	Los Angeles	32,728	100.0%	6,000,000	2.6	Fee Simple
Ming Office Park	Office	Bakersfield	Kern	117,924	56.5%	5,552,589	2.4	Fee Simple
10th Street Commerce Center	Retail	Lancaster	Los Angeles	96,589	52.3%	4,913,128	2.1	Fee Simple
Cityview Plaza	Office	Garden Grove	Orange	148,271	96.4%	4,500,000	2.0	Leasehold(4)(6)
Garden Grove Town Center	Retail	Garden Grove	Orange	12,610	100.0%	3,502,732	1.5	Fee Simple
30th Street Commerce Center	Retail	Palmdale	Los Angeles	33,020	49.5%	1,875,896	0.8	Fee Simple
Mt. Vernon Commerce Center	Industrial	Colton	San Bernardino	29,600	77.8%	1,754,484	0.8	Fee Simple
Anaheim Stadium Industrial	Industrial	Anaheim	Orange	89,931	100.0%	1,750,000	0.8	Leasehold(5)(6)
25th Street Commerce Center	Retail	Palmdale	Los Angeles	17,488	58.8%	1,293,737	0.6	Fee Simple
Fresno Airport	Office	Fresno	Fresno	52,527	47.0%	1,000,000	0.4	Fee Simple
Total / Wtd. Avg.				2,194,425	83.8%	$229,300,000	100.0%

(1)	All of the properties are located in the state of California.

(2)	One of the eight buildings of the Palmdale Place Property is encumbered by a ground lease with an initial expiration date of March 31, 2052. Thereafter, the ground lease has three, 10-year renewal options remaining.

(3)	The Airport One Office Park Property is encumbered by a ground lease with an initial expiration of January 12, 2040. Thereafter, the ground lease has two, five-year renewal options remaining.

(4)	The Cityview Plaza Property is encumbered by a ground lease with an expiration date of September 30, 2035.

(5)	The Anaheim Stadium Industrial Property is encumbered by a ground lease with an expiration date of April 30, 2034.

(6)	In connection with the origination of the SoCal Portfolio Loan Combination, the borrowers funded $1,000,000 into a ground lease extension reserve which funds are to be used to extend the terms of both the Cityview Plaza Property and Anaheim Stadium Industrial Property ground leases. Should the borrowers not extend the terms of either the Cityview Plaza Property or Anaheim Stadium Industrial Property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties.

LOAN #3: The Socal portfolio

The following table presents certain information relating to the major tenants at the SoCal Portfolio Properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
The Capital Group Companies	NR / NR / NR	88,284	4.0%	$1,517,300	4.8%	$17.19	4/30/2025	2, 5-year options
County of Los Angeles(3)	AA- / Aa2 / AA	58,755	2.7	1,252,415	3.9	$21.32	2/29/2020	NAP
Antelope Valley Community College District	NR / Aa2 / AA	50,720	2.3	1,092,031	3.4	$21.53	10/31/2046	4, 15-year options
County of San Bernardino	AA+ / A1 / AA-	34,469	1.6	992,034	3.1	$28.78	9/30/2024	2, 5-year options
GSA (United States of America)(4)(5)	AAA / Aaa / AA+	30,483	1.4	884,656	2.8	$29.02	Various	NAP
Heritage Victor Valley Medical Group(6)	NR / NR / NR	41,875	1.9	814,387	2.6	$19.45	Various	Various
Fiat Chrysler Automobiles	BB / Baa3 / BB+	27,965	1.3	630,690	2.0	$22.55	7/31/2028	2, 5-year options
The Abbey Management Co LLC(7)	NR / NR / NR	27,663	1.3	616,225	1.9	$22.28	Various	NAP
Stantec Consulting Services Inc.	NR / NR / NR	25,203	1.1	553,458	1.7	$21.96	3/31/2023	3, 5-year options
Candor-AGS, Inc.	NR / NR / NR	125,183	5.7	527,796	1.7	$4.22	5/31/2020	2, 3-year options
Ten Largest Tenants		510,600	23.3%	$8,880,993	27.8%	$17.39
Remaining Owned Tenants		1,328,177	60.5	23,013,546	72.2	$17.33
Vacant		355,648	16.2	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		2,194,425	100.0%	$31,894,539	100.0%	$17.35

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(3)	The County of Los Angeles leases 49,500 SF used by the Department of Children and Family Services expiring February 29, 2020 and 9,255 SF used by the Department of Mental Health on a month-to-month basis. The 9,255 SF space has been month-to-month since August 31, 2017 while the County of Los Angeles has been negotiating a lease renewal at the Palmdale Place Property.

(4)	GSA (United States of America) leases 30,483 SF across four of the SoCal Portfolio Properties. 8,892 SF expires on January 14, 2019, 8,434 SF expires on January 31, 2022, 4,996 SF expires on May 16, 2025, 3,929 SF expires on March 31, 2018, 3,000 SF expires on August 5, 2022, and 1,232 SF expires on December 20, 2022.

(5)	GSA (United States of America) has the option to terminate the 8,892 SF space that expires on January 14, 2019 at any time by giving at least 180 days’ prior written notice. GSA (United States of America) has the option to terminate the 4,996 SF that expires on May 16, 2025 at any time after May 16, 2020 by giving at least 90 days’ prior written notice.

(6)	Heritage Victor Valley Medical Group leases 12,915 SF that expires September 30, 2024, 12,283 SF that expires October 31, 2018, 5,151 SF that expires November 30, 2018, 4,384 SF that expires April 30, 2020, 3,942 SF that expires January 31, 2020 and 3,200 SF that expires February 29, 2024. Heritage Victor Valley Medical Group has one, three-year renewal option with 180 days’ notice related to the 12,283 SF space that expires October 31, 2018.

(7)	The Abbey Management Co LLC leases 27,663 SF across eight of the SoCal Portfolio Properties. 10,018 SF expires on May 31, 2020, 5,519 SF expires on August 31, 2022, 3,715 SF expires on May 31, 2018, 3,199 SF expires on January 31, 2021, 2,368 SF expires on August 31, 2018, 1,278 SF expires on November 30, 2022, 945 SF expires on November 30, 2020 and 621 SF expires on September 30, 2022. The Abbey Management Co LLC may terminate any of its space upon 30 days’ notice.

The following table presents the lease rollover schedule at the SoCal Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	25,194	1.1%	1.1%	$399,849	1.3%	$15.87	9
2018	214,118	9.8	10.9%	3,593,142	11.3	$16.78	67
2019	249,933	11.4	22.3%	4,039,741	12.7	$16.16	97
2020	398,320	18.2	40.4%	5,610,555	17.6	$14.09	93
2021	165,102	7.5	48.0%	3,246,167	10.2	$19.66	62
2022	212,902	9.7	57.7%	4,015,405	12.6	$18.86	65
2023	170,313	7.8	65.4%	2,710,868	8.5	$15.92	29
2024	90,138	4.1	69.5%	2,167,815	6.8	$24.05	13
2025	156,516	7.1	76.7%	2,858,241	9.0	$18.26	11
2026	24,625	1.1	77.8%	479,916	1.5	$19.49	4
2027	35,657	1.6	79.4%	519,565	1.6	$14.57	5
2028	45,239	2.1	81.5%	1,161,245	3.6	$25.67	4
2029 & Thereafter	50,720	2.3	83.8%	1,092,031	3.4	$21.53	1
Vacant	355,648	16.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	2,194,425	100.0%		$31,894,539	100.0%	$17.35	460

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(4)	Total / Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

LOAN #3: The Socal portfolio

The following table presents certain information relating to historical leasing at the SoCal Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	2016	As of 1/31/2018(2)
Owned Space	71.4%	73.5%	73.8%	80.5%	83.8%

(1)	As provided by the borrower and which represents average occupancy for the entire portfolio for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated January 31, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the SoCal Portfolio Properties:

Cash Flow Analysis

	2014		2015		2016		TTM 10/31/2017		Underwritten		Underwritten $ per SF
Base Rent(1)	$22,635,136		$24,966,236		$26,195,773		$27,378,658		$30,806,862		$14.04
Rent Steps(2)	0		0		0		0		1,087,677		0.50
Gross Up Vacancy	0		0		0		0		7,076,821		3.22
Reimbursements	3,383,522		3,469,630		4,056,635		4,228,189		3,599,321		1.64
Other Income	209,157		165,397		187,042		177,985		0		0.00
Gross Revenue	$26,227,815		$28,601,263		$30,439,450		$31,784,832		$42,570,681		$19.40
Vacancy & Credit Loss	0		0		0		0		(7,104,585)		(3.24)
Effective Gross Income	$26,227,815		$28,601,263		$30,439,450		$31,784,832		$35,466,096		$16.16

Real Estate Taxes	$2,619,257		$2,422,015		$2,628,392		$2,586,760		$2,633,658		$1.20
Insurance	405,884		435,705		430,089		437,377		419,250		0.19
Management Fee	786,834		858,038		913,184		953,545		1,063,983		0.48
Other Operating Expenses	7,155,517		7,382,192		7,398,260		7,733,951		7,962,933		3.63
Total Operating Expenses	$10,967,492		$11,097,950		$11,369,925		$11,711,633		$12,079,824		$5.50

Net Operating Income	$15,260,323		$17,503,313		$19,069,526		$20,073,199		$23,386,272		$10.66
TI/LC	0		0		0		0		1,376,463		0.63
Capital Expenditures	0		0		0		0		424,815		0.19
Net Cash Flow	$15,260,323		$17,503,313		$19,069,526		$20,073,199		$21,584,994		$9.84

Occupancy(3)	73.5%		73.8%		80.5%		NAV		83.3%
NOI Debt Yield	6.7%		7.6%		8.3%		8.8%		10.2%
NCF DSCR	1.05	x	1.20	x	1.31	x	1.38	x	1.48	x

(1)	The Increase from TTM 10/31/2017 Base Rent to Underwritten Base Rent is primarily from (i) rent abatements and (ii) new leasing at the 24 SoCal Portfolio Properties.

(2)	Underwritten Rent Steps includes contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(3)	Underwritten Occupancy represents the underwritten economic vacancy of 16.7%.

■	Appraisal. According to the appraisal, the SoCal Portfolio Properties had an aggregate “as-is” appraised value of $386,140,000 with value dates ranging from of November 23, 2017 through December 9, 2017.

■	Environmental Matters. According to the Phase I environmental reports, dated between December 6, 2017 and December 15, 2017, there are no recognized environmental conditions or recommendations for further action for the SoCal Portfolio Properties with the exception of the 30th Street Commerce Center property. At the 30th Street Commerce Center property, a drycleaner has operated from approximately 1987 to the present, which previously utilized Tetrachloroethene (“PCE”) as a cleaning solvent until the former PCE dry cleaning machine was replaced with the existing hydrocarbon machine. A sub slab depressurization (“SSD”) system was installed and has been operating with monthly monitoring since January 2016. The Phase I environmental report noted that since July 2016, the data has indicated stable to decreasing trends but the continued presence of PCE in soil vapor and the ongoing operation of the SSD system are considered a recognized environmental condition. The Phase I environmental report recommended the continued operation of the onsite SSD system.

LOAN #3: The Socal portfolio

■	Market Overview and Competition. The SoCal Portfolio Properties are located primarily in southern California within four different metropolitan statistical areas (each a “MSA”), the Los Angeles-Long Beach-Anaheim, California MSA, the Riverside-San Bernardino-Ontario, California MSA, the Fresno, California MSA and the Bakersfield, California MSA. See the tables below for demographic summaries of each MSA as well as each SoCal Portfolio Property’s three-mile radius demographics and third quarter 2017 CoStar data for each SoCal Portfolio Property’s submarket related to vacancy rates and average asking rents.

The following table presents certain information relating to the four MSAs containing the 24 SoCal Portfolio Properties:

MSA	Estimated 2017 Population(1)	Average Household Income(1)
Los Angeles-Long Beach-Anaheim, California MSA	13,505,354	$95,979
Riverside-San Bernardino-Ontario, California MSA	4,542,092	$80,989
Fresno, California MSA	989,303	$71,247
Bakersfield, California MSA	897,549	$71,956

(1)	Source: Appraisals.

The following table presents certain information relating to the markets and submarkets for the SoCal Portfolio Properties:

SoCal Portfolio Market and Submarket Summary(1)

MSA/Property Name	Property Type	Allocated Loan Combination Original Balance	% Allocated Loan Combination Original Balance	Estimated 2017 3-mile population(1)	Estimated 2017 3-mile average household income(1)	CoStar third quarter 2017 Submarket Vacancy Rate(1)	CoStar third quarter 2017 Submarket Average Asking Rent(1)
Los Angeles-Long Beach-Anaheim, California MSA
1. Aliso Viejo Commerce Center	Retail	$27,761,791	12.1%	117,048	$143,075	6.1%	$36.24
2. Palmdale Place	Mixed Use	16,250,000	7.1	91,940	$56,970	7.1%	$20.64
3. Sierra Gateway	Office	14,800,000	6.5	45,569	$64,815	11.7%	$27.36
4. Commerce Corporate Center	Office	13,000,000	5.7	285,547	$54,922	5.7%	$26.88
5. Airport One Office Park	Office	11,394,743	5.0	209,537	$92,984	5.9%	$27.48
6. Diamond Bar	Retail	6,650,000	2.9	88,780	$117,892	4.8%	$23.76
7. Atlantic Plaza	Retail	6,000,000	2.6	222,506	$75,864	4.0%	$25.44
8. 10th Street Commerce Center	Retail	4,913,128	2.1	108,567	$65,180	7.1%	$20.64
9. Cityview Plaza	Office	4,500,000	2.0	285,041	$74,770	5.1%	$20.88
10. Garden Grove Town Center	Retail	3,502,732	1.5	307,079	$74,560	5.0%	$26.52
11. 30th Street Commerce Center	Retail	1,875,896	0.8	94,574	$56,656	7.1%	$20.64
12. Anaheim Stadium Industrial	Industrial	1,750,000	0.8	242,186	$77,761	1.2%	$10.92
13. 25th Street Commerce Center	Retail	1,293,737	0.6	94,574	$56,656	7.1%	$20.64
Total / Wtd. Avg.		$113,692,027	49.6%	150,040	$88,865

Riverside-San Bernardino-Ontario, California MSA
1. Transpark Commerce	Office	$25,143,236	11.0%	90,310	$66,638	8.2%	$22.10
2. Wimbledon	Mixed Use	22,230,241	9.7	61,223	$63,876	5.8%	$14.52
3. Upland Freeway	Retail	13,032,927	5.7	197,498	$73,803	7.9%	$20.52
4. Moreno Valley	Mixed Use	11,395,118	5.0	148,277	$63,775	8.3%	$21.60
5. Colton Courtyard	Retail	7,375,987	3.2	72,483	$68,123	8.3%	$21.60
6. The Abbey Center	Office	7,244,116	3.2	57,711	$77,681	10.2%	$21.39
7. Upland Commerce Center	Retail	6,879,276	3.0	187,747	$82,335	7.9%	$20.52
8. Mt. Vernon Commerce Center	Industrial	1,754,484	0.8	83,332	$65,052	6.8%	$11.64
Total / Wtd. Avg.		$95,055,384	41.5%	108,208	$68,695

Fresno, California MSA
1. Fresno Industrial Center	Industrial	$14,000,000	6.1%	52,913	$41,851	4.0%	$4.08
2. Fresno Airport	Office	1,000,000	0.4	156,366	$47,342	9.3%	$13.92
Total / Wtd. Avg.		$15,000,000	6.5%	59,810	$42,217

Bakersfield, California MSA
1. Ming Office Park	Office	$5,552,589	2.4%	137,102	$68,911	9.2%	$19.80
Total / Wtd. Avg.		$5,552,589	2.4%	137,102	$68,911

(1)	Source: Appraisals.

LOAN #3: The Socal portfolio

■	The Borrowers. The borrowers are 27 different single-purpose, single-asset entities that are 99.0% owned by Abbey-Properties LLC and 1.0% owned by DGA Properties LLC. DGA Properties LLC is wholly owned by Abbey-Properties LLC, which is wholly owned by The Abbey Companies LLC (“The Abbey Company”), which is wholly owned by Donald G. Abbey, an individual. A non-consolidation opinion has been delivered in connection with the origination of the SoCal Portfolio Loan Combination. Donald G. Abbey is the non-recourse carveout guarantor of the SoCal Portfolio Loan Combination.

The Abbey Company is a privately-held real estate investment and management firm founded in 1990 by Donald G. Abbey, who possesses 33 years of experience in the real estate industry. The Abbey Company acquires multi-tenant commercial properties in southern California and has established a local presence in the southern California market with offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Sacramento counties. The Abbey Company handles all aspects of real estate ownership, including in-house leasing, management, construction, property services and acquisitions. The Abbey Company has a senior management team of eight professionals and over 75 total employees with a current portfolio size of over 34 properties encompassing around 2.3 million SF and near 1,000 tenants.

■	Escrows. On the origination date of the SoCal Portfolio Loan Combination, proceeds from the SoCal Portfolio Loan Combination funded reserves of (i) $8,000,000 for future tenant improvements and leasing commissions, (ii) $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, (iii) $1,107,960 for free rent related to existing tenants, (iv) $1,000,000 for costs related to extending the ground leases at the Anaheim Stadium Industrial Property and Cityview Plaza Property, (v) $977,151 for deferred maintenance and (vi) $219,743 to pay for ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold ownership interest.

On each due date, the borrowers will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $219,172), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) $35,400 for replacement reserves subject to a cap of $1,000,000, (iv) $109,872 ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold interest, and (v) monthly TI/LC reserve deposits (a) through and including the monthly payment date occurring in February 2023 of approximately $1.25 per SF per annum (initially $228,586) and (b) from and after the monthly payment date occurring in March 2023 of approximately $0.75 per SF per annum. If the amount in the TI/LC reserve equals or exceeds (a) $5,000,000 through and including the monthly payment date occurring in February 2023 or (b) $2,000,000 from and after the monthly payment date in March 2023 through the Maturity Date, monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date. As of the origination date of the SoCal Portfolio Loan Combination, the borrowers satisfied conditions for the monthly insurance reserve to be waived.

Should the borrowers not extend the term of either the Cityview Plaza Property or Anaheim Stadium Industrial Property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties.

■	Lockbox and Cash Management. The SoCal Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrowers were required to send tenant direction letters to all tenants under Major Leases (as defined below) instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrowers or the property manager are required to be deposited in the lockbox within two business days of receipt. During a SoCal Portfolio Cash Management Trigger Event (as defined below), all funds in the lockbox account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the SoCal Portfolio Loan Combination documents. Provided no SoCal Portfolio Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the SoCal Portfolio Loan Combination documents. To the extent a SoCal Portfolio Trigger Period has occurred and is continuing, excess cash is held by the lender as an additional reserve. Upon an event of default under the SoCal Portfolio Loan documents, the lender may apply funds held in such order of priority as it may determine.

LOAN #3: The Socal portfolio

A “Major Lease” means as to each individual property (i) any lease which, individually or when aggregated with all other leases at the applicable individual property with the same tenant or its affiliate, either (a) accounts for 15% or more of the total gross revenues for the applicable individual property (provided that such lease does not constitute a Major Lease pursuant to this clause (a) if such lease accounts for less than 0.50% of the total gross revenues for the portfolio), or (b) demises 15,000 rentable square feet or more of the applicable individual property’s gross leasable area (provided that such lease does not constitute a major lease pursuant to this clause (b) if such lease demises less than 0.75% of the total rentable square feet for the portfolio), (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to purchase all or any portion of any individual property, (iii) any lease entered into during the continuance of an event of default and (iv) any instrument guaranteeing or providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

A “SoCal Portfolio Cash Management Trigger Event” will commence upon the earliest to occur of (i) an event of default or (ii) the debt yield falling below 7.75%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured and (b) with respect to clause (ii) above, the debt yield being at least 8.0% for two consecutive calendar quarters. A cure of any SoCal Portfolio Cash Management Trigger Event may occur no more than one time during the term of the SoCal Portfolio Loan.

A “SoCal Portfolio Trigger Period” will commence upon the earliest to occur of (i) an event of default or (ii) the debt yield falling below 7.25%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured and (b) with respect to clause (ii) above, the debt yield being at least 7.5% for two consecutive calendar quarters.

■	Property Management. The SoCal Portfolio Properties are currently managed by The Abbey Management Company LLC, an affiliate of the borrowers. The lender has the right to, or to direct the borrowers to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) there exists a continuing event of default (beyond any applicable notice and cure periods); (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager if (i) no event of default has occurred and is continuing under the SoCal Portfolio Loan documents, (ii) the lender receives at least sixty days’ prior written notice, (iii) such replacement or assignment (as applicable) will not result in any event that would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a material adverse effect to occur under any reciprocal easement agreement, and (iv) the applicable new manager is approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation) and engaged pursuant to a management agreement approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation). The borrowers cannot permit the property manager to resign as manager or otherwise cease managing the applicable property until a new manager is engaged to manage such property in accordance with the applicable terms and conditions of the SoCal Portfolio Loan documents.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the SoCal Portfolio Loan Combination, the SoCal Portfolio Loan Combination documents permit a partial release of one or more of the individual SoCal Portfolio Properties at any time after the earlier of February 6, 2021 and the second anniversary of the securitization of the last piece of the SoCal Portfolio Loan Combination, subject to certain conditions, including, without limitation, the following: (i) delivery of the partial defeasance collateral with respect to the SoCal Portfolio Property in accordance with the SoCal Portfolio Loan Combination documents, in each case in an amount equal to the greater of (A) 120% of the allocated loan amount for the individual SoCal Portfolio Property to be released and (B) the net sales proceeds applicable to such property, (ii) as of the release date, after giving effect to the release, the debt yield for the remaining individual SoCal Portfolio Properties is at least equal to the greater of (x) the debt yield for all individual SoCal Portfolio Properties securing the SoCal Portfolio Loan Combination immediately prior to the release and (y) the debt yield of all SoCal Portfolio Properties at origination of the SoCal Portfolio Loan, (iii) as of the release date, after giving effect to the release, the loan-to-value ratio for the remaining individual SoCal Portfolio Properties is no greater than the lesser of (a) 59.5% and (b) the loan-to-value ratio for the individual SoCal Portfolio Properties securing the SoCal Portfolio Loan Combination immediately prior to the release date, as applicable, and (v) delivery to lender of a REMIC opinion and rating agency confirmation.

LOAN #3: The Socal portfolio

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the SoCal Portfolio Properties, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $25,000 (provided, however, that higher deductibles for damage caused by flood, earth movement, wind or terrorism are permitted so long as such higher deductibles are commercially reasonable and 5% of the total insurable value of the applicable individual property with respect to flood, earth movement or wind). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #4: twelve oaks mall

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(4)		JPMCB
Location (City/State)	Novi, Michigan	Cut-off Date Principal Balance(5)		$49,944,961
Property Type	Retail	Cut-off Date Principal Balance per SF(3)		$281.47
Size (SF)(1)	709,771	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 2/1/2018(2)	96.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2018(2)	91.8%	Type of Security		Fee Simple
Year Built / Latest Renovation	1977 / 2007	Mortgage Rate(6)		4.3985%
Appraised Value	$552,900,000	Original Term to Maturity (Months)		120
Appraisal Date	12/14/2017	Original Amortization Term (Months)		360
Borrower Sponsor	The Taubman Realty Group	Original Interest Only Period (Months)		NAP
	Limited Partnership	First Payment Date	4/6/2018
Property Management	The Taubman Company LLC	Maturity Date	3/6/2028

Underwritten Revenues	$42,899,192
Underwritten Expenses	$12,304,366	Escrows
Underwritten Net Operating Income (NOI)	$30,594,826		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$30,011,109	Taxes	$0	$0
Cut-off Date LTV Ratio(3)	36.1%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	29.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.60x / 2.55x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	15.3% / 15.0%	Other(7)	$4,627,403	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount	$200,000,000	66.7%	Loan Payoff	(8)	(8)
Subordinate Companion Loan Amount	100,000,000	33.3	Principal Equity Distribution	(8)	(8)
			Reserves	$4,627,403	1.5%
			Closing Costs	853,367	0.3

Total Sources	$300,000,000	100.0%	Total Uses	$300,000,000	100.0%

(1)	Size (SF) does not include 799,053 SF for anchors which are not part of the collateral. Total SF inclusive of the non-collateral spaces is 1,508,824 SF.

(2)	Total Occupancy includes Macy’s (300,212 SF), Sears (228,429 SF), JCPenney (148,812 SF) and Lord & Taylor (121,600 SF), which are not part of the collateral. Total Occupancy and Owned Occupancy includes Nordstrom (160,000 SF), which ground leases its premises from the borrower, and three tenants that have executed leases but have not yet taken occupancy or begun paying rent. H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018, lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018, and Pinkberry (718 SF) has executed a lease and is anticipated to take occupancy and begin paying rent in March 2018. Total Occupancy and Owned Occupancy also includes seven tenants who are currently in occupancy at the Twelve Oaks Mall Property and have lease renewals out for signature, but not yet executed, including Sephora (5,700 SF), J Jill (4,075 SF), Journeys (2,191 SF), Journeys Kidz (1,108 SF), GNC Livewell (954 SF), SGH Sunglass Hut (581 SF) and 3D Innovations (64 SF). Total Occupancy and Owned Occupancy also includes one tenant (Bachrach (4,494 SF)), which has filed for bankruptcy but is currently in-place and paying rent. We cannot assure you that these tenants will take occupancy, execute the renewals, begin paying rent or continue paying rent as anticipated or at all.

(3)	Calculated based on the aggregate outstanding principal balance of the Twelve Oaks Mall Senior Pari Passu Notes (as defined below). See “—The Mortgage Loan” below.

(4)	The Twelve Oaks Mall Loan Combination (as defined below) was co-originated by JPMCB, Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).

(5)	The Cut-off Date Principal Balance of $49,944,961 represents the non-controlling note A-3-1 which is part of a $300,000,000 loan combination.

(6)	The Mortgage Rate represents the interest rate per annum on the Twelve Oaks Mall senior Pari Passu Notes.

(7)	See “—Escrows” below.

(8)	Prior to origination, the Twelve Oaks Mall Property did not secure a mortgage loan but was included in a pool of assets supporting corporate borrowing by a parent of the borrower. The entities that own Twelve Oaks Mall and certain other Taubman (as defined below) assets are guarantors under Taubman’s primary unsecured revolving credit facility (net balance of $678.9 million as of September 30, 2017), $475 million unsecured term loan, and $300 million unsecured term loan, and are unencumbered assets under such facility and term loans. The proceeds of the Twelve Oaks Mall Loan Combination were used to repay a portion of the outstanding corporate loan, fund reserves and pay origination costs.

■	The Mortgage Loan. The mortgage loan (the “Twelve Oaks Mall Loan”) is part of a loan combination (the “Twelve Oaks Mall Loan Combination”) evidenced by seven notes comprising (i) four senior pari passu notes (collectively, the “Twelve Oaks Mall Senior Pari Passu Notes”) with a combined outstanding principal balance as of the Cut-off Date of $199,779,843, and (ii) three subordinate pari passu notes (collectively, the “Twelve Oaks Mall Junior Non-Trust Notes”) with a combined outstanding principal balance as of the Cut-off Date of $99,889,922. The Twelve Oaks Mall Junior Non-Trust Notes are subordinate to the Twelve Oaks Mall Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Twelve Oaks Mall Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Twelve Oaks Mall Loan Combination is $299,669,765. The Twelve Oaks Mall Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in a retail property in Novi, Michigan (the “Twelve Oaks Mall Property”). The Twelve Oaks Mall Loan, which is evidenced by the non-controlling note A-3-1, has an outstanding principal balance as of the Cut-off Date of $49,944,961 and represents approximately 4.6% of the Initial Pool Balance. The related companion loans are evidenced by three senior pari passu notes (collectively, the “Twelve Oaks Mall Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $149,834,882, and the Twelve Oaks Mall Junior Non-Trust Notes, as detailed in the loan combination summary table below. The Twelve Oaks Mall Loan Combination was co-originated by GSMC, JPMCB and WFBNA on February 28, 2018. The Twelve Oaks Mall Senior Pari Passu Notes have an interest rate of 4.3985% per annum and the Twelve Oaks Mall Junior Non-Trust Notes have an interest rate of 5.7500% per annum resulting in a weighted average interest rate of 4.8490% per annum on the Twelve Oaks Mall Loan Combination. The borrower utilized the proceeds of the Twelve Oaks Mall Loan Combination to partially prepay an existing corporate borrowing, fund reserves, return equity to the borrower sponsor and pay origination costs.

LOAN #4: twelve oaks mall

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$66,666,668	$66,593,282	GSMS 2018-GS9	No
A-2	$66,666,666	$66,593,280	WFBNA	No
A-3-1	$50,000,000	$49,944,961	Benchmark 2018-B3	No
A-3-2	$16,666,666	$16,648,320	JPMCB(1)	No
B-1	$33,333,333	$33,296,640	GSMC(2)	Yes
B-2	$33,333,334	$33,296,641	WFBNA(2)	Yes
B-3	$33,333,333	$33,296,640	JPMCB(2)	Yes
Total	$300,000,000	$299,669,765

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	The Twelve Oaks Mall Junior Non-Trust Notes are expected to be sold to one or more third parties.

The Twelve Oaks Mall Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Twelve Oaks Mall Loan Combination requires payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule, as set forth on Annex G of the Preliminary Prospectus. The scheduled maturity date is the due date in March 2028. Voluntary prepayment of the Twelve Oaks Mall Loan Combination is prohibited prior to the due date in December 2027. At any time after the earlier to occur of (a) the third anniversary of the origination date of the Twelve Oaks Mall Loan Combination and (b) the second anniversary of the closing date of the securitization into which the last of the Twelve Oaks Mall Companion Loans are securitized, the Twelve Oaks Mall Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Twelve Oaks Mall Loan Combination documents.

■	The Mortgaged Property. Twelve Oaks Mall is an approximately 1,508,824 SF super-regional mall, of which, 709,771 SF is collateral, located in Novi, Michigan. The Twelve Oaks Mall Property was constructed in 1977 and renovated in 2007. The Twelve Oaks Mall Property is anchored by Nordstrom which is collateral for the loan (pursuant to a ground lease) and four unowned anchor tenants including Macy’s, JCPenney, Sears and Lord & Taylor. The Twelve Oaks Mall Property’s tenants include Apple, Tumi, H&M, Soma, Banana Republic, lululemon athletica, Club Monaco, Hollister, Gap and Michael Kors. Taubman has been the indirect owner of the Twelve Oaks Mall Property since it was constructed in 1977. The Twelve Oaks Mall Property underwent an expansion and renovation of approximately 322,000 SF in 2007 at a cost of approximately $63 million that included adding Nordstrom as a fifth anchor tenant.

As of December 31, 2017, the comparable sales and occupancy cost for inline tenants (less than 10,000 SF (excluding Apple)) were approximately $534 per SF and approximately 16.3%, respectively, while including Apple the comparable sales and occupancy cost for inline tenants (less than 10,000 SF) were approximately $654 per SF and approximately 13.4%, respectively.

LOAN #4: twelve oaks mall

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions in their leases) at the Twelve Oaks Mall Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent	Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Anchors
Macy’s	NR / Baa3 / BBB-	300,212	19.9%	No	$315,223	$1.05	NA	$233	0.5%	NA
Sears	C / C / CC	228,429	15.1	No	$6,000	$0.03	NA	$61	0.0%	NA
JCPenney	NR / NR / B+	148,812	9.9	No	$170,294	$1.14	NA	$105	1.1%	NA
Lord & Taylor	NR / NR / NR	121,600	8.1	No	$127,680	$1.05	NA	$151	0.7%	NA
Nordstrom	BBB+ / Baa1 / BBB+	160,000	10.6	Yes	$20,000	$0.13	2/28/2020	$338	0.0%	NA
Total Anchors		959,053	63.6%

Junior Anchors
H&M(3)	NR / NR / NR	24,440	1.6%	Yes	$725,000	$29.66	1/31/2029	$280	18.6%	5, 2-year options
Forever 21	NR / NR / NR	22,996	1.5	Yes	$1,476,160	$64.19	1/31/2025	$218	29.4%	NA
Victoria’s Secret	NR / NR / NR	14,798	1.0	Yes	$1,221,544	$82.55	1/31/2025	$654	12.6%	NA
Pottery Barn	NR / NR / NR	10,299	0.7	Yes	$206,816	$20.08	1/31/2020	$364	5.5%	NA
Total Junior Anchors		72,533	4.8%

Occupied In-line(4)		418,045	27.7%	Yes	$30,486,407	$72.93
Occupied Kiosk		747	0.0	Yes	$223,433	$299.11
Occupied Other		50	0.0	Yes	$43,200	$864.00
Vacant Spaces		58,396	3.9	Yes	$0	$0.00

Total Owned SF		709,771	47.0%
Total SF		1,508,824	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Sales information presented with respect to the Twelve Oaks Mall Property is based upon information provided by the borrower and in certain instances, sales figures represent estimates as tenants are not required to report, or otherwise may not have timely reported sales. The borrower does not independently verify sale information because such information is self-reported.

(3)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. Tenant Sales $ per SF and Occupancy Cost is based on the SF for the old suite of 9,171 SF. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.

(4)	Includes one tenant (Bachrach (4,494 SF)) which has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Bachrach will remain open or continue paying rent.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Twelve Oaks Mall Property based on initial lease expiration dates:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(2)	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Forever 21	NR / NR / NR	22,996	3.2%	$1,476,160	6.3%	$64.19	$218	29.4%	1/31/2025	NA
Victoria’s Secret	NR / NR / NR	14,798	2.1	887,880	3.8	60.00	$654	12.6%	1/31/2025	NA
H&M(3)	NR / NR / NR	24,440	3.4	725,000	3.1	29.66	$280	18.6%	1/31/2029	5, 2-year options
Apple	NR / Aa1 / AA+	7,018	1.0	501,575	2.1	71.47	$6,692	1.6%	1/31/2024	1, 5-year option
Express	NR / NR / NR	8,000	1.1	480,000	2.0	60.00	$408	14.7%	1/31/2021	NA
American Eagle	NR / NR / NR	5,796	0.8	465,975	2.0	80.40	$703	16.5%	1/31/2021	NA
Sephora(4)	NR / NR / A+	5,700	0.8	458,328	2.0	80.41	$1,155	10.0%	1/31/2028	NA
Hollister	NR / NR / BB-	6,018	0.8	451,350	1.9	75.00	$408	23.7%	4/30/2022	NA
Abercrombie & Fitch	NR / NR / BB-	9,817	1.4	441,765	1.9	45.00	$199	33.6%	1/31/2021	NA
lululemon athletica(5)	NR / NR / NR	5,392	0.8	412,488	1.8	76.50	$2,673	3.1%	1/31/2025	1, 5-year option
Ten Largest Owned Tenants		109,975	15.5%	$6,300,522	26.8%	$57.29
Remaining Owned Tenants		541,400	76.3	17,177,403	73.2	31.73
Vacant Spaces (Owned Space)		58,396	8.2	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		709,771	100.0%	$23,477,925	100.0%	$36.04

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Sales information presented with respect to the Twelve Oaks Mall Property is based upon information provided by the borrower and in certain instances, sales figures represent estimates as tenants are not required to report, or otherwise may not have timely reported sales. Because sales information is self-reported, such information is not independently verified by the borrower.

(3)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. Tenant Sales $ per SF and Occupancy Cost are based on the SF and total rent for the old suite of 9,171 SF. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.

(4)	Sephora is currently in occupancy and has a lease renewal out for signature.

(5)	lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018. Tenant Sales $ per SF and Occupancy Cost based on the SF and total rent for the old suite of 3,467 SF.

LOAN #4: twelve oaks mall

The following table presents certain information relating to the lease rollover schedule at the Twelve Oaks Mall Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	645	0.1%	0.1%	$132,500	0.6%	$205.43	2
2018	48,525	6.8	6.9%	120,932	0.5	2.49	16
2019	45,952	6.5	13.4%	1,421,451	6.1	30.93	20
2020	228,621	32.2	45.6%	2,995,226	12.8	13.10	29
2021	68,686	9.7	55.3%	3,185,639	13.6	46.38	21
2022(2)	48,335	6.8	62.1%	3,048,766	13.0	63.08	19
2023	33,012	4.7	66.8%	2,099,433	8.9	63.60	12
2024	31,630	4.5	71.2%	1,781,287	7.6	56.32	8
2025(3)	72,659	10.2	81.4%	4,673,080	19.9	64.32	13
2026	10,866	1.5	83.0%	754,087	3.2	69.40	7
2027	20,500	2.9	85.9%	1,363,232	5.8	66.50	10
2028(4)	9,079	1.3	87.1%	798,168	3.4	87.91	4
2029 & Thereafter(5)	32,865	4.6	91.8%	1,104,125	4.7	33.60	2
Vacant	58,396	8.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	709,771	100.0%		$23,477,925	100.0%	$36.04	163

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Includes one tenant, Bachrach (4,494 SF), which has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Bachrach will remain open or continue paying rent.

(3)	lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018.

(4)	Pinkberry (718 SF) has executed a lease and is anticipated to take occupancy and begin paying rent in March 2018.

(5)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018.

The following table presents certain information relating to historical occupancy and estimated tenant sales at the Twelve Oaks Mall Property:

Historical Leased % & In-line Sales(1)

	2015	2016	TTM 11/30/2017
Total Occupancy(2)	97.1%	97.1%	95.8%
Owned Occupancy(2)	94.5%	94.6%	92.0%
In-line Tenant (<10,000 SF) Sales per SF(3)	$594	$608	$654
In-line Tenant (<10,000 SF) Sales per SF (excl. Apple)(3)	$504	$508	$534

(1)	As provided by the borrower.

(2)	Reflects average for the indicated year ended December 31 unless specified otherwise.

(3)	Sales per SF are as of December 31 unless otherwise indicated.

LOAN #4: twelve oaks mall

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Twelve Oaks Mall Property:

Cash Flow Analysis(1)

	2015	2016	TTM 11/30/2017	Underwritten(2)(3)(4)	Underwritten $ per SF
Base Rent	$25,272,604	$25,599,940	$24,380,484	$23,477,925	$33.08
Overage / Percentage Rent	1,008,401	770,060	785,905	519,807	0.73
Kiosks / Temporary / Specialty	2,999,058	3,135,407	2,628,241	2,628,241	3.70
Operating Expenses (CAM)	11,697,019	11,762,631	11,404,267	11,024,024	15.53
Real Estate Tax Reimbursement	1,965,627	1,954,631	1,922,258	1,627,276	2.29
Utility Reimbursement	1,605,805	1,565,601	1,464,797	1,464,797	2.06
HVAC	2,223,605	2,230,123	2,129,206	2,129,206	3.00
Promotion Revenue	1,326,242	1,321,552	1,226,741	1,054,997	1.49
Mark to Market Rental Adjustment	0	0	0	(1,947,875)	(2.74)
Market Revenue from Vacant Units	0	0	0	4,724,224	6.66
Parking Revenue	16,669	17,337	25,268	25,484	0.04
Other Revenue	830,528	1,112,793	1,128,653	895,310	1.26
Gross Revenue	$48,945,558	$49,470,075	$47,095,819	$47,623,417	$67.10
Vacancy Loss	0	0	0	(4,724,224)	(6.66)
Effective Gross Revenue	$48,945,558	$49,470,075	$47,095,819	$42,899,192	$60.44

Real Estate Taxes	$2,439,073	$2,447,669	$2,472,418	$2,560,525	$3.61
Insurance	342,324	344,741	206,068	285,766	0.40
Utilities	2,545,401	2,349,166	2,406,265	2,406,265	3.39
Repairs & Maintenance	2,176,631	2,024,697	1,923,513	1,923,513	2.71
Janitorial	812,648	822,755	831,148	831,148	1.17
Management Fee	1,790,090	1,882,962	1,895,625	1,072,480	1.51
Payroll (Office, Security, Maintenance)	1,032,397	1,134,181	1,160,575	1,160,575	1.64
General and Administrative - Direct	831,682	800,263	740,771	740,771	1.04
Other Expenses	1,278,147	1,394,533	1,323,323	1,323,323	1.86
Total Operating Expenses	$13,248,393	$13,200,966	$12,959,706	$12,304,366	$17.34

Net Operating Income	$35,697,165	$36,269,109	$34,136,114	$30,594,826	$43.11
Tenant Improvements	0	0	0	223,137	0.31
Leasing Commissions	0	0	0	223,137	0.31
Replacement Reserves	0	0	0	137,443	0.19
Net Cash Flow	$35,697,165	$36,269,109	$34,136,114	$30,011,109	$42.28

Occupancy	94.5%	94.6%	92.1%	91.8%
NOI Debt Yield(5)	17.9%	18.2%	17.1%	15.3%
NCF DSCR(5)	3.04x	3.09x	2.90x	2.55x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on contractual rents as of February 1, 2018 and contractual rent steps through February 28, 2019.

(3)	Underwritten base rent includes 16 tenants that are paying reduced rent. The base rent in the leases is $2,349,960 for these 16 tenants, and the underwritten base rent for these tenants is $1,180,463.

(4)	Includes one tenant (Bachrach (4,494 SF)) which has filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Bachrach will remain open or continue paying rent.

(5)	NOI Debt Yield and NCF DSCR calculations are based on the aggregate outstanding principal balance of the Twelve Oaks Mall Senior Pari Passu Notes and exclude the aggregate outstanding principal balance of the Twelve Oaks Mall Junior Non-Trust Notes.

■	Appraisal. According to the appraisal, the Twelve Oaks Mall Property had an “as-is” appraised value of $552,900,000 as of December 14, 2017.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$537,800,000	N/A	6.00%
Yield Capitalization Approach	$552,900,000	7.50%(1)	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated February 22, 2018, there are no recognized environmental conditions or recommendations for further action at the Twelve Oaks Mall Property other than the implementation of an asbestos operations and maintenance plan, disposing of the contents of an unlabeled and abandoned 55-gallon drum located on the Twelve Oaks Mall Property in accordance with state and local requirements and a regulatory file review at the Michigan Department of Environmental Quality in order to catalogue closure letters awarded in connection with historical releases at the Twelve Oaks Mall Property and adjacent properties.

■	Market Overview and Competition. According to the appraisal, the Twelve Oaks Mall Property is a super-regional mall located in the Detroit-Warren-Livonia and Ann Arbor metropolitan statistical area. The Twelve Oaks Mall Property is located at the intersection of Twelve Mile Road and Novi Road and is less than one mile from Interstate

LOAN #4: twelve oaks mall

96. The total population within a 1-mile, 3-mile and 5-mile radius of the Twelve Oaks Mall Property is 1,655, 54,918 and 155,524 respectively. The average household income within a 1-mile, 3-mile and 5-mile radius of the Twelve Oaks Mall Property is $108,440, $116,114 and $115,649, respectively. Fortune 500 companies located in the Southeast Michigan region include Ally, Autoliv, BorgWarner, DTE Energy, Ford Motor Company, General Motors and Kelly Services.

The following table presents certain information relating to the primary competition for the Twelve Oaks Mall Property:

Competitive Set(1)

	Twelve Oaks Mall	The Somerset Collection	Westland Shopping Center	Fairlane Town Center	Southland Center	Briarwood Mall
Distance from Subject	-	20 miles	16 miles	25 miles	30 miles	35 miles
Property Type	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall
Year Built	1977	1968	1965	1976	1970	1973
Total GLA	1,508,824	1,790,000	1,055,000	1,850,000	925,000	1,040,000
Total Occupancy	91.8%	98%	90%	88%	90%	95%
Sales per SF(2)	$654	$820	$400	$425	$400	$550
Anchors & Jr. Anchors	Macy’s, Sears, JCPenney, Lord & Taylor and Nordstrom	Macy’s, Neiman Marcus, Nordstrom and Saks Fifth Avenue	JCPenney, Kohl’s, Sears and Macy’s (vacant)	JCPenney, Macy’s, Sears and AMC Theatres	JCPenney, Macy’s and Cinemark Theatres	JCPenney, Macy’s, Sears and Von Maur

(1)	Source: Appraisal.

(2)	Represents sales for comparable in-line tenants for most recent period from appraisal, or for the subject property, reported by the tenants to the borrower sponsor and not independently verified.

■	The Borrower. The borrower is TVO Mall Owner LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Twelve Oaks Mall Loan Combination. The non-recourse carveout guarantor under the Twelve Oaks Mall Loan Combination is The Taubman Realty Group Limited Partnership, an indirect owner of the borrower.

Taubman Centers, Inc. (NYSE: TCO) (“Taubman”) is a Michigan corporation that operates as a self-administered and self-managed real estate investment trust. The Taubman Realty Group Limited Partnership is a majority-owned partnership subsidiary of Taubman that owns direct or indirect interests in all of Taubman’s real estate properties.

Taubman owns, leases, acquires, disposes of, develops, expands, and manages shopping centers and interests in shopping centers. Its owned portfolio of operating centers as of December 31, 2017 consisted of 24 urban and suburban shopping centers operating in the U.S., Puerto Rico, South Korea, and China. The centers range in size between 236,000 and 1.7 million SF of GLA and between 186,000 and 1.0 million SF of Mall GLA, with an average of 1.0 million and 0.5 million SF, respectively. The smallest center has approximately 60 stores, and the largest has over 275 stores, with an average of 150 stores per shopping center.

LOAN #4: twelve oaks mall

■	Escrows. On the origination date, the borrower funded an unfunded obligations reserve in the amount of $4,627,403.

On each monthly due date during (a) a Twelve Oaks Mall Trigger Period (as defined below) or (b) an event of default, the borrower is required to fund certain reserve accounts including (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless in the case of insurance premiums, the borrower is maintaining a blanket policy meeting the requirements of the Twelve Oaks Mall Loan Combination documents, (ii) a tenant improvement and leasing commissions reserve in an amount equal to $68,625 plus any termination fees (except that during a Twelve Oaks Mall Tier 1 Trigger Period (as defined below), if no event of default, Twelve Oaks Tier 2 Trigger Period (as defined below) or Twelve Oaks Dark Anchors Trigger Period (as defined below) is continuing, the borrower may retain termination fees under any one lease is less than $375,000), subject to a cap of $1,647,000 (excluding any termination fees deposited) and (iii) a capital expenditure reserve in an amount equal to approximately $11,438, subject to a cap of $274,500.

A “Twelve Oaks Mall Trigger Period” means any period from (a) the conclusion of any two consecutive 12-month periods ending on the last day of a fiscal quarter during which the net operating income of such 12-month periods is less than $29,250,000 until the conclusion of the fourth consecutive 12-month period ending on the last day of a fiscal quarter thereafter during which the net operating income is equal to or greater than $29,250,000 (a “Twelve Oaks Mall Tier 1 Trigger Period”), (b) the conclusion of any two consecutive 12-month periods ending on the last day of a fiscal quarter during which the net operating income is less than $26,000,000 until the conclusion of the fourth consecutive 12-month period ending on the last day of a fiscal quarter thereafter during which the net operating income is equal to or greater than $26,000,000 (a “Twelve Oaks Mall Tier 2 Trigger Period”) or (c) the period during which a Twelve Oaks Mall Tier 1 Trigger Period that is not also a Twelve Oaks Mall Tier 2 Trigger Period is continuing and during which any two anchor tenants (other than Sears) have gone dark (a “Twelve Oaks Mall Dark Anchors Trigger Period”).

■	Lockbox and Cash Management. The Twelve Oaks Mall Loan Combination is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Twelve Oaks Mall Property and all other money received by the borrower or the property manager with respect to the Twelve Oaks Mall Property (other than tenant security deposits required to be held in escrow accounts) be deposited into such lockbox account or cash management account within one business day of receipt. The borrower is permitted to maintain a bank account (the “Kiosk Account”) into which rents from persons who are parties to a license agreement or miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under any lease may be deposited. On any business day, any funds in excess of $150,000 are required to be remitted from the Kiosk Account into a borrower-controlled account. During the continuance of a Twelve Oaks Mall Trigger Period (other than due to a Twelve Oaks Mall Tier 1 Trigger Period) or an event of default under the Twelve Oaks Mall Loan Combination documents, all amounts contained in the Kiosk Account that exceed $50,000 are required to be remitted to the cash management account. During the continuance of a Twelve Oaks Mall Trigger Period or event of default under the Twelve Oaks Mall Loan Combination documents, all funds in the lockbox account are required to be swept into the cash management account on a daily basis and, so long as only a Twelve Oaks Mall Tier 1 Trigger Period is continuing, remitted to the borrower on each due date after payment of the monthly debt service payment, budgeted operating expenses and all required reserves. During a Twelve Oaks Mall Trigger Period (other than a Twelve Oaks Mall Tier 1 Trigger Period) or event of default under the Twelve Oaks Mall Loan Combination documents all amounts on deposit in the cash management account after payment of debt service, required reserves (if the lender so elects, with respect to the continuance of an event of default) and operating expenses, are required to be reserved in an excess cash flow reserve account.

LOAN #4: twelve oaks mall

■	Property Management. The Twelve Oaks Mall Property is currently managed by The Taubman Company LLC, an affiliate of the borrower, pursuant to a management agreement. Under the related loan documents, the Twelve Oaks Mall Property is required to remain managed by The Taubman Company LLC, or any other management company approved by the lender and with respect to which a rating agency confirmation has been received. The lender has the right to require the borrower to terminate the property manager and engage a new property manager selected by the lender upon (i) the acceleration of the Twelve Oaks Mall Loan Combination following the occurrence of an event of default under the Twelve Oaks Mall Loan Combination documents, (ii) a material default by the property manager after the expiration of any applicable cure period or (iii) the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided no event of default under the Twelve Oaks Mall Loan Combination documents is then continuing, the borrower is permitted to obtain the release of certain unimproved parcels in connection with the acquisition of an anchor pad (other than the Nordstrom pad) by a third party that is not an affiliate of the borrower or a joint venture (including an affiliate of the borrower) or an outlot each subject to the satisfaction of certain conditions set forth in the Twelve Oaks Mall Loan Combination documents, including among others, the delivery of a REMIC opinion. The borrower may not convey to third parties any release parcel that in the aggregate exceed 10% of the total acreage of all of the release parcels, without prior written consent from the lender. In addition, provided no event of default under the Twelve Oaks Mall Loan Combination documents is then continuing, the borrower is permitted to purchase one or more of the anchor pads (other than the Nordstrom pad) subject to the satisfaction of certain conditions set forth in the Twelve Oaks Mall Loan documents, including among others, the delivery of a REMIC opinion.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Twelve Oaks Mall Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the terrorism or earthquake components of such policies). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #5: intercontinental san francisco

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	San Francisco, California	Cut-off Date Balance(3)		$49,788,676
Property Type	Hospitality	Cut-off Date Balance per Room(2)		$199,154.70
Size (Rooms)	550	Percentage of Initial Pool Balance		4.6%
Total TTM Occupancy as of 10/31/2017	87.0%	Number of Related Mortgage Loans		None
Year Built / Latest Renovation	2008 / 2017-2018	Type of Security		Fee Simple
Appraised Value	$261,900,000	Mortgage Rate		4.14500%
Appraisal Date	7/17/2017	Original Term to Maturity (Months)		120
Borrower Sponsor(1)	CDC San Francisco LLC	Original Amortization Term (Months)		360
Property Management	IHG Management (Maryland), LLC	Original Interest Only Period (Months)		NAP
		First Payment Date		2/6/2018
		Maturity Date		1/6/2028

Underwritten Revenues	$73,981,123
Underwritten Expenses	$56,353,105
Underwritten Net Operating Income (NOI)	$17,628,017	Escrows(4)
Underwritten Net Cash Flow (NCF)	$14,668,773		Upfront	Monthly
Cut-off Date LTV Ratio(2)	41.8%	Taxes	$0	$0
Maturity Date LTV Ratio(2)	33.5%	Insurance	$44,350	$0
DSCR Based on Underwritten NOI / NCF(2)	2.75x / 2.29x	Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	16.1% / 13.4%	Other	$10,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$110,000,000	100.0%	Loan Payoff	$80,409,449	73.1%
			Principal Equity Distribution	18,439,658	16.8
			Reserves	10,044,350	9.1
			Closing Costs	1,106,543	1.0
Total Sources	$110,000,000	100.0%	Total Uses	$110,000,000	100.0%

(1)	CDC San Francisco LLC is the borrower entity. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the InterContinental San Francisco Loan Combination (as defined below).

(2)	Calculated based on the aggregate outstanding principal balance of the InterContinental San Francisco Loan Combination.

(3)	The Cut-off Date Balance of $49,788,676 represents the non-controlling note A-2, note A-4 and note A-5, which are part of a loan combination evidenced by five pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $109,535,088. The related companion loans, which are evidenced by the controlling note A-1 and the non-controlling note A-3, have an aggregate outstanding principal balance as of the Cut-off Date of $59,746,411 and were contributed to the Benchmark 2018-B2 securitization transaction. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “InterContinental San Francisco Loan”) is part of a loan combination (the “InterContinental San Francisco Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a full service hotel located in San Francisco, California (the “InterContinental San Francisco Property”). The InterContinental San Francisco Loan, which is evidenced by the non-controlling notes A-2, A-4 and A-5, has an aggregate outstanding principal balance as of the Cut-off Date of $49,788,676 and represents approximately 4.6% of the Initial Pool Balance. The related companion loans are evidenced by the controlling note A-1 and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $59,746,411, and were contributed to the Benchmark 2018-B2 securitization transaction. The InterContinental San Francisco Loan Combination, which accrues interest at an interest rate of 4.14500% per annum, was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 22, 2017, had an original principal balance of $110,000,000 and has an outstanding principal balance as of the Cut-off Date of $109,535,088. The proceeds of the InterContinental San Francisco Loan Combination were primarily used to refinance the InterContinental San Francisco Property, return equity to the borrower sponsor, fund upfront reserves and pay origination costs. The prior financing of the InterContinental San Francisco Property was not included in a securitization.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2, A-4, A-5	$50,000,000	$49,788,676	Benchmark 2018-B3	No
A-1, A-3	$60,000,000	$59,746,411	Benchmark 2018-B2	Yes
Total / Wtd. Avg.	$110,000,000	$109,535,088

The InterContinental San Francisco Loan Combination had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the InterContinental San Francisco Loan Combination is the due date in January 2028. Provided that no event of default has occurred and is continuing under the InterContinental San Francisco Loan Combination documents, at any time on or after February 6, 2020, the InterContinental San Francisco Loan Combination may be prepaid in full, provided the applicable prepayment is accompanied by payment of the greater of 1% of the unpaid principal balance or a yield maintenance premium (as described in the InterContinental San Francisco Loan Combination documents). Provided that no event of default has occurred and is continuing under the InterContinental San Francisco Loan Combination documents, voluntary prepayment of the InterContinental San

LOAN #5: intercontinental san francisco

Francisco Loan Combination without a prepayment premium or yield maintenance charge is permitted on or after October 6, 2027.

■	The Mortgaged Property. The InterContinental San Francisco Property is a full service hotel located in the South of Market district (“SoMA”) of downtown San Francisco, California. The InterContinental San Francisco Property is LEED Gold certified and features 550 guestrooms, including 42 suites. The guest rooms feature floor-to-ceiling windows and typical furnishings include dark wood dressers, a work desk with an ergonomic leather chair, and a 60” LCD HDTV. The hotel offers approximately 43,000 SF of meeting, banquet and pre-function space, a 150-seat restaurant, lobby bar and lounge, business center, fitness center, gift shop, indoor swimming pool and on-site subterranean parking for 96 cars.

Food and beverage is provided by Luce, a Michelin-starred 150-seat restaurant, which can be accessed from both the hotel and Howard Street, and Bar 888, which is located adjacent to Luce and offers beer, wine, spirits, and a light lunch and dinner menu. Luce is open daily serving breakfast, lunch and dinner, as well as 24-hour room service. Luce also offers a special spa menu and has a 15-seat private dining room. Luce has been recognized with a Michelin star since 2010.

Meeting space is located on the third through sixth floors. The largest meeting room, the Grand Ballroom, is located on the third floor and features approximately 6,800 SF with a 20-foot high ceiling and can seat approximately 540 people banquet-style. The InterContinental Ballroom is located on the fifth floor and features approximately 5,600 SF and can seat 480 people banquet-style. Both ballrooms benefit from large floor-to-ceiling glass windows, which allow for ample natural light. The InterContinental San Francisco Property also features two outdoor meeting spaces on the sixth floor: the Bay Terrace, which is approximately 5,000 SF, and the Spa Terrace, which is approximately 1,200 SF. The remaining approximately 24,331 SF of meeting space are located throughout 25 additional meeting rooms and foyers.

The demand segmentation at the InterContinental San Francisco Property consists of 38.0% meeting and group, 32.0% commercial and 30.0% leisure. The primary competitive set for the InterContinental San Francisco Property consists of seven full service hotels located in the SoMA, Financial District and Embarcadero neighborhoods, ranging in size from 532 to 1,500 rooms, and containing an aggregate of 5,928 rooms, excluding the InterContinental San Francisco Property. The following table presents certain information relating to the 2016 demand analysis with respect to the InterContinental San Francisco Property based on market segmentation:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
InterContinental San Francisco Property	32%	38%	30%
Luxury Collection Palace Hotel San Francisco	40%	25%	35%
Grand Hyatt San Francisco	40%	30%	30%
Hyatt Regency San Francisco	25%	50%	25%
The Park Central San Francisco	35%	30%	35%
Westin St Francis	30%	35%	35%
Marriott San Francisco Marquis	35%	35%	30%
Hotel Nikko San Francisco	30%	30%	40%

(1)	Source: Appraisal.

LOAN #5: intercontinental san francisco

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the InterContinental San Francisco Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 10/31/2017(2)	Underwritten	Underwritten $ per Room
Room Revenue	$49,724,242	$52,805,028	$53,516,126	$51,746,705	$51,747,328	$94,086
Food & Beverage Revenue	5,666,737	6,145,037	6,497,649	9,659,450	9,659,450	17,563
Banquet Revenue	12,962,835	13,378,444	13,573,907	10,419,921	10,419,921	18,945
Other Revenue	2,046,475	2,966,552	2,380,135	2,154,424	2,154,424	3,917
Total Revenue	$70,400,289	$75,295,061	$75,967,817	$73,980,500	$73,981,123	$134,511

Room Expense	$13,929,223	$14,142,217	$16,310,916	$16,456,083	$16,456,281	$29,921
Food & Beverage Expense	7,639,867	8,396,889	8,918,947	10,417,420	10,417,420	18,941
Banquet Expense	8,764,230	8,464,408	8,297,088	7,284,142	7,284,142	13,244
Other Expense	738,307	1,308,700	1,253,382	1,270,640	1,270,655	2,310
Total Departmental Expense	31,071,627	32,312,214	34,780,334	35,428,285	35,428,498	64,415
Total Undistributed Expense	15,713,841	16,544,212	14,129,276	13,799,356	13,799,522	25,090
Total Fixed Charges	6,492,020	6,586,743	7,128,959	6,966,567	7,125,085	12,955
Total Operating Expenses	$53,277,488	$55,443,169	$56,038,569	$56,194,208	$56,353,105	$102,460

Net Operating Income	$17,122,801	$19,851,892	$19,929,248	$17,786,292	$17,628,017	$32,051
FF&E	2,741,486	2,936,877	2,964,790	2,882,814	2,959,245	5,380
Net Cash Flow	$14,381,315	$16,915,015	$16,964,458	$14,903,478	$14,668,773	$26,670

Occupancy	87.0%	87.7%	88.5%	87.0%	87.0%
NOI Debt Yield	15.6%	18.1%	18.2%	16.2%	16.1%
NCF DSCR	2.24x	2.64x	2.65x	2.32x	2.29x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	During the trailing 12 months, portions of the Moscone Convention Center, a main driver for the InterContinental San Francisco Property, were closed as part of a renovation and expansion that is estimated to be complete in the fall of 2018.

■	Appraisal. According to the appraisal, the InterContinental San Francisco Property had an “as-is” appraised value of $261,900,000 as of July 17, 2017. The “as-stabilized” appraised value is $358,900,000 as of July 17, 2020. The “as-stabilized” value assumes a projected stabilized ADR of $367.88 and a projected stabilized occupancy of 89.0%.

Appraisal Approach(1)	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$261,900,000	8.5%	8.18%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to a Phase I environmental report, dated October 19, 2016, there are no recommendations for further action at the InterContinental San Francisco Property.

■	Market Overview and Competition. The InterContinental San Francisco Property is located on the corner of Howard Street and 5th Street, within the SoMA district of downtown San Francisco, California. The neighborhood also includes the Yerba Buena Gardens and the Moscone Convention Center, and numerous museums and galleries, entertainment venues, retail centers, restaurants and hotels. Yerba Buena Gardens encompasses three blocks and is located between 3rd and 4th streets, and Mission and Folsom Streets. The Moscone Convention Center is one of the largest convention and exhibition centers in San Francisco. The facility features over 2.0 million SF of building area, including over 700,000 SF of exhibit space, up to 106 meeting rooms and approximately 123,000 SF of pre-function lobbies. The Moscone Center consists of three main halls that were developed over the last 30 years. Two underground halls were built first, Moscone South, completed in 1981 and Moscone North, completed in 1992. The third hall, Moscone West, was completed in 2003, and is contiguous with the InterContinental San Francisco Property. Moscone West is a three story standalone building with 99,616 SF of dedicated exhibit space on level one, with an additional 199,432 SF of flexible swing space on levels two and three. The main portion of the Moscone Convention Center is located within one block of the InterContinental San Francisco Property and is within walking distance to multiple hotels. The Moscone Convention Center is currently undergoing an approximately $500 million renovation and expansion of Moscone North and Moscone South, which is expected to add more than 500,000 SF of contiguous exhibition space and improve landscaping. In early September 2017, the second phase of renovations was completed and encompassed approximately 200,000 SF, including a new ballroom, expansion to exhibition halls, and flexible meeting rooms. The final phase of the renovation project is expected to be completed by late 2018. Based on

LOAN #5: intercontinental san francisco

information provided by the borrower, as of October 13, 2017, the number of room nights and revenue from the property’s forward guestrooms bookings for 2017 decreased by 7.6% and 6.9%, respectively, from the prior year.

The Bay Area Rapid Transit (“BART”), a high-speed rail commuter transportation system that links 43 stations throughout the Bay Area, has three stops within approximately five blocks of the InterContinental San Francisco hotel. The CalTrain commuter rail service, which provides commuter rail service to Peninsula cities, has a station approximately 0.8 miles to the south of the InterContinental San Francisco hotel. MUNI, which provides light rail and bus service throughout the city, has numerous stops within walking distance to the hotel, including two stops located approximately one block away.

Additionally, the InterContinental San Francisco hotel is located approximately two blocks south of the Westfield San Francisco Centre, approximately four blocks south of Union Square, which includes San Francisco’s Theater District, approximately seven blocks from the Financial District, which includes a large concentration of corporate headquarters, law firms, banks and other financial institutions, approximately six blocks from the Embarcadero bay-waterfront and approximately seven blocks from AT&T Park, home to Major League Baseball’s San Francisco Giants. San Francisco International Airport (“SFO”) is located approximately 13 miles south of the InterContinental San Francisco hotel. SFO is the largest airport in the San Francisco Bay Area and the second busiest in California, after Los Angeles International Airport.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the InterContinental San Francisco Property and its competitive set, as provided in a market research report for the InterContinental San Francisco Property:

Historical Statistics(1)

	InterContinental San Francisco			Competitive Set			Penetration
	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017
Occupancy	87.7%	88.3%	87.0%	86.8%	89.3%	88.9%	101.1%	98.9%	97.9%
ADR	$299.96	$301.07	$296.19	$280.44	$289.61	$285.10	107.0%	104.0%	103.9%
RevPAR	$263.04	$265.85	$257.77	$243.35	$258.66	$253.39	108.1%	102.8%	101.7%

(1)	Source: Appraisal.

InterContinental San Francisco Property Competitive Set(1)

Property	Number of Rooms	Year Built
InterContinental San Francisco	550	2008
Luxury Collection Palace Hotel San Francisco	556	1875
Grand Hyatt San Francisco	660	1973
Hyatt Regency San Francisco	804	1973
The Park Central San Francisco	681	1983
Westin St Francis	1,195	1904
Marriott San Francisco Marquis	1,500	1989
Hotel Nikko San Francisco	532	1987
Total(2)	5,928

(1)	Source: Appraisal.

(2)	Total excludes the InterContinental San Francisco Property.

■	The Borrower. The borrower is CDC San Francisco LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the InterContinental San Francisco Loan. There is no separate nonrecourse carve-out guarantor, and the borrower is the sole party to the environmental indemnity.

The borrower is owned by 888 Howard Street Associates, LLC, a California limited liability company and managing member with 83.04% ownership interest, and IHG Management (Maryland), LLC, a Maryland limited liability company (“IHG Management”) with 16.96% ownership interest. IHG Management (Maryland), LLC is the hotel manager for the InterContinental San Francisco Property. 888 Howard Street Associates, LLC is ultimately owned by Richard C. Lundquist and Melanie F. Lundquist, as trustees of the Richard and Melanie Lundquist Family Trust.

Richard C. Lundquist is the owner and president of Continental Development Corporation (“CDC”). CDC is one of California’s largest commercial real estate developers and owners. CDC is privately owned and has over 45 years of real estate development, ownership and management experience. The company is primarily involved in the development of commercial income-producing properties for long-term investment. CDC has developed over 4.0

LOAN #5: intercontinental san francisco

million SF of commercial space in Southern and Northern California, comprised of Class-A office, medical/dental, research and development, commercial, retail, restaurant, entertainment and mixed-use properties.

■	Escrows. At loan origination, the borrower deposited $10,000,000 into a window repair reserve account (see “—Window Repairs” below) and $44,350 into a static insurance reserve account. The requirement for the borrower to make monthly deposits for taxes, insurance, and FF&E is waived so long as IHG Management, or an unaffiliated replacement property manager, is managing the InterContinental San Francisco Property and (i) with respect to the tax reserve account, is paying taxes directly, (ii) with respect to the insurance reserve account, is paying insurance directly or (iii) with respect to the FF&E reserve account, is reserving for FF&E directly. If such conditions no longer apply, the borrower will be required, on a monthly basis, to make monthly deposits of (a) with respect to the tax reserve account, one-twelfth of the estimated annual taxes, (b) with respect to the insurance reserve account, provided that if such conditions are no longer satisfied or if the borrower or hotel manager fails to make timely payments under its insurance premium finance agreement with respect to any insurance policies, one-twelfth of the estimated annual insurance premiums, and (c) with respect to FF&E, the greatest of (i) 4.0% of the projected rents for the property for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the property management agreement and (iii) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E (in each case excluding window replacements).

■	Lockbox and Cash Management. The InterContinental San Francisco Loan Combination is structured with a springing lockbox and springing cash management. From and after the first occurrence of a Lockbox Event (as defined below), (i) a clearing account is required to be established, (ii) either (a) if the IHG Management Agreement is in full force and effect and there has not been an IHG Control Event (as defined below), all rents, revenues and receipts payable to the hotel owner under the IHG Management Agreement (which are net of management fees, operating costs and reserves maintained under the IHG Management Agreement) are required to be deposited by IHG Management into the clearing account, or (b) if the IHG Management Agreement is no longer in full force and effect or there has been an IHG Control Event, the borrower is required to direct the credit card processing companies to deposit all credit card receipts directly into the clearing account, and all non-credit card receipts are required to be directly deposited by the hotel manager into the clearing account within two business days of receipt and (iii) either (x) if no Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to an account controlled by the borrower, or (y) if a Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to a cash management account controlled by the lender, to be applied to payment of all monthly amounts due under the loan documents (including, without limitation, any required reserves for taxes and insurance, debt service and operating expenses in accordance with the annual budget (which must be approved by the lender during a Trigger Period) (“Approved Operating Expenses”)), any other required reserves and mezzanine debt service, if a mezzanine loan is outstanding, with any excess funds to be held as additional security for the InterContinental San Francisco Loan Combination during such Trigger Period. However, if an IHG Control Event exists, the funds in the cash management account are required to instead be first applied to pay Approved Operating Expenses to IHG Management, to be disbursed by IHG Management as provided in the IHG Management Agreement, prior to application to debt service or other amounts.

An “Intercontinental San Francisco Lockbox Event” means either a Trigger Period exists or a mezzanine loan is outstanding.

An “Intercontinental San Francisco Trigger Period” means a period that commences (i) upon an event of default and continues until a cure of such event of default has been accepted by the lender, (ii) upon the debt yield falling below 9.0% as of the end of any calendar quarter and continues until the debt yield has been at least 9.25% for two consecutive calendar quarters or (iii) if a mezzanine loan is outstanding and there is an event of default thereunder until the lender receives notice from the mezzanine lender that such mezzanine loan event of default has been cured or waived.

An “IHG Control Event” means a transfer that results in IHG Management owning 100% of the direct or indirect ownership interest in the borrower.

■	Hotel Management. The InterContinental San Francisco Property is managed by IHG Management, a borrower affiliate, pursuant to a management agreement expiring February 29, 2028 (the “IHG Management Agreement”).

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Future Mezzanine or Subordinate Indebtedness. The holder of 100% of the direct or indirect ownership interest in the borrower is permitted, one time only during the term of the InterContinental San Francisco Loan Combination, to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions,

LOAN #5: intercontinental san francisco

among others: (i) no event of default is continuing; (ii) the mezzanine loan does not exceed $75,000,000; (iii) the combined loan-to-value ratio does not exceed 55.0%; (iv) the combined underwritten net cash flow debt service coverage ratio is not less than 1.50x; (v) the combined underwritten net cash flow debt yield is no less than 10.5%; (vi) the mezzanine loan is co-terminous with the InterContinental San Francisco Loan Combination; (vii) the mezzanine lender enters into an intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion and (viii) a reasonably acceptable guarantor delivers a guaranty of recourse obligations on lender’s then-standard form of guaranty of recourse obligations and an environmental indemnity agreement on the form delivered by borrower in connection with the closing of the InterContinental San Francisco Loan Combination. The mezzanine loan may be made by CDC or an affiliate if in connection with a bona fide arm’s length sale of the property, there has been no change in control of CDC since the loan origination date and rating agency confirmation is obtained.

Additionally, pursuant to a side letter between the borrower and IHG Management, IHG Management is required to, over a two-year period, purchase up to $2,500,000 (the “Aggregate Amount”) worth of certain qualifying personal property to be used for the hotel, which personal property will be owned by IHG Management, but kept at the InterContinental San Francisco Property, with a revocable license to the borrower. If the management agreement is terminated, the borrower is required to pay to IHG Management the Aggregate Amount, which amount will be reduced by $250,000 on each anniversary of the date IHG Management first incurs any such expense. At the end of the two-year period, IHG Management may fund any unused portion of the Aggregate Amount into the FF&E reserve held by IHG Management. Pursuant to a subordination, non-disturbance and attornment agreement between IHG Management and the lender, if the lender forecloses on the InterContinental San Francisco Property and there is a termination event under the IHG Management Agreement, the lender may, but is not obligated to, purchase such personal property from IHG Management for an amount equal to the amount IHG Management spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, IHG Management will have the right to remove such personal property from the InterContinental San Francisco hotel.

■	Release of Collateral. Not permitted.

■	Window Repairs. Soon after the hotel opened in 2008, an issue was noted on some of the insulated glass units comprising the glass exterior or “curtainwall” of the InterContinental San Francisco Property, relating to a run down within the air space of the primary gray seal that occurs between the outer and inner panes of glass along the spacer. The borrower filed a lawsuit against the general contractor, its subcontractors and suppliers in 2016. The lawsuit was settled in 2017 and the borrower was paid an undisclosed sum of money for the future repair and replacement of the glass exterior, if necessary. Such sum is not included in the collateral.

In connection with origination of the InterContinental San Francisco Loan Combination, a glass curtainwall consulting firm was engaged to review and make recommendations as it relates to the glass curtainwall issues at the property. Following a limited review of the glass installed on the building, the consultant determined that there was no reasonable risk of any glass plate falling from the building as a condition associated with the issues in reference. However, the borrower is required to replace all glass on floors one through six, which is estimated by the consultant to cost approximately $6.9 million, by August 22, 2019.

At loan origination, $10,000,000 was reserved in a lender-controlled reserve account, which represents over 140% of the consultant’s $6.9 million estimated cost to replace the glass exterior on floors one through six. Floors one through five consist mostly of lobby, restaurant and meeting space, and no guestrooms. Floor six mostly includes the spa and fitness center, and only a small number of rooms.

The consultant also recommended the borrower monitor the remaining glass panes at the InterContinental San Francisco Property. On or about each of December 6, 2019, June 6, 2022, December 6, 2024 and June 6, 2027, the borrower is required to engage a consulting firm selected by the lender in its reasonable discretion to complete an inspection and issue a report. The borrower will be required to replace any glass identified in the report as needing to be replaced within 120 days after notice of the same from the lender, which may be extended by the lender, in the lender’s reasonable discretion. The consultant estimated the additional cost of replacing the remaining glass panes (i.e. on the floors above the 6th floor), if needed, would be $25,000,000. Such cost has not been escrowed for. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in the Preliminary Prospectus.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to $300,000,000, subject to a $100,000 deductible. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #6: RESIDENCE INN PASADENA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	GACC
Location (City/State)	Pasadena, California		Cut-off Date Balance		$47,322,293
Property Type	Hospitality		Cut-off Date Balance per Room		$328,627
Size (Rooms)	144		Percentage of Initial Pool Balance		4.3%
Total TTM Occupancy as of 12/31/2017	88.8%		Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 12/31/2017	88.8%		Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP		Mortgage Rate		4.82011%
Appraised Value	$71,700,000		Original Term to Maturity (Months)		120
Appraisal Date	11/3/2017		Original Amortization Term (Months)		360
Borrower Sponsor	Robert D. Olson		Original Interest Only Period (Months)		NAP
Property Management	Residence Inn by Marriott, LLC		First Payment Date		2/6/2018
			Maturity Date		1/6/2028

Underwritten Revenues	$10,468,707
Underwritten Expenses	$4,730,614
Underwritten Net Operating Income (NOI)	$5,738,093		Escrows(1)
Underwritten Net Cash Flow (NCF)	$5,319,345			Upfront	Monthly
Cut-off Date LTV Ratio	66.0%		Taxes	$0	$0
Maturity Date LTV Ratio	54.1%		Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	1.91x / 1.77x		Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF	12.1% / 11.2%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,500,000	91.3%	Loan Payoff	$38,728,235	74.5%
Mezzanine Loan	4,500,000	8.7	Principal Equity Distribution	12,789,193	24.6
			Closing Costs	482,572	0.9
Total Sources	$52,000,000	100.0%	Total Uses	$52,000,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Residence Inn Pasadena Loan”) is evidenced by a note in the original principal amount of $47,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an 144-room extended stay hospitality property located in Pasadena, California (the “Residence Inn Pasadena Property”). The Residence Inn Pasadena Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 21, 2017 and represents approximately 4.3% of the Initial Pool Balance. The note evidencing the Residence Inn Pasadena Loan has an outstanding principal balance as of the Cut-off Date of $47,322,293 and an interest rate of 4.82011% per annum. The proceeds of the Residence Inn Pasadena Loan along with a $4,500,000 mezzanine loan were primarily used to refinance the Residence Inn Pasadena Property, return equity to the borrower sponsor and pay closing costs.

The Residence Inn Pasadena Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The Residence Inn Pasadena Loan requires payments of principal and interest sufficient to amortize the Residence Inn Pasadena Loan over a 30-year amortization schedule. The scheduled maturity date of the Residence Inn Pasadena Loan is the due date in January 2028. Provided that no event of default has occurred and is continuing under the Residence Inn Pasadena Loan documents, at any time after the second anniversary of the securitization Closing Date, the Residence Inn Pasadena Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Residence Inn Pasadena Loan documents. Voluntary prepayment of the Residence Inn Pasadena Loan is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Residence Inn Pasadena Property is a 144-room extended stay hospitality property located in the Old Town Historic District (“Old Town”) of Pasadena, California. The borrower sponsor developed the Residence Inn Pasadena Property in 2016 for an estimated cost of $55.3 million ($384,194 per room). The hotel features 144 suites (all featuring kitchen facilities), 138 subterranean parking stalls (which equates to a ratio of 0.96 parking spaces per room), and a variety of amenities including complimentary breakfast, Wi-Fi throughout the Residence Inn Pasadena Property, a fitness center, a 24/7 market and an outdoor pool and spa. The Residence Inn Pasadena Property is operated as a Residence Inn under a management agreement with Residence Inn by Marriott, LLC with no separate franchise agreement in-place.

Each of the guestrooms features a flat-screen television, complimentary Wi-Fi, a couch and a lounge chair. In addition, each room features a kitchenette with a sink, microwave, full-sized refrigerator, oven and cooktop, dishwasher, cookware, dishes and silverware. Both the one- and two-bedroom suites also feature separate living and sleeping rooms. The Residence Inn Pasadena Property features 129 studio rooms, seven one-bedroom King suites, four one-bedroom Double Queen and four two-bedroom suites.

LOAN #6: RESIDENCE INN PASADENA

Situated in Old Town Pasadena, the Residence Inn Pasadena Property is surrounded by more than 100 dining options, more than 200 boutiques and retailers, a farmers’ market and a variety of nightlife options. The Residence Inn Pasadena Property is also located within a mile of the Rose Bowl. The Rose Bowl is a football stadium that is the home to the UCLA Bruins football team and also serves as a venue for other sporting events and concerts and has previously played host to the Olympics. The Rose Bowl also hosts public stadium tours and the R.G. Canning Flea Market. The Residence Inn Pasadena Property is also in close proximity to Paseo Colorado, an upscale outdoor lifestyle center covering three city blocks, featuring shopping, dining and entertainment.

The Residence Inn Pasadena Property is located near the interchange of Interstates 710, 210 and the Ventura Freeway. The Residence Inn Pasadena Property is also approximately 15 miles southeast of Bob Hope Airport in Burbank and approximately 28 miles northeast of Los Angeles International Airport in El Segundo. The Pasadena Freeway (Interstate 110), which is approximately 10 miles southwest of the Residence Inn Pasadena Property and provides access to downtown Los Angeles. The Ventura Freeway provides access in a westerly direction from Pasadena through the central portion of the San Fernando Valley. The Ventura Freeway eventually becomes US Route 101 slightly west of Universal City and provides access to the northwestern portions of Los Angeles County, and further west to Ventura County.

The following table presents certain information relating to the 2016 demand analysis with respect to the Residence Inn Pasadena Property based on market segmentation, as provided in the appraisal for the Residence Inn Pasadena Property:

2016 Accommodated Room Night Demand(1)

Transient	Meeting and Group	Extended Stay
47.6%	2.4%	50%

(1)	Source: Appraisal.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Residence Inn Pasadena Property and its competitive set, as provided in a market research report for the Residence Inn Pasadena Property:

Historical Statistics(1)

	Residence Inn Pasadena	Competitive Set	Penetration
	2017	2017	2017
Occupancy	88.8%	77.4%	114.7%
ADR	$208.80	$177.13	117.9%
RevPAR	$185.37	$137.15	135.2%

(1)	Source: December 2017 Travel Research Report.

LOAN #6: RESIDENCE INN PASADENA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Residence Inn Pasadena Property:

Cash Flow Analysis(1)(2)

	2017	Underwritten	Underwritten $ per Room
Room Revenue	$9,743,025	$9,749,084	$67,702
Food & Beverage Revenue	59,688	59,688	415
Market Revenue	70,630	70,630	490
Other Revenue	589,304	589,304	4,092
Total Revenue	$10,462,648	$10,468,707	$72,699

Room Expense	$1,655,710	$1,656,740	$11,505
Food & Beverage Expense	12,215	12,215	85
Market Expense	31,992	31,992	222
Other Expense	1,079	1,079	7
Total Departmental Expense	$1,700,995	$1,702,025	$11,820
Total Undistributed Expense	1,638,842	1,638,842	11,381
Total Fixed Charges	1,442,435	1,389,748	9,651
Total Operating Expenses	$4,782,272	$4,730,614	$32,851

Net Operating Income	$5,680,376	$5,738,093	$39,848
FF&E	281,964	418,748	2,908
Net Cash Flow	$5,398,412	$5,319,345	$36,940

Occupancy	88.8%	88.8%
NOI Debt Yield	12.0%	12.1%
NCF DSCR	1.80x	1.77x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Residence Inn Pasadena Property was constructed in 2016. As such, historical information is not available.

■	Appraisal. According to the appraisal, the Residence Inn Pasadena Property had an “as-is” appraised value of $71,700,000 as of November 3, 2017.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$71,700,000	9.5%	7.6%

■	Environmental Matters. According to a Phase I environmental report, dated November 2, 2017, there are no recommendations for further action at the Residence Inn Pasadena Property.

■	Market Overview and Competition. The Residence Inn Pasadena Property is located on the corner of Fair Oaks Avenue and West Walnut Street, within the Old Town Historic District of Pasadena, California. The city of Pasadena is located in the northern central portion of Los Angeles County at the western end of the San Gabriel Valley. Pasadena is situated approximately ten miles northeast of downtown Los Angeles and approximately 25 miles inland from the Pacific Ocean. Pasadena is bordered by the city of Glendale to the west, the community of Altadena to the north, the cities of Sierra Madre and Arcadia to the east, and the cities of South Pasadena and San Marino to the south. The appraisal estimated that the population in 2016 within a one-, three-, and five-mile radius of the Residence Inn Pasadena Property is 32,779, 196,286, and 511,584 residents, respectively. Population within a one-mile radius grew from 2010-2017 at annual rate of approximately 1.3%, above growth rates experienced by Los Angeles County, and the state of California of 0.6%, and 0.9%, respectively.

Pasadena has three major business districts: the Central Business District (“CBD”), the Northwest Pasadena District and the East Pasadena Business District. The Residence Inn Pasadena Property is located in the CBD, which employs nearly 60,000 people in businesses ranging from small delicatessens to large engineering firms. The CBD includes four major areas of business and commercial development: Old Town Pasadena, an area featuring retail shops, restaurants and movie theaters; South Lake Avenue, an area featuring upscale shopping and home to many financial institutions; Civic Center, featuring many government and civic buildings and Paseo Colorado shopping mall; and Pasadena Playhouse District, which includes the Pasadena Playhouse, which is a registered historic landmark training ground for persons involved with theatrical, film, and television production, retail stores, bookstores and the nation’s first two-story Target store.

LOAN #6: RESIDENCE INN PASADENA

Old Town Pasadena is a popular visitor attraction in the Pasadena area. Old Town Pasadena is an area of approximately 20 square blocks, with a blend of retail, dining and entertainment options. The Old Town Pasadena area is listed on the National Register of Historic Places and is a redevelopment project of the City of Pasadena. Old Town Pasadena is centered along Colorado Boulevard between Pasadena Avenue to the west, and Arroyo Parkway to the east. The northern boundary of Old Town Pasadena is Corson Avenue and the southern boundary is Del Mar Avenue.

The area features a number of retailers, including Tiffany’s & Co., Forever XXI, Crate & Barrel, The Gap, Banana Republic, Il Fornaio, Apple, Cheesecake Factory, Restoration Hardware, Urban Outfitters, Barnes & Noble, Diesel, Guess, Chico’s, J. Crew, Armani Exchange, and Victoria’s Secret. The area is also home to the Gold Class Cinemas at One Colorado, an upscale cinema chain that offers light bites and cocktails during the film. Additional demand drivers in the area include the Rose Bowl, which is located approximately one mile from the Residence Inn Pasadena Property, Paseo Colorado and the Pasadena Civic Auditorium, which hosts the People’s Choice Awards and the annual Emmy awards for prime time television.

The primary competitive set for the Residence Inn Pasadena Property consists of seven full-service and select-service hotels located in the Pasadena area, ranging in size from 120 to 350 rooms, and containing an aggregate of 1,711 rooms, excluding the Residence Inn Pasadena Property. The appraisal identified one hotel under construction, the 186-room Hyatt Place Paseo Colorado, that will be fully competitive with the Residence Inn Pasadena Property upon completion. The Hyatt Place Paseo Colorado construction commenced in August 2017. In addition, the DusitD2 Pasadena property is currently in the second phase of an expansion, which will add amenities and 25 guestrooms. The hotel will remain fully competitive upon completion in mid-2018.

Residence Inn Pasadena Property Competitive Set(1)

Property	Number of Rooms	Year Opened
Residence Inn Pasadena Property	144	2016
Courtyard Pasadena Old Town	314	2000
Westin Pasadena	350	1989
Sheraton Hotel Pasadena	311	1975
Hilton Pasadena	296	1970
DusitD2 Pasadena	129	1926
Embassy Suites Arcadia	191	1984
Residence Inn Arcadia	120	1989
Total(2)	1,711

(1)	Source: Appraisal.
(2)	Total excludes the Residence Inn Pasadena Property.

■	The Borrower. The borrower is Fair Oaks SPE, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Residence Inn Pasadena Loan. The borrower sponsor and the non-recourse carveout guarantor is Robert D. Olson. Robert D. Olson is the owner and founder of R.D. Olson Development, a commercial real estate developer headquartered in Newport Beach, California. R.D. Olson Development was established in 1997 and specializes in developing hospitality properties, with 19 completed hotels and two under construction. R.D. Olson Development has developed 18 Marriott branded hotels throughout the Western United States and was awarded Marriott’s Developer of the Year award in 2017. The firm is also experienced in the development of office, retail, multifamily, and recreational projects.

■	Escrows. The requirement for the borrower to make monthly deposits for taxes, insurance, and FF&E is waived so long as (i) no event of default has occurred and is continuing, (ii) there is no monetary or material non-monetary default by the Residence Inn by Marriott, LLC (“Franchisor”) which default and failure to timely cure will result in either party having the right to terminate the franchise agreement, (iii) the Franchisor, or any other franchisor engaged in accordance with the loan documents, is managing the Residence Inn Pasadena Property and (x) with respect to the tax reserve account, is paying taxes directly, (y) with respect to the insurance reserve account, is paying insurance directly and (z) with respect to the FF&E reserve account, is reserving for FF&E directly, and (iv) the Franchisor CM Conditions (as defined below) are satisfied. If such conditions no longer apply, the borrower will be required, on a monthly basis, to make monthly deposits of (a) with respect to the tax reserve account, one-twelfth of the estimated annual taxes, (b) with respect to the insurance reserve account, provided that if such conditions are no longer satisfied or if the borrower or hotel manager fails to make timely payments under its insurance premium finance agreement with respect to any insurance policies and an acceptable blanket policy is no longer in place, one-twelfth of the estimated annual insurance premiums, and (c)(1) 4.0% of the projected rents for the property for the prior month as set forth in the most recent approved annual budget, (2) the then-current amount required by the property

LOAN #6: RESIDENCE INN PASADENA

management agreement and (3) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E.

“Franchisor CM Conditions” means each of the following conditions is satisfied: (i) no Franchisor is subject to any bankruptcy or insolvency proceeding, (ii) there is no monetary or material non-monetary default by Franchisor which default and failure to timely cure will result in either party having the right to terminate the franchise agreement, (iii) the Franchisor is complying with the terms of the franchise agreement and that certain subordination, non-disturbance and attornment agreement among Franchisor, the lender and the borrower with respect to receipt and application of property revenue, (iv) the Franchisor is also managing the property and (v) the applicable franchise agreement provides that the applicable franchisor will be entitled to receive all property cash flow and will be required to apply the same to operating expenses and brand management fees and will be required to remit any net amounts to the lockbox or such other account as is designated by the lender.

■	Lockbox and Cash Management. The Residence Inn Pasadena Loan is structured with a soft lockbox and in-place cash management. All credit card receipts are required to be deposited directly into the deposit account, and all non-credit card receipts are required to be deposited by the property manager in the deposit account within one business day of receipt by the borrower or property manager. Notwithstanding the foregoing, so long as the Franchisor CM Conditions remain satisfied all revenues may be collected and applied by the property manager in accordance with the terms of the management agreement and any distributions of remaining funds to the borrower are required to be directly deposited into the deposit account. Amounts on deposit in the deposit account are required to be transferred daily to an account controlled by the lender (the “Cash Management Account”). Provided no Trigger Event (as defined below) occurs, the Cash Management Account is required to permit automatic transfers of excess cash flow into the borrower’s operating account (unless a mezzanine loan event of default has occurred or the mezzanine lender has notified the lender that it is entitled to sums beyond regular debt service pursuant to the mezzanine loan documents, in which case, said excess cash flow is required to be remitted to the mezzanine lender) following payment of all monthly amounts due under the loan documents including, without limitation, taxes and insurance, debt service and required reserves and also approved operating expenses and mezzanine debt service.

A “Trigger Event” means occurrence of (i) an event of default under the loan documents (ii) the debt service coverage ratio for the total debt falling below 1.15x until such time that the debt service coverage ratio for the total debt is at least 1.20x for two consecutive calendar quarters. The debt service coverage ratio will be calculated based on: (x) the debt service payable for both the mortgage loan and the mezzanine loan and (y) assuming that the mezzanine loan is amortizing on a 30 year schedule (regardless of the fact that mezzanine loan debt service payments may be “interest only”).

■	Hotel Management. The Residence Inn Pasadena Property is managed by Residence Inn by Marriott, LLC, pursuant to a management agreement expiring in July 2046 (the “Marriott Management Agreement”).

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Residence Inn Pasadena Loan, Quadrant Mezzanine Partners, LLC funded a mezzanine loan in the amount of $4,500,000 to Fair Oaks Mezz, LLC. The mezzanine loan is interest only for its full term and carries an interest rate of 10.25000% per annum and is co-terminus with the Residence Inn Pasadena Loan. An intercreditor agreement is in place with respect to the Residence Inn Pasadena Loan and the related mezzanine loan.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Residence Inn Pasadena Loan documents require that the “all-risks” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Residence Inn Pasadena Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the Residence Inn Pasadena Property for 18 months and containing an extra period of indemnity endorsement of 12 months. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Residence Inn Pasadena Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #7: MARINA HEIGHTS STATE FARM

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(4)	GACC
Location (City/State)	Tempe, Arizona	Cut-off Date Balance(5)		$45,000,000
Property Type	Office	Cut-off Date Balance per SF(2)(5)		$275.69
Size (SF)	2,031,293	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 12/7/2017	99.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/7/2017	99.5%	Type of Security		Leasehold
Year Built / Latest Renovation	2015-2017 / NAP	Mortgage Rate		3.55950%
Appraised Value	$960,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/20/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	Transwestern Investment Group,	Original Interest Only Period (Months)		120
Property Management	Corporate Properties Trust III, L.P.	First Payment Date:		2/6/2018
Transwestern Commercial Services Arizona, L.L.C		Anticipated Repayment Date(6):		1/6/2028
		Maturity Date(6):		1/6/2033

Underwritten Revenues	$83,160,015
Underwritten Expenses	$19,826,859	Escrows(7)
Underwritten Net Operating Income (NOI)	$63,333,156		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$63,137,233	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	58.3%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	58.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	3.13x / 3.12x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	11.3% / 11.3%	Other	$0	$0

Sources and Uses(8)

Sources	$	%	Uses	$	%
Mortgage Loan	$560,000,000	58.4%	Purchase Price(10)	$930,000,000	97.1%
Principal Cash Equity Contribution	375,736,548	39.2	Imputed Equity Purchase	22,500,000	2.3
Imputed Equity Contribution(9)	22,500,000	2.3	Closing Costs(11)	5,736,548	0.6
Total Sources	$958,236,548	100.0%	Total Uses	$958,236,548	100.0%

(1)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Loan Combination (as defined below).

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Marina Heights State Farm Loan Combination.

(3)	The DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF are based on the adjusted underwritten net operating income and net cash flow (as set forth under the “Cash Flow Analysis” chart below), and include the net present value of future contractual rent increases in the amount of $11,242,393, as well as other adjustments. The DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI absent such adjustments are 2.62x and 9.4%, respectively.

(4)	The Marina Heights State Farm Loan Combination was originated by GSMC (as defined below) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Loan Combination were transferred to DBNY (as defined below), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Preliminary Prospectus.

(5)	The Marina Heights State Farm Loan is part of a loan combination evidenced by eight pari passu notes with an aggregate outstanding principal balance of $560.0 million. The Mortgage Loan Information presented in the chart above reflects the $560.0 million aggregate outstanding principal balance as of the Cut-off Date of the Marina Heights State Farm Loan Combination.

(6)	The Marina Heights State Farm Loan Combination has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of January 6, 2033. From and after the Anticipated Repayment Date, (a) the Marina Heights State Farm Loan Combination accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.

(7)	See “—Escrows” below.

(8)	The Marina Heights State Farm Loan Combination was used to finance the purchase of the Marina Heights State Farm Property by a wholly-owned subsidiary of a joint venture between JDM (as defined below) and Transwestern (as defined below) in a sale lease-back transaction from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”).

(9)	Represents the value of Transwestern’s equity interest in partnership based on borrower’s purchase price.

(10)	Represents the contractual purchase price.

(11)	Closing Costs include costs associated with the purchase and sale transaction.

■	The Mortgage Loan. The mortgage loan (the “Marina Heights State Farm Loan”) is evidenced by one note in the original principal amount of $45.0 million, which is part of a loan combination (the “Marina Heights State Farm Loan Combination”) evidenced by eight pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $560.0 million. The Marina Heights State Farm Loan Combination is secured by a first mortgage lien encumbering the borrower’s leasehold interest in a five building office complex (approximately 2.03 million SF) that was completed in 2017 in Tempe, Arizona to serve as the regional headquarters for State Farm (as defined below) (the “Marina Heights State Farm Property”).

The Marina Heights State Farm Loan Combination was originated by Goldman Sachs Mortgage Company (“GSMC”) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Loan Combination were transferred to Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Preliminary Prospectus. The note evidencing the Marina Heights State Farm Loan represents approximately 4.1% of the Initial Pool Balance. Each note evidencing the Marina Heights State Farm Loan Combination has an interest rate of (i) prior to the ARD, 3.55950% per annum and (ii) following the ARD, the sum of (a)       the greater of (x) 3.5595% and (y) the rate for U.S. dollar swaps with a 10-year maturity, as of the ARD plus (b) 3.0% per annum. All interest in excess of the initial rate will be deferred and not be payable until the outstanding principal balance of the Marina Heights State Farm Loan Combination has been paid in full. The borrower utilized the proceeds of the Marina Heights State Farm Loan Combination along with approximately $375.7 million in principal equity and approximately $22.5 million in imputed equity to finance the purchase of the Marina Heights State Farm Property by a wholly-owned subsidiary of a joint venture between JDM Partners, LLC (“JDM”) and Transwestern Investment Group (“Transwestern”, together with JDM, the “Borrower Sponsor”) in a sale leaseback transaction

LOAN #7: MARINA HEIGHTS STATE FARM

from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”) and fund origination costs.

The Marina Heights State Farm Loan Combination had an initial term of 120 months and has a remaining term of 117 months (based on the ARD) as of the Cut-off Date. The Marina Heights State Farm Loan Combination is structured with an ARD of January 6, 2028, a final maturity date of January 6, 2033 and will be interest only for the entire term until the ARD. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm Loan Combination will amortize on a 30-year schedule. At any time on or after the loan due date in January 2019, the borrower will have the right to prepay the Marina Heights State Farm Loan Combination in whole or in part. Any voluntary prepayments prior to the due date in July 2027 require a yield maintenance premium, which may be no less the 1% of the amount prepaid.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-C-1	$45,000,000	$45,000,000	Benchmark 2018-B3	No
A-1-S	$264,000,000	$264,000,000	GSMS 2017-FARM	Yes
A-2-C4, A-2-C5	$41,000,000	$41,000,000	Benchmark 2018-B2	No
A-1-C1(1)	$72,500,000	$72,500,000	GSMS 2018-GS9	No
A-1-C2(2)	$27,500,000	$27,500,000	GSMC	No
A-2-C2, A-2-C3(2)	$110,000,000	$110,000,000	DBNY	No
Total / Wtd. Avg.	$560,000,000	$560,000,000

(1)	Promissory note A-1-C1 is currently held by Goldman Sachs Mortgage Company (“GSMC”) and is expected to be contributed to the GSMS 2018-GS9 Trust, which is expected to close on March 29, 2018.

(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Marina Heights State Farm Property is an approximately 2.03 million SF office campus located in Tempe, Arizona consisting of approximately (i) 1.97 million SF of office space, (ii) approximately 58,000 SF of dining, retail, and wellness space and (iii) approximately 8,000 SF of management office space, located on an approximately 20-acre site on the Rio Solado Parkway between Arizona State University and Tempe Town Lake. The Marina Heights State Farm Property consists of five regional headquarters office buildings and was delivered to State Farm in 2015 through 2017 to meet the company’s need for a campus to accommodate the consolidation of approximately 10,000 employees from across the southwest region. As part of this strategy, the Marina Heights State Farm Property was developed as a Class A office campus offering modern finishes and flexible configurations for office, conference and training needs. The Marina Heights State Farm Property also offers 7,991 parking spaces (3.9 spaces per 1,000 SF).

The Marina Heights State Farm Property features large, raised floor plates, raised ceilings, modern building systems, along with marble and natural hardwood lobby accents and ground floor café and restaurant tenants. Furthermore, the campus offers access to Loop 202 and is approximately four miles from the Phoenix Sky Harbor International Airport. The Marina Heights State Farm Property is also expected to be a future stop for the Tempe Streetcar (which is in an initial construction phase and is not expected to be completed prior to 2020), which is anticipated to provide access to the airport, downtown and central Phoenix, and west Mesa via the Valley Metro Light Rail.

The Marina Heights State Farm Property was 99.5% leased as of December 7, 2017 to nine tenants, the largest of which is State Farm, which occupies approximately 97.1% of the total net rentable area (“NRA”), including 100.0% of the office space and contributes to 98.8% of UW Base Rent. In addition to State Farm, the Marina Heights State Farm Property is leased to Mountainside Fitness, Compass, Honor Health, and Transwestern’s management office (in the aggregate representing 2.3% of the total SF and 1.2% of UW Base Rent). Founded in 1922 and based in Bloomington, Illinois, State Farm had approximately $148 billion in total assets as of December 2016. State Farm generated a net loss of $2.6 billion in 2016, with net written premiums of $39.6 billion and net investment income of $3.4 billion. A.M. Best Co. gives an A++ rating to State Farm Mutual Automobile Insurance Company. State Farm operates in every state and Washington, D.C. through its independent field agents that operate through localized offices. In January 2015, State Farm sold all of its Canadian businesses to the Desjardins Group.

The Marina Heights State Farm Property represents an operations center that houses approximately 10,000 employees in various roles including regional managers, claims processing and field agents serving State Farm’s Southwestern markets. The five office buildings are leased to State Farm pursuant to five separate long-term leases averaging more than 20 years across the five buildings, with the option to renew each lease for up to 20 additional years. The State Farm leases are triple net, allowing the pass through of Marina Heights State Farm Property operating expenses, and provide for annual rent escalations of 2.0%. The buildings were designed and built to

LOAN #7: MARINA HEIGHTS STATE FARM

accommodate the consolidation of approximately 10,000 employees from across the region. There are two additional buildings on the campus for retail and wellness facilities.

The following table presents certain information relating to the major tenants at the Marina Heights State Farm Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating(2) (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
State Farm Building B	NA / AA / NA	575,639	28.3%	$15,265,946	28.9%	$26.52	12/31/2042	Various, up to 20 years(3)
State Farm Building E	NA / AA / NA	426,902	21.0	11,321,441	21.4	26.52	12/31/2032	Various, up to 20 years(3)
State Farm Building D	NA / AA / NA	370,332	18.2	9,821,205	18.6	26.52	12/31/2035	Various, up to 20 years(3)
State Farm Building A	NA / AA / NA	347,851	17.1	9,225,009	17.5	26.52	12/31/2037	Various, up to 20 years(3)
State Farm Building C	NA / AA / NA	245,370	12.1	6,507,212	12.3	26.52	12/31/2039	Various, up to 20 years(3)
MarinaLink (State Farm)	NA / AA / NA	7,154	0.4	182,427	0.3	25.50	3/31/2027	Various, up to 20 years(3)
Mountainside Fitness	NA / NA / NA	17,485	0.9	174,850	0.3	10.00	3/31/2027	Various, up to 20 years(3)
Honor Health	NA / NA / NA	5,736	0.3	123,496	0.2	21.53	7/31/2027	NA
Compass - Cafe 450	NA / NA / NA	6,610	0.3	69,446	0.1	10.51	12/31/2031	NA
Compass - Matt’s Big Breakfast	NA / NA / NA	5,007	0.2	52,605	0.1	10.51	12/31/2031	NA
Ten Largest Owned Tenants		2,008,086	98.9%	$52,743,637	99.9%	$26.27
Remaining Tenants(4)		12,719	0.6	54,846	0.1	4.31
Vacant		10,488	0.5	0.0	0.0	0.00
Total / Wtd. Avg. All Tenants(4)		2,031,293	100.0%	$52,798,483	100.0%	$26.13

(1)	Based on the underwritten rent roll dated December 7, 2017.

(2)	Ratings for State Farm leases are those for State Farm Mutual Automobile Insurance Company, the tenant on each State Farm lease. Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	A maximum of twenty (20) years in aggregate comprised of consecutive periods of five (5) or ten (10) years, at tenant’s election. Partial renewal is permitted for one or more full contiguous floors.

(4)	Approximately 7,536 SF of Remaining Tenants represents the management office which is occupied NRA with no rent attributed. UW Base Rent $ per SF is calculated net of such amenity space tenants.

The following table presents the lease rollover schedule at the Marina Heights State Farm Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(1)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0	$0.00	0
2018	0	0.0	0.0	0	0.0	0.00	0
2019	0	0.0	0.0	0	0.0	0.00	0
2020	0	0.0	0.0	0	0.0	0.00	0
2021	0	0.0	0.0	0	0.0	0.00	0
2022	0	0.0	0.0	0	0.0	0.00	0
2023	0	0.0	0.0	0	0.0	0.00	0
2024	0	0.0	0.0	0	0.0	0.00	0
2025(2)	915	0.0	0.0	0	0.0	0.00	0
2026(2)	6,621	0.3	0.4	0	0.0	0.00	1
2027	30,375	1.5	1.9	480,773	0.9	15.83	3
2028	0	0.0	1.9	0	0.0	0.00	0
2029 & Thereafter	1,982,894	97.6	99.5	52,317,710	99.1	26.38	0
Vacant	10,488	0.5	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(2)	2,031,293	100.0%		$52,798,483	100.0%	$26.13	4

(1)	Calculated based on approximate NRA occupied by each owned tenant unless otherwise specified. Wtd. Avg. UW Base Rent $ per SF excludes vacant space and 7,536 SF used as the management office which is occupied NRA with no rent attributed.

(2)	Includes a total of 7,536 SF which pertains to the management office, which does not pay rent or reimbursements at the Marina Heights State Farm Property and is not is considered a tenant.

The following table presents certain information relating to historical leasing at the Marina Heights State Farm Property:

Historical Leased %(1)

	2014(1)	2015(1)	2016(1)	As of 12/7/2017(2)
Owned Space	NAV	NAV	NAV	99.5%

(1)	The Marina Heights State Farm Property was built in 2017, therefore the historical occupancy prior to 2017 is not available.

(2)	Based on the underwritten rent roll dated December 7, 2017.

LOAN #7: MARINA HEIGHTS STATE FARM

The following table presents certain information relating to ground lease expense projections at the Marina Heights State Farm Property:

Year Ending November 30	Ground Rent
November 30, 2018	$0
November 30, 2019	$0
November 30, 2020	$0
November 30, 2021	$0
November 30, 2022	$0
November 30, 2023	$84,983
November 30, 2024	$2,232,395
November 30, 2025	$4,106,789
November 30, 2026 and thereafter	$4,375,033

(1)       Source: Ground Lease Agreement.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marina Heights State Farm Property:

Cash Flow Analysis(1)

	In-Place	Underwritten	Underwritten $ per SF
Base Rent(2)	$52,798,483	$52,798,483	$25.99
Contractual Rent Steps(3)	0	11,242,393	5.53
Gross Up Vacancy	0	300,493	0.15
Gross Potential Rent	$52,798,483	$64,341,369	$31.68
Total Reimbursements(4)	17,819,370	19,919,069	9.81
Net Rental Income	$70,617,853	$84,260,438	$41.48
Economic Vacancy & Credit Loss(5)	0	(1,100,423)	(0.54)
Effective Gross Income	$70,617,853	$83,160,015	$40.94

Real Estate Taxes	$0	$0	$0.00
Insurance	467,004	467,004	0.23
Management Fee	446,884	1,000,000	0.49
Other Operating Expenses(6)	16,802,374	18,359,855	9.04
Total Operating Expenses	$17,716,262	$19,826,859	$9.76

Net Operating Income	$52,901,590	$63,333,156	$31.18
TI/LC	0	53,733	0.03
Capital Expenditures	0	142,191	0.07
Net Cash Flow	$52,901,590	$63,137,233	$31.08

Occupancy	99.5%	98.7%
NOI Debt Yield	9.4%	11.3%
NCF DSCR	2.62x	3.12x

(1)	Historical financial information is not available as the Marina Heights State Farm Property was constructed from 2015 to 2017.

(2)	Base Rent is based on contractual rent as of December 7, 2017 and contractual rent steps through January 31, 2019

(3)	Contractual Rent Steps reflect the net present value of future contractual rent steps for State Farm leases (office and Marina Link space) through the lease term (excluding any rent steps already captured in Rents in Place), using a discount rate of 7.0%.

(4)	Underwritten Total Reimbursements reflect contractual expense reimbursements for all tenants at the Marina Heights State Farm Property, based on a pro-rata share of budgeted expenses and management office rent and reimbursements. Adjusted Underwritten Total Reimbursements are calculated the same as Underwri tten In-Place, however the additional management fee and ground rent expense is passed through to occupied tenants.

(5)	Economic Vacancy & Credit Loss reflects 1.0% vacancy for State Farm space, in-place economic vacancy for retail space of 21.2% and 0% vacancy on management office space.

(6)	Other Operating Expenses includes the average of ground rent expense over the Marina Heights State Farm Loan Combination term, which is required to be reimbursed by the tenants (other than the tenant under the space used for management).

■	Appraisal. According to the appraisal, the Marina Heights State Farm Property had an “as-is” appraised value of $960,000,000 and a “go dark” value of $573,000,000 as of November 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$991,930,000	N/A	5.25%
Discounted Cash Flow Approach(1)	$953,189,000	6.75%	6.00%

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 28, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Marina Heights State Farm Property.

LOAN #7: MARINA HEIGHTS STATE FARM

■	Market Overview and Competition. The Marina Heights State Farm Property is located in Tempe, Arizona. According to third party research reports, demand has largely kept pace with the supply that has come on line in recent years, mainly due to the Marina Heights State Farm Property. The submarket has a Class A occupancy of 93.3% as of third quarter 2017, according to an industry market report.

According to a 2017 year end market research report, the Tempe office submarket had a vacancy rate of 6.7% for Class A office properties as of third quarter 2017 which has remained near or below the historical average since 2013. The gross market rents for Class A office leases were $34.46 per SF as of the third quarter of 2017. Seven office lease comparables have asking rents ranging from $21.06 per SF to $27.56 per SF on a triple-net basis and $31.50 per SF to $44.00 per SF on a gross rent basis.

The following table presents certain information relating to comparable office leases locally as well as other State Farm super-regional headquarters leases comparables for the Marina Heights State Farm Property:

Office Lease Comparables(1)

	Marina Heights State Farm Property(2)	State Farm Atlanta	State Farm Campus at CityLine	Hayden Ferry Lakeside – Phase II
Location	Tempe, AZ	Dunwoody, GA	Richardson, TX	Tempe, AZ
Class	A	AA	A	A
Lease Type	NNN	NNN	NNN	Gross
Quoted Rent PSF	$26.52 ($35.37 Gross)	$27.56	$21.06	$44.00
Comparable Lease Tenant	State Farm	State Farm	State Farm	KPMG
Lease Size (SF)	1,966,094	569,778	2,105,733	25,577
Lease Date	2017	2017	2016	2017
Approx. Lease Term (Years)	20.0	20.0	21.0	5.0

	Hayden Ferry Lakeside I	Papago Gateway Center	Rio 2100 – Freedom Financial Building 1	The Grand at Papago Park Center Phase I
Location	Tempe, AZ	Tempe, AZ	Tempe, AZ	Tempe, AZ
Class	A	A	A	A
Lease Type	Gross	Gross	NNN	Gross
Quoted Rent PSF	41.0	34.0	25.0	31.5
Comparable Lease Tenant	Edelman Financial	WSP USA Inc	Freedom Financial Network	Union Bank
Lease Size (SF)	5,165	29,137	300,000	170,404
Lease Date	2017	2017	2017	2017
Approx. Lease Term (Years)	5.0	1.0	11.0	11.0

(2)	Source: Appraisal.

(3)	Based on the underwritten rent roll dated December 7, 2017.

■	The Borrower. The borrower is Corporate Properties Tempe SPE, L.L.C., a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marina Heights State Farm Loan Combination. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Loan Combination.

The Marina Heights State Farm Property is indirectly owned by a joint venture between JDM and Transwestern. JDM is a Phoenix-based real estate development and equity fund management firm. JDM sponsors multiple real estate funds and a JDM managed fund is the limited partner and majority equity holder or joint venturer. As of December 31, 2016, JDM’s fund assets consist of office, commercial, and resort assets, including 23 commercial and office buildings in 16 states, totaling over six million SF (not including the Marina Heights State Farm Property). JDM has an existing relationship with State Farm as State Farm is the tenant in 20 of the 23 commercial and office buildings referenced above and accounts for over 4.8 million of the over six million SF. Transwestern, an investment advisor, is the general partner and a minority equity holder of the joint venture. Transwestern has an existing relationship with State Farm, including acting as general partner, minority equityholder and property manager of State Farm’s two other super-regional headquarters in Richardson, Texas and Dunwoody, Georgia.

■	Escrows. On each due date, during the continuance of a Trigger Period (as defined below) or after the ARD (or following any failure of State Farm to pay all required taxes, insurance, and ground rent payments when due), an amount equal to the sum of (i) 1/12 of projected annual property taxes, (ii) 1/12 of projected annual ground rent and (iii) 1/12 of projected annual insurance premiums. In addition, during the continuance of a Trigger Period or after the ARD, (i) an amount equal to approximately $338,549 ($2.00 per SF per annum) into a tenant improvements and leasing commissions reserve and, (ii) an amount equal to approximately $50,782 ($0.30 per SF per annum) into a capital expenditure reserve. Further, on each due date (i) during the continuance of a Trigger Period, (ii) during the

LOAN #7: MARINA HEIGHTS STATE FARM

continuance of an event of default under the Marina Heights State Farm Loan Combination or (iii) after the ARD, the related loan documents require an excess cash flow reserve as discussed under “Lockbox and Cash Management” below.

■	A “Trigger Period” means any period during which (i) State Farm is in default under any lease beyond any applicable notice and cure period, (ii) State Farm is rated below Baa3 by Moody’s (to the extent that Moody’s is then rating State Farm) or BBB- by S&P, (iii) State Farm has surrendered, cancelled or terminated any of the State Farm leases or given written notice of its intent to surrender, cancel or terminate any of State Farm leases, (iv) State Farm fails to continuously occupy at least 50.0% of the aggregate space demised by all of the State Farm leases, or (v) State Farm is the subject of a voluntary or involuntary bankruptcy proceeding or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction or State Farm has otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors. A Trigger Period will no longer be continuing if a replacement tenant or replacement tenants that are each rated Baa3 or better by Moody’s and BBB- or better by S&P and have assumed the obligations of State Farm under its leases or have entered into a replacement lease(s) for the State Farm space.

■	Lockbox and Cash Management. The Marina Heights State Farm Loan Combination documents require a hard lockbox with springing cash management. The Marina Heights State Farm Loan Combination documents required the borrower or the property manager to deliver tenant direction letters of the Marina Heights State Farm Loan Combination, which directed tenants to pay rent directly to a lender-controlled lockbox account and required that all other money received by the borrower with respect to the Marina Heights State Farm Property (other than tenant security deposits required to be held in escrow accounts) be promptly deposited into such lockbox account during the term of the Marina Heights State Farm Loan Combination. Prior to the ARD, for so long as no Trigger Period or event of default under the Marina Heights State Farm Loan Combination is continuing, funds in the lockbox account will be transferred daily at the direction of the borrower. After the occurrence of and during the continuance of a Trigger Period, after the ARD or during the continuance of an event of default under the Marina Heights State Farm Loan Combination all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the Marina Heights State Farm Loan Combination (provided, however, that to the extent no event of default is then ongoing, funds in the excess cash flow account will be made available to the borrower for: (x) certain tenant improvement and/or leasing commission costs (to the extent there are, as of said date of disbursement, insufficient funds in the leasing reserve for payment of the same) and, (y) certain operating expenses that are due and payable (provided that cash flow from the Property is insufficient to make such payments).

■	Property Management. The Marina Heights State Farm Property is managed by Transwestern Commercial Services Arizona, L.L.C., an affiliate of the borrower.

■	Permitted Mezzanine or Secured Subordinate Indebtedness. None permitted, with the exception of: (i) trade payables not represented by a note (customarily paid by the borrower within 60 days of incurrence and in fact not more than 60 days outstanding) incurred in the ordinary course of business in an amount not to exceed 2.0% in the aggregate of the initial principal balance of the Marina Heights State Farm Loan Combination; (ii) ground rents and taxes that are not delinquent; and (iii) tenant allowances and capital expenditure costs required under the leases or otherwise permitted under the loan documents and paid on or before when due. Unsecured partner loans made to Corporate Properties Trust III, L.P. or any entity that owns a direct or indirect interest in Corporate Properties Trust III, L.P. are permitted only if the Borrower has no obligations thereunder. Direct and indirect mezzanine debt and preferred equity will be prohibited, except for (i) any pledge of direct or indirect non-controlling minority equity interests in and rights to distributions from an equityholder meeting certain qualifications under the loan documents (a “Qualified Equityholder”), (ii) any pledge by the holder of an indirect non-controlling (other than veto right over certain major decisions) equity interest in the borrower of its right to cash distributions only, and (iii) the issuance of direct or indirect preferred equity interests in a qualified equityholder to another qualified equityholder that is subordinate to the loan and is subject to approval of the rating agencies.

■	Ground Lease. The borrower’s interest with respect to the property is through a ground lease with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”) that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years. The ground lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the ground lease until the 8th anniversary of the day the first certificate of occupancy was issued for such phase. The rent commencement dates for the phases begin on October 13, 2023 and the final phase rent commences March 3, 2025.

LOAN #7: MARINA HEIGHTS STATE FARM

The maximum ground rent expense once rent commences for all phases is $4,375,033 per annum. There are no contractual ground lease increases. $30,905,569 of rent was prepaid to the Ground Lessor. In addition to ground rent, the Ground Lease requires the tenant to cover certain additional costs and expenses, including but not limited to (i) annual payments to the city of Tempe, which includes a set of annual payments calculated on gross building space and number of office floors (a portion of these payments fund K-12 city schools) and a $309,315 annual municipal services fee, (ii) annual payments to the Rio Salado Community Facilities District equal to the Ground Lessor’s proportionate share of maintaining the adjacent public lake and park and (iii) all taxes, assessments, utility fees or other charges imposed upon or that are a lien on the Marina Heights State Farm Property or the improvements. For example, pending the execution of the Streetcar Development Agreement in order to develop the Streetcar project, the borrower will be required to pay annual payments of $210,125.30 for 20 years, totaling an aggregate payment of $4,202,506. The Marina Heights State Farm Property is exempt from property taxes because the Ground Lessor is a tax exempt government agency. The Ground Lease prohibits the Ground Lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The Marina Heights State Farm Loan Combination was underwritten assuming no property taxes are paid.

■	Condominium. The Marina Heights State Farm Property has been divided into multiple condominium units. On the origination date, the borrower represented that every condominium unit was owned by the borrower and was part of the collateral by way of the condominium units being part of the ground leasehold interest in the Marina Heights State Farm Property held by the borrower. The borrower further represented it owned 100% of the undivided interests in the common elements of the condominium, that the condominium units owned by the borrower were the only condominium units in the condominium and that it controls 100% of the condominium association. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests” in the Preliminary Prospectus.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism. So long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Property, or, if TRIPRA or a similar statute is not in effect, if terrorism insurance is commercially available, the amount of such coverage that can be obtained for an amount equal to two times the premium payable at such time in respect of the Property and business interruption/rental loss insurance required under the loan agreement on a standalone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: CROSSPOINT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(2)		GACC
Location (City/State)	Lowell, Massachusetts	Cut-off Date Balance(3)		$45,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$113.61
Size (SF)	1,320,254	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 1/11/2018	95.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/11/2018	95.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1979 / 2015-2017	Mortgage Rate		4.73400%
Appraised Value	$250,000,000	Original Term to Maturity (Months)		120
Appraisal Date	1/8/2018	Original Amortization Term (Months)		NAP
Borrower Sponsors	Samuel T. Byrne and William H. Kremer	Original Interest Only Period (Months)	120
Property Management	ALP CrossPoint Manager LLC	First Payment Date	3/4/2018
		Maturity Date		2/6/2028

Underwritten Revenues	$31,402,846
Underwritten Expenses	$13,741,126	Escrows(4)
Underwritten Net Operating Income (NOI)	$17,661,721		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,117,023	Taxes	$240,000	$240,000
Cut-off Date LTV Ratio(1)	60.0%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	60.0%	Replacement Reserve	$0	$18,704
DSCR Based on Underwritten NOI / NCF(1)	2.45x / 2.24x	TI/LC(5)	$0	$110,021
Debt Yield Based on Underwritten NOI / NCF(1)	11.8% / 10.7%	Other(6)	$6,500,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$150,000,000	63.7%	Purchase Price(7)	$227,200,000	96.5%
Principal’s New Cash Contribution	85,555,563	36.3	Reserves	6,740,000	2.9
			Closing Costs	1,615,563	0.7
Total Sources	$235,555,563	100.0%	Total Uses	$235,555,563	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the CrossPoint Loan Combination (as defined below).

(2)	The CrossPoint Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) on January 16, 2018. Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) acquired three pari passu notes, with an aggregate original principal balance of $45.0 million and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Preliminary Prospectus.

(3)	The Cut-off Date Balance of $45,000,000 represents the controlling note A-1, non-controlling note A-7 and non-controlling note A-10 which are part of a loan combination evidenced by 10 pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. The related companion loans are referenced in the “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	TI/LC rollover reserve is subject to a cap of $3,960,762.

(6)	The Upfront Other escrow includes $6,500,000 for outstanding free rent.

(7)	Anchor Line Partners, LLC, an affiliate of the CrossPoint Property manager, was part of the prior ownership structure of the CrossPoint Property (as defined below) and has retained an approximate 3.5% ownership stake in conjunction with the acquisition.

■	The Mortgage Loan. The mortgage loan (the “CrossPoint Loan”) is evidenced by three notes in the aggregate original principal amount of $45.0 million, which are part of a loan combination (the “CrossPoint Loan Combination”) evidenced by 10 notes with a combined outstanding principal balance as of the Cut-off Date of $150.0 million. The CrossPoint Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in four interconnected Class A office towers totaling 1,320,254 SF located in Lowell, Massachusetts (the “CrossPoint Property”). The CrossPoint Loan Combination was originated by CCRE on January 16, 2018. DBNY acquired three pari passu notes, with an aggregate original principal balance of $45.0 million and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Preliminary Prospectus. The notes evidencing the CrossPoint Loan represent approximately 4.1% of the Initial Pool Balance. Each note evidencing the CrossPoint Loan Combination has an interest rate of 4.73400% per annum. The borrower utilized the proceeds of the CrossPoint Loan Combination along with approximately $85.6 million in equity to acquire the CrossPoint Property, fund reserves and pay origination costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-7, A-10	$45,000,000	$45,000,000	Benchmark 2018-B3	Yes
A-2, A-3, A-9	$50,000,000	$50,000,000	UBS 2018-C8	No
A-5, A-6	$25,000,000	$25,000,000	CGCMT 2018-B2	No
A-4, A-8	$30,000,000	$30,000,000	UBS 2018-C9	No
Total / Wtd. Avg.	$150,000,000	$150,000,000

The CrossPoint Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The CrossPoint Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the CrossPoint Loan Combination is the due date in February 2028. Provided no event of default, at any time after the second anniversary of the securitization of the last portion of CrossPoint Loan Combination, the CrossPoint Loan Combination may be defeased with certain direct full faith and

LOAN #8: CROSSPOINT

credit obligations of the United States of America or other obligations which are “government securities” permitted under the CrossPoint Loan Combination documents. Voluntary prepayment of the CrossPoint Loan Combination is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The CrossPoint Property consists of three Class A multi-tenant office towers (Tower 1, Tower 2 and Tower 3), and one vacant 13,700 SF single-story building on the northeast corner, across approximately 42.9 acres in Lowell, Massachusetts. Towers 1 & 3 each consists of 13 floors while Tower 2 has 14 floors, resulting in a total of 40 floors and 1,320,254 SF. The CrossPoint Property was constructed in 1979 and recently underwent a large-scale renovation totaling approximately $76.3 million in capital expenditures and leasing costs that was completed in 2017. The renovation included an exterior wall reconstruction to increase square footage and improve natural light penetration, a lobby renovation, HVAC upgrades and relocation, electrical system upgrades, and the addition of the fitness center and cafeteria.

The CrossPoint Property is a Class A property that features a range of amenities including (i) Fuel, a 16,186 SF dining facility, (ii) Flex, a 7,027 SF fitness facility that includes a weight room, gaming center, yoga classes, and golf-simulator, (iii) Lawn, a 16,811 SF conference facility that includes two auditoriums (500 and 200 seats) and three conference rooms (50, 30, and 20 seat rooms) and (iv) a basketball court. In addition, the CrossPoint Property has tenants that provide additional amenities including (i) Little Sprouts, a 12,768 SF day-care facility that has a 215 child capacity and (ii) Tavern in the Square, an 8,385 SF restaurant located on the main floor of Tower 3, with 2017 gross sales of $6,152,608 (2.7% occupancy cost).

The CrossPoint Property is located between entrance points to U.S. Route 3 (the Northwest Expressway), State Route 2B (the Lowell Connector), and Interstate 495, providing access to transportation throughout New England. The CrossPoint Property provides for approximately 4,000 parking spaces, 306 of which are contained in an attached two-level garage.

The CrossPoint Property benefits from an easement agreement with the owner of an adjacent parcel that provides 2,745 parking spaces on approximately 27 acres. Any amendments to the parking easement agreement are subject to (i) the lender’s prior written approval and (ii) compliance with zoning laws and ordinances.

As of January 11, 2018, the CrossPoint Property was 95.4% leased to 22 tenants, with major national tenants such as Kronos Incorporated (38.3% of net rentable area; rated B+/B1/B by Fitch/Moody’s/S&P), Verizon New England (23.9% of net rentable area; rated A-/Baa1/BBB+ by Fitch/Moody’s/S&P), Arris Technology, Inc. (10.9% of NRA; rated NR/Ba3/BB by Fitch/Moody’s/S&P) and Vantiv eCommerce, LLC (4.8% of net rentable area).

Kronos Incorporated (“Kronos”), which leases all of Tower 1 and portions of Towers 2 and 3, is a provider of workforce management and human capital management cloud solutions for businesses, healthcare providers, educational institutions, and government agencies of all sizes. Tens of thousands of organizations, including half of the Fortune 1000 and more than 40 million people in over 100 countries use Kronos every day. Founded in Lowell in 1977, Kronos recently relocated its headquarters back to Lowell by executing a 12-year lease in May 2016 at the CrossPoint Property. In conjunction with its headquarters relocation, Kronos invested approximately $12.0 million ($24 per SF) and according to the borrower sponsors, Kronos plans to grow its corporate headquarters’ employee count from 1,600 to 2,000. Additionally, the tenant received an approximate $33.0 million ($65 per SF) tenant improvement package from the prior owner that included structural and base system upgrades. The tenant improvement allowance granted to tenant has been disbursed in full by the landlord under the Kronos lease.

In the event the CrossPoint Borrower (as defined below) intends to sell the CrossPoint Property, Kronos has a right of first offer to purchase the CrossPoint Property. The right to purchase does not apply to a sale pursuant to an exercise of a power of sale, foreclosure by mortgage, delivery of a deed in lieu of foreclosure or any ensuing sale of the CrossPoint Property after the CrossPoint Property is relinquished by the CrossPoint Borrower as a result of the aforementioned events. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” in the Preliminary Prospectus.

Additionally, Kronos has a right of first offer to lease any space that becomes available at the CrossPoint Property subject to conditions set forth in the Kronos lease and the prior rights of certain tenants, including Verizon with respect to a portion of the CrossPoint Property. In December 2016, Kronos exercised this right and leased an additional 37,554 SF suite on the 12th floor of Tower 3. In conjunction with its new lease and the relocation of its corporate headquarters to the CrossPoint Property, the City of Lowell granted Kronos a tax exemption through a tax incentive financing (“TIF”) agreement. The 12-year agreement provides the tenant with a tax exemption and in return the tenant

LOAN #8: CROSSPOINT

is required to, among other things, (i) create 400 new jobs at the CrossPoint Property, (ii) work with UMass Lowell & other local colleges to hire Lowell residents and (iii) invest $18.5 million of capital improvements into the building. See “[Description of the Mortgage Pool—Real Estate and Other Tax Considerations]” in the Preliminary Prospectus. Verizon New England, a subsidiary of Verizon Communications Inc. (“Verizon”) (NYSE: VZ), provides voice, data, and video services to homes and businesses in Massachusetts. The Verizon lease is not guaranteed by its parent company. Verizon offers fiber optics Internet, TV, digital voice services, Internet and wireless 4G LTE services. Verizon utilizes six floors at the CrossPoint Property for engineering, sales and management while the remaining four floors are call centers. Verizon has been a tenant at the CrossPoint Property since 1994, and has expanded its space by over 220,000 SF since then. According to the tenant, Verizon has invested $20.0-$25.0 million into its space. For the full year 2017, Verizon had a net income of $30.6 billion, up from $13.3 billion in the same period ended 2016. Verizon has a right of first offer on certain vacant space within the CrossPoint Property. Additionally, Verizon has the right to terminate up to 222,601 SF of its space effective on December 31, 2020 and/or 92,380 SF of its space effective May 31, 2021, in each case, by giving notice on or before December 31, 2019, and subject to payment of a termination fee.

The following table presents certain information relating to historical leasing at the CrossPoint Property:

Historical Leased %(1)

	2014(2)	2015(2)	2016	As of 1/11/2018(3)
Owned Space	N/A	N/A	63.7%	95.4%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The borrower sponsors acquired the CrossPoint Property in January 2018. As a result, historical occupancy information prior to 2016 is unavailable.

(3)	Based on the underwritten rent roll dated January 11, 2018.

The following table presents certain information relating to the major tenants at the CrossPoint Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal/Extension Options
Kronos Incorporated	B+/ B1 / B	505,664	38.3%	$7,837,792	37.8%	$15.50	2/6/2029	2, 5-year options
Verizon New England(3)(4)	A- / Baa1 / BBB+	314,981	23.9	4,453,589	21.5	14.14	Various	3, 5-year options
Arris Technology, Inc.	NR / Ba3 / BB	143,594	10.9	2,145,286	10.4	14.94	4/30/2027	None
Vantiv eCommerce, LLC	NR / NR / NR	63,924	4.8	1,534,176	7.4	24.00	12/31/2021	1, 3-year option
GSA - IRS(5)	AAA / Aaa / AA+	36,752	2.8	1,266,958	6.1	34.47	8/14/2026	None
PlumChoice, Inc.	NR / NR / NR	36,752	2.8	918,800	4.4	25.00	1/31/2021	None
GN Netcom, Inc -dba- Jabra	NR / NR / NR	31,962	2.4	683,348	3.3	21.38	4/30/2023	2, 5-year options
Korde & Associates, PC	NR / NR / NR	16,397	1.2	385,330	1.9	23.50	2/28/2024	1, 5-year option
Persivia Inc.	NR / NR / NR	17,876	1.4	381,653	1.8	21.35	9/30/2018	1, 5-year option
Captivate LLC	NR / NR / NR	15,286	1.2	371,450	1.8	24.30	2/28/2021	1, 5-year option
Ten Largest Owned Tenants		1,183,188	89.6%	$19,978,380	96.4%	$16.89
Remaining Tenants(6)		76,415	5.8	747,279	3.6	23.97
Vacant		60,651	4.6	0	0	0
Total / Wtd. Avg. All Tenants		1,320,254	100.0%	$20,725,659	100.0%	$16.45

(1)	Based on the underwritten rent roll dated January 11, 2018.

(2)	Certain ratings are those of the parent company or the U.S. federal government whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.

(3)	UW Base Rent for Verizon New England represents the average rent for the tenant through its lease expiration. Verizon New England’s current annual rent is $4,165,349 ($13.22 per SF).

(4)	Verizon New England has 222,601 SF that expires on 12/31/2023 and 92,380 SF that expires on 5/31/2024. Verizon New England has the right to terminate up to 222,601 SF of its space effective on 12/31/2020 and 92,380 SF of its space effective 5/31/2021 by giving notice on or before 12/31/2019, subject to a termination fee of $10.2 million (assuming both rights are exercised). In the event Verizon New England exercises this right, the CrossPoint Loan Combination provides for a cash sweep.

(5)	GSA - IRS may terminate its lease at any time effective June 2021 by giving 180 days’ notice.

(6)	Approximately 45,237 SF of Remaining Tenants represents amenities that include: a cafeteria, an auditorium, a conference center and a fitness center. These spaces are represented as occupied square footage with no rent attributed. UW Base Rent $ per SF is calculated net of such amenity space tenants.

LOAN #8: CROSSPOINT

The following table presents certain information relating to the lease rollover schedule at the CrossPoint Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	800	0.1%	0.1%	$57,980	0.3%	$72.47	1
2018	17,876	1.4	1.4%	381,653	1.8	21.35	1
2019	0	0	1.4%	0	0.0	0.00	0
2020	0	0	1.4%	0	0.0	0.00	0
2021	115,962	8.8	10.2%	2,824,426	13.6	24.36	3
2022	0	0	10.2%	0	0.0	0.00	0
2023	263,535	20	30.2%	4,018,053	19.4	15.25	4
2024	109,030	8.3	38.4%	1,757,684	8.5	16.12	3
2025	0	0	38.4%	0	0.0	0.00	0
2026	57,905	4.4	42.8%	1702786	8.2	29.41	3
2027	143,594	10.9	53.7%	2,145,286	10.4	14.94	1
2028	0	0	53.7%	0	0.0	0.00	0
2029 & Thereafter	550,901	41.7	95.4%	7,837,792	37.8	15.50	6
Vacant	60,651	4.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,320,254	100.0%		$20,725,659	100.0%	$16.45	22

(1)	Calculated based on approximate square footage occupied by each owned tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $288,240, which represents the average rent for Verizon New England through the term of its lease, and $804,117 for contractual rent steps through February 2019 for other tenants.

(4)	Total / Wtd. Avg. UW Base Rent $ per SF Rolling excludes vacant space. Approximately 45,237 SF represents amenities that include: a cafeteria, an auditorium, a conference center, a management office and a fitness center. These spaces are represented as occupied square footage with no rent attributed.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CrossPoint Property:

Cash Flow Analysis(1)(2)(3)

	2016	TTM 11/30/2017(4)	Underwritten(4)	Underwritten $ per SF
Base Rent	$11,610,171	$15,907,616	$19,633,302	$14.87
Contractual Rent Steps(5)	0	0	1,092,357	0.83
Gross Up Vacancy	0	0	1,000,309	0.76
Reimbursements	5,783,881	7,648,558	11,478,465	8.69
Other Income(6)	671,090	812,877	854,767	0.65
Vacancy & Credit Loss(7)	0	0	(2,656,355)	(2.01)
Effective Gross Income	$18,065,142	$24,369,051	$31,402,846	$23.79

Real Estate Taxes	$2,849,610	$2,786,360	$2,865,961	2.17
Insurance	170,254	168,785	178,179	0.13
Management Fee	537,215	618,437	942,085	0.71
Other Operating Expenses	8,147,574	9,482,541	9,754,900	7.39
Total Operating Expenses	$11,704,653	$13,056,123	$13,741,126	$10.41

Net Operating Income	$6,360,488	$11,312,928	$17,661,721	$13.38
TI/LC	0	0	1,320,254	1.00
Capital Expenditures	0	0	224,443	0.17
Net Cash Flow(8)	$6,360,488	$11,312,928	$16,117,023	$12.21

Occupancy	63.7%	95.4%	92.0%
NOI Debt Yield(9)	4.2%	7.5%	11.8%
NCF DSCR(9)	0.88x	1.57x	2.24x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents a fiscal year-end of December 31 for the indicated year unless otherwise specified.

(3)	The borrower sponsors acquired the CrossPoint Property in January 2018. As a result, historical financials prior to 2016 are unavailable.

(4)	The increase in NOI from 2016 to 11/30/2017 TTM is primarily associated with an increase in occupancy from 63.7% to 95.4%. In May 2016, Kronos executed a new 12-year lease for 505,664 SF (38.3% of NRA),

(5)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through February 2019 of $804,117 and (ii) average rent for Verizon New England totaling $288,240.

(6)	Other Income includes contractual income for antenna leases as well as parking income, among other things.

(7)	Vacancy & Credit Loss is underwritten to 8.0% economic vacancy, which is in line with the appraiser’s vacancy conclusion of 8.0%. As of January 11, 2018, the CrossPoint Property was 95.4% occupied.

(8)	The increase in Net Cash Flow from 2016 to TTM 11/30/2017 is primarily associated with an increase in occupancy from 63.7% in December 2016 to 95.4% in January 2018. In May 2016, Kronos executed a new 12-year lease for 505,664 SF (38.3% of NRA).

(9)	Debt service coverage ratios and debt yields are based on the CrossPoint Loan Combination.

LOAN #8: CROSSPOINT

■	Appraisal. According to the appraisal, the CrossPoint Property had an “as-is” appraised value of $250.0 million as of January 8, 2018.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Discounted Cash Flow Approach	$250,000,000	8.25%	7.50%(2)

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 10, 2017 and revised on January 10, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions at the CrossPoint Property. However, the consultant recommended the implementation of an asbestos operations & maintenance plan.

■	Market Overview and Competition. The CrossPoint Property is situated between entrance points to U.S. Route 3 (the Northwest Expressway), State Route 2B (the Lowell Connector), and Interstate 495 in Lowell, Massachusetts. These access points allow for transportation throughout New England for the tenants and their employees. As of 2017, the population within a five-mile radius of the CrossPoint Property is 205,069 residents, with a median household income of $70,638, above the national average.

According to a third party research report, the CrossPoint Property is located in the Lowell/Chelmsford submarket of the Greater Boston office market. Overall, the Lowell/Chelmsford submarket has a supply of 19.7 million SF of office space and average asking rents of $18.68 per SF, as of Q3 2017. Of the approximately 19.7 million SF of office space in the submarket, approximately 4.9 million SF are Class A properties, and the CrossPoint Property represents a significant portion of the 4.9 million SF supply. This Class A submarket has average asking rents of $20.79 per SF and vacancy of 16.1%, as of Q3 2017.

A broader search of Class A, multi-tenanted buildings with rentable SF equal to or greater than 200,000 SF in the suburbs to the west and north/northeast of the Boston CBD yielded a competitive set of 15.5 million SF across 49 buildings, recording a vacancy rate of 8.0% and average rent of $26.65 per SF.

The appraiser identified six comparable office leases signed between 2015 and 2017 relative to the leases signed at the CrossPoint Property. The comparable set had leases ranging from $10.40 to $18.59 per SF on an adjusted basis, with an average of $13.81 per SF, in-line with UW base rent of $16.45 per SF at the CrossPoint Property.

The following table presents certain information relating to lease comparables for the CrossPoint Property:

Office Lease Comparables(1)

	CrossPoint(2) (Subject)	Westford Technology Park	Connector Park	Westford Technology Park	Altid Business Park
Distance of subject	--	5.5 miles	0.2 miles	5.5 miles	1.7 miles
Year Built / Renovated	1979/2015-2017	1997	1983/1999	1997	1985
Building SF	1,320,254	162,000	199,783	162,000	130,950
Total Occupancy	95.4%	69.0%	100.0%	69.0%	100.0%
Tenant	--	Aspect Software Inc.	Altranais Home Care	Akamai Technologies	Comcast
Lease SF	1,320,254	29,930	2,351	42,286	131,430
Base Rent	$16.45(3)	$22.00	$18.50	$22.75	$16.25

	1 Executive Drive	Chelmsford Office & Reserve Park
Distance of subject	0.5 miles	1.0 mile
Year Built / Renovated	1985	1986
Building SF	111,454	293,422
Total Occupancy	89.0%	100.0%
Tenant	Spectro	HNTB Corporation
Lease SF	7,201	21,018
Base Rent	$19.50	$14.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated January 11, 2018.

(3)	UW Base Rent $ per SF is calculated net of such amenity space tenants.

■	The Borrower. The borrower is CH LH CrossPoint Owner LLC (the “CrossPoint Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the CrossPoint Loan

LOAN #8: CROSSPOINT

Combination. The borrower sponsors of the CrossPoint Loan Combination are Samuel T. Byrne and William H. Kremer. The initial nonrecourse carveout guarantors of the CrossPoint Loan Combination are Samuel T. Byrne and Brian Chaisson (the “Initial Guarantors”) on a joint and several basis. The Initial Guarantors did not sign an indemnity to cover any breach of the environmental covenants; however, the borrower obtained environmental insurance in lieu of the typical indemnity and the CrossPoint Loan Combination documents provide for springing recourse to the Initial Guarantors with respect to environmental matters if at any time the environmental policy ceases to remain in full force and effect. In addition, the CrossPoint Loan Combination documents do not provide for recourse to the guarantors for certain loss recourse items. For additional information, see “[Description of the Mortgage Pool— Environmental Considerations]” and “[—Non-Recourse Carveout Limitations]” in the Preliminary Prospectus. The borrower may substitute one or both warm body guarantors subject to certain requirements.

The CrossPoint Loan Combination documents provide that one or more of the Initial Guarantors may be replaced from time to time by a replacement guarantor, provided, among other things, that the replacement guarantor, in the aggregate with any other replacement or remaining guarantors, has a net worth of not less than $50,000,000, and, if such replacement guarantor is not a natural person, liquid assets of at least $5,000,000. In connection with the origination of the CrossPoint Loan Combination, Lighthouse Real Estate Holdings LLC (“Lighthouse”) contributed $82.1 million to the borrower in exchange for a 91.73% equity interest. In certain circumstances, Lighthouse has the right to buy out the Initial Guarantors’ interest in the CrossPoint Borrower. In connection with the origination of the CrossPoint Loan Combination, the lender determined that Lighthouse satisfies the conditions set forth in the CrossPoint Loan Combination documents to become a replacement guarantor, provided there is no material and adverse change with respect to Lighthouse as of the date of the replacement of one or more of the Initial Guarantors.

Samuel T. Byrne and William Kremer are managing partners and co-founders of Cross Harbor Capital Partners, LLC (“Cross Harbor”), a Boston-based real estate private equity firm founded in 1993. Cross Harbor develops and manages private equity investment products in three principal business areas: real assets, distressed securities and mezzanine capital and has invested in more than $13 billion of commercial real estate on behalf of a diversified group of endowments, foundations, public and corporate pension plans, financial institutions, family offices, and sovereign entities.

Brian Chaisson is a founder and managing partner of Anchor Line Partners, LLC (“Anchor Line”). Anchor Line, an affiliate of the CrossPoint Property manager and part of the property ownership structure prior to the sale of the CrossPoint Property to the borrower, has retained an approximate 3.5% ownership stake in the CrossPoint Property conjunction with the acquisition. Anchor Line is a Boston-based company that focuses on core plus, value add, and opportunistic investment opportunities in the commercial real estate sector. Brian Chaisson has served in senior positions across multiple real estate finance platforms, including as a principal of Cross Harbor and as the Regional Director in Boston for Tishman Speyer.

■	Escrows. On the origination date of the CrossPoint Loan Combination, the borrower funded a reserve of (i) $240,000 for annual real estate taxes, and (ii) $6,500,000 into the free rent reserve for outstanding free rent associated with the Kronos lease at the CrossPoint Property.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the CrossPoint Property: (i) $240,000 towards annual estimated tax payments, (ii) $18,704 towards replacement reserves and (iii) $110,021 for tenant improvements and leasing commissions, which monthly deposits are subject to a cap of approximately $3.96 million, provided that the cap will apply only so long as (a) at least 88.0% of the net rentable area of the CrossPoint Property improvements are occupied excluding any tenants that are the subject of a bankruptcy action, have gone-dark in more than 25% of their premises or vacated their respective premises, have given notice of their intent not to renew their respective leases (if the then-current term of such leases will expire within 12 months of the applicable determination date) or have leases which are expiring within twelve months of the applicable date of determination), and (b) the debt service coverage ratio is at least 1.75x.

■	Lockbox and Cash Management. The CrossPoint Loan Combination documents require a hard lockbox (which is in place) and springing cash management, which will commence during the continuance of a Cash Management Period (as defined below). During the continuance of a Cash Management Period, funds deposited into the lockbox account will be swept once every business day into the cash management account and all excess funds in the cash management account (after distribution of monthly amounts due under the CrossPoint Loan Combination) will be retained by the lender.

A “Cash Management Period” will commence upon (i) an event of default, (ii) the occurrence of a bankruptcy action with respect to the borrower, guarantor or principal, (iii) failure after the end of one calendar quarter to maintain a debt

LOAN #8: CROSSPOINT

service coverage ratio of at least 1.50x (a “DSCR Trigger”), until the debt service coverage ratio is at least 1.50x after the end of two consecutive quarters, or (iv) any Lease Trigger Period (as defined below). In addition, the borrower may terminate a Cash Management Period triggered by a DSCR Trigger upon the deposit with lender of the amount that would, if applied to prepay the CrossPoint Loan Combination, as determined by lender, result in a debt service coverage ratio of 1.50x.

A “Lease Trigger Period” will commence (i) upon the earlier of (a) 12 months prior to the lease expiration under any of the Kronos or Verizon leases or any replacement lease for at least 150,000 SF of the space currently leased to Kronos or Verizon or under which the applicable tenant pays rent with respect to space currently leased to Kronos or Verizon which accounts for 10% or more of gross income from operations for the CrossPoint Property (Kronos and Verizon and any tenant under any such replacement lease, an “Occupancy Reserve Tenant”), or (b) the date on which any Occupancy Reserve Tenant delivers notice or otherwise indicates its intention not to renew its lease at the CrossPoint Property; (ii) at such time, if ever, as any Occupancy Reserve Tenant (A) declares bankruptcy, (B) gives notice of its intent to terminate or not renew its lease or (C) goes-dark with respect to 15% or more of its leased premises or vacates or gives notice of its intent to vacate its demised premises and either (x) such Occupancy Reserve Tenant (or any guarantor of such tenant’s lease) no longer receives an investment grade senior unsecured long-term debt rating, or (y) such tenant is not obligated to continue to pay full, unabated rent under its lease, or (iii) February 6, 2027; except the Lease Trigger Period will be suspended if the Lease Trigger Period (a) arises under clause (i) or (ii) and the DSCR is at least 1.75x (excluding rents from the applicable Occupancy Reserve Tenant and any other tenants that are the subject of a bankruptcy action, have gone-dark in more than 25% of their premises or vacated their respective premises, have given notice of their intent not to renew their respective leases (if the then-current term under such leases expires within 12 months of the applicable date of determination) or have leases that are expiring within 12 months of the applicable date of determination), and (b) arises under clause (ii)(C) and the Occupancy Reserve Tenant that triggered the Lease Trigger Period is operating in at least 50% of its premises and the balance of available funds in the Occupancy Reserve is at least equal to $35 PSF for the aggregate total SF demised under such tenant’s lease.

■	Property Management. The CrossPoint Property is managed by ALP CrossPoint Manager LLC, (dba Anchor Line Partners, LLC) a borrower affiliate.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The CrossPoint Borrower may obtain the release of a one-acre parcel on the CrossPoint Property that includes a vacant one-story 13,700 SF (approximately 1% of NRA) building located on the northeast corner of the CrossPoint Property, upon, among other things, the delivery of defeasance collateral in an amount equal to $1,440,000. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

■	Terrorism Insurance. The CrossPoint Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism or other similar acts or events in form and substance reasonably satisfactory to the lender, including “all-risk” insurance in an amount equal to 100% of full replacement cost and 18 months of business interruption insurance. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 is in effect (or any extension thereof or other federal government program with substantially similar protection), in amounts and with terms and conditions applicable to commercial property the CrossPoint Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism. See “Risk Factors - Terrorism Insurance May Not be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: marriott charlotte city center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Charlotte, North Carolina	Cut-off Date Balance(2)		$43,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$230,941.70
Size (Rooms)	446	Percentage of Initial Pool Balance		3.9%
Total TTM Occupancy as of 11/30/2017	73.0%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 11/30/2017	73.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1984 / 2016	Mortgage Rate		4.53000%
Appraised Value	$170,000,000	Original Term to Maturity (Months)		60
Appraisal Date	5/1/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Carey Watermark Investors 2	Original Interest Only Period (Months)		60
	Incorporated	First Payment Date		7/1/2017
Property Management	Marriott Hotel Services, Inc.	Maturity Date		6/1/2022

Underwritten Revenues	$38,398,103
Underwritten Expenses	$25,326,107	Escrows(3)
Underwritten Net Operating Income (NOI)	$13,071,996
Underwritten Net Cash Flow (NCF)	$13,071,996		Upfront	Monthly
Cut-off Date LTV Ratio(1)	60.6%	Taxes	$0	$0
Maturity Date LTV Ratio(1)	60.6%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.76x / 2.76x	FF&E	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.7% / 12.7%	Other(4)	$10,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$103,000,000	57.0%	Purchase Price	$169,500,000	93.7%
Principal’s New Cash Contribution	77,816,992	43.0	Reserves	10,000,000	5.5
			Closing Costs	1,316,992	0.7
Total Sources	$180,816,992	100.0%	Total Uses	$180,816,992	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Marriott Charlotte City Center Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $43,000,000 represents the controlling note A-3, which is part of a loan combination (the “Marriott Charlotte City Center Loan Combination”) evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $103,000,000. The related companion loans are evidenced by the non-controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $30,000,000, which was securitized in the Benchmark 2018-B1 transaction and the non-controlling note A-2 with an outstanding principal balance as of the Cut-off Date of $30,000,000, which was securitized in the Benchmark 2018-B2 transaction.

(3)	See “—Escrows” below.

(4)	The $10,000,000 performance holdback reserve was released to the borrower in August 2017 with the property having achieved a NOI in excess of the $10.0 million threshold requirement in the loan combination documents.

■	The Mortgage Loan. The Marriott Charlotte City Center mortgage loan (the “Marriott Charlotte City Center Loan”) is part of a loan combination (the “Marriott Charlotte City Center Loan Combination”) evidenced by three pari passu notes that are together secured by the borrower’s fee simple interest in a 446-room, full service hospitality property located in Charlotte, North Carolina (the “Marriott Charlotte City Center Property”). The Marriott Charlotte City Center Loan is evidenced by the controlling note, A-3, which has an outstanding principal balance as of the Cut-off Date of $43,000,000 and represents approximately 3.9% of the Initial Pool Balance. The related companion loans (collectively, the “Marriott Charlotte City Center Companion Loans”) are evidenced by: (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was securitized in the Benchmark 2018-B1 securitization transaction; and (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was securitized in the Benchmark 2018-B2 securitization transaction. Each note evidencing the Marriott Charlotte City Center Loan Combination has an interest rate of 4.53000% per annum. The borrower utilized proceeds of the Marriott Charlotte City Center Loan Combination to purchase the Marriott Charlotte City Center Property, fund upfront reserves and pay origination costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-3	$43,000,000	$43,000,000	Benchmark 2018-B3	Yes
A-1	$30,000,000	$30,000,000	Benchmark 2017-B1	No
A-2	$30,000,000	$30,000,000	Benchmark 2018-B2	No
Total	$103,000,000	$103,000,000

The Marriott Charlotte City Center Loan Combination had an initial term of 60 months and has a remaining term of 50 months as of the Cut-off Date. The Marriott Charlotte City Center Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the Marriott Charlotte City Center Loan Combination is the due date in June 2022. The Marriott Charlotte City Center Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Marriott Charlotte City Center Loan Combination documents at any time after the second anniversary of the securitization Closing Date. Voluntary prepayment of the Marriott Charlotte City Center Loan Combination in full is permitted on or after the due date occurring in December 2021 without defeasance or payment of any prepayment premium.

LOAN #9: marriott charlotte city center

■	The Mortgaged Property. The Marriott Charlotte City Center Property is an 18-story, 446-room full service hotel located in Charlotte, North Carolina. The hotel was initially constructed in 1984 and most recently received a full scale renovation in 2016. The Marriott Charlotte City Center Property is located at the corner of Tyron and West Trade Streets proximate to Interstate 277 in downtown Charlotte, North Carolina. The Charlotte Douglas International Airport is located approximately 5.8 miles from the hotel and is accessible via the Charlotte Area Transit System.

The borrower sponsor purchased the Marriott Charlotte City Center Property for $169.5 million ($380,045 per room) from an affiliate of Marriott Hotel Services, Inc. (“Marriott”) in June 2017. Subsequent to the acquisition, Marriott has continued to manage the Marriott Charlotte City Center Property pursuant to a management agreement with a 25-year term. Marriott initially acquired the Marriott Charlotte City Center Property in October 2013 with the intention of building-out and implementing a new “M Beta” concept. From March 2015 to August 2016, the hotel underwent an approximately $40.0 million (approximately $89,696 per room) full-scale renovation. The Marriott Charlotte City Center Property is Marriott’s first M Beta prototype and features a unique design, amenities, and services. The hotel is designed to serve as a model for franchisees interested in implementing cutting-edge technologies to capture increased market share for new-age Marriott customers. Some of the property’s distinguishing factors include mobile check-in and mobile keys, an open-kitchen restaurant that features farm-to-table dining, guestrooms with full hardwood floors and movable desk/chair furniture, and an entire “wellness” floor of guestrooms centered around the new fitness center. Wellness rooms feature spa-like amenities such as vitamin C showers, special lighting, natural air fresheners and hypo-allergenic mattresses and linens.

Guestrooms include a mix of kings, doubles and suites are located on floors six through 18 of the hotel. The king and double guestrooms average approximately 350 SF in size and include amenities such as a 55” HD flat screen TV, hardwood floors, an iron and ironing board, a mini-refrigerator, and a coffee maker. Suites feature additional living space and a pull-out sofa. The hotel features three food and beverage outlets, each of which is operated internally by the hotel. The 146-seat Stoke Restaurant & Bar is an open layout farm-to-table restaurant that provides breakfast, lunch and dinner, as well as room service throughout the day. Located adjacent from the Stoke Restaurant & Bar, The Bottle Shop is a wine retail store offering wine for purchase. Coco and the Director is a coffee shop featuring locally-sourced coffee and snacks and has its own dedicated street entrance. Additionally, M Club Lounge, located on the first floor adjacent to the hotel’s greatroom, provides Marriott Rewards guests with a private environment. Lounge access is available 24/7 and features a complimentary hot breakfast buffet, snacks, hors d’oeuvres and desserts, in addition to cocktails, high-speed Wi-Fi and complimentary business services.

The Marriott Charlotte City Center Property experienced significant room displacement during March 2015 through August 2016 due to the renovation. Room displacement over the course of 2015 and 2016 had a sizeable impact on the hotel’s performance. Despite substantial room displacement through January 2016, upon completion of the “M Beta” renovation, the Marriott Charlotte City Center Property’s performance rapidly approached and exceeded pre-renovation levels, achieving an occupancy, ADR and RevPAR of 73.0%, $223.00 and $162.82, respectively, for the trailing 12-month period ending November 2017. During this same period, the Marriott Charlotte City Center Property outperformed its competitive set, achieving occupancy, ADR and RevPAR penetration rates of 102.3%, 119.5% and 122.3%, respectively.

■	The Market. The Marriott Charlotte City Center Property benefits from its proximity to the Charlotte Convention Center, the Duke Energy Center and the Levine Center for the Arts, as well as Bank of America Stadium (Carolina Panthers), Spectrum Center (Charlotte Hornets) and BB&T Ballpark (Charlotte Knights AAA baseball team), each located less than one-mile from the Marriott Charlotte City Center Property. The hotel offers a variety of amenities and services, including three food and beverage outlets, over 13,500 SF of meeting and event space, guest laundry services, a business center, a sundry shop and approximately 320 underground parking spaces.

The following table presents certain information relating to historic occupancy, ADR and RevPAR at the Marriott Charlotte City Center Property and its competitive set:

Historical Statistics(1)

	Marriott Charlotte City Center Property			Competitive Set			Penetration
	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017
Occupancy	56.2%	67.7%	73.0%	76.1%	74.9%	71.4%	73.8%	90.5%	102.3%
ADR	$195.99	$205.66	$223.00	$173.61	$169.67	$186.57	112.9%	121.2%	119.5%
RevPAR	$110.14	$139.26	$162.82	$132.13	$127.00	$133.18	83.4%	109.7%	122.3%

(1)	Source: November 2017 Travel Research Reports.

LOAN #9: marriott charlotte city center

The following table presents certain information relating to the estimated demand analysis with respect to the Marriott Charlotte City Center Property based on market segmentation:

Estimated Accommodated Room Night Demand(1)

Commercial	Meeting & Group	Leisure
55%	30%	15%

(1)	Source: Appraisal

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Charlotte City Center Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 11/30/2017	Underwritten	Underwritten $ per Room
Room Revenue	$22,368,881	$17,714,405	$22,732,877	$26,505,139	$26,681,904	$59,825
Food & Beverage Revenue	7,941,402	2,389,241	4,113,311	9,789,522	9,854,808	22,096
Other Revenue(2)	1,607,821	973,696	1,106,784	1,849,060	1,861,391	4,174
Total Revenue	$31,918,103	$21,077,342	$27,952,972	$38,143,721	$38,398,103	$86,094

Room Expense	$4,821,214	$4,611,055	$4,703,711	$4,945,898	$4,978,882	$11,163
Food & Beverage Expense	5,669,235	3,145,744	5,410,387	7,432,633	7,482,201	16,776
Other Expenses	645,290	532,029	81,971	83,728	84,286	189
Total Departmental Expense	$11,135,739	$8,288,829	$10,196,068	$12,462,259	$12,545,369	$28,129
Total Undistributed Expense	7,094,994	7,245,359	8,336,562	9,129,398	9,169,739	20,560
Management Fees	957,543	632,320	838,589	1,144,312	1,151,943	2,583
Total Fixed Charges	1,013,547	933,530	951,117	987,443	923,131	2,070
Total Operating Expenses	$20,201,823	$17,100,038	$20,322,336	$23,723,412	$23,790,183	$53,341

FF&E	$1,276,724	$843,094	$1,118,119	$1,525,749	$1,535,924	$3,444
Net Operating Income(3)	$10,439,556	$3,134,211	$6,512,516	$12,894,561	$13,071,996	$29,309
Net Cash Flow	$10,439,556	$3,134,211	$6,512,516	$12,894,561	$13,071,996	$29,309

Occupancy	76.4%	56.5%	67.7%	73.0%	73.5%
NOI Debt Yield	10.1%	3.0%	6.3%	12.5%	12.7%
NCF DSCR	2.21x	0.66x	1.38x	2.73x	2.76x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists of telephone revenue, parking revenue, gift shop revenue and miscellaneous revenue.

(3)	The decrease in Net Operating Income from 2014 to 2015 and the increase in Net Operating Income from 2015 to 2016 is due to completion of the M Beta renovation at the Marriott Charlotte City Center Property.

■	Appraisal. According to the appraisal, the Marriott Charlotte City Center Property had an “as-is” appraised value of $170,000,000 as of May 1, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$170,200,000	N/A	7.34%
Discounted Cash Flow Approach	$170,200,000	10.00%(1)	8.00%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report, dated May 22, 2017, there were no recognized environmental conditions or recommendations for further action at the Marriott Charlotte City Center Property other than the implementation of an operations and maintenance plan for asbestos-containing materials.

LOAN #9: marriott charlotte city center

■	Market Overview and Competition. The Marriott Charlotte City Center Property is located in uptown Charlotte within Mecklenburg County, North Carolina. According to the appraisal, Metropolitan Charlotte is considered a hub of business activity in the southeast, as well as the second largest banking and financial hub in the United States, behind only New York City. The surrounding area is home to headquarters and regional offices of various national and international companies such Carolinas HealthCare System, Wells Fargo, Walmart, Bank of America, American Airlines, Novant Health, Food Lion, Harris Teeter, Lowe’s Companies and Duke Energy. The Charlotte region has a major base of energy-oriented organizations with more than 240 companies directly tied to energy sector, collectively employing more than 26,400 people according to the appraisal. Since 2007, more than 4,000 additional energy sector jobs have been announced. Major energy players in Charlotte include AREVA, Babcock and Wilcox, Duke Energy, Electric Power Research Institute, Fluor, Metso Power, Piedmont Natural Gas, Siemens Energy, Shaw Group, Toshiba, URS Corp., and Westinghouse.

According to the appraisal, the population in Charlotte was approximately 827,097 in 2015, demonstrating a 12.4% increase over 2010 numbers. Additionally, approximately 41.3% of the Charlotte population holds a bachelor’s degree or higher, while the estimated median household income is approximately $53,637. Additionally, Charlotte is home to several colleges and universities such as Central Piedmont Community College, Johnson & Wales University Charlotte, Johnson C. Smith University and University of North Carolina at Charlotte.

The Charlotte-Douglas International Airport acts as a hub for American Airways. The airport is also served by Delta Air Lines, Frontier Airlines, JetBlue Airways, Southwest Airlines, United Airlines, Via Air, Air Canada, Lufthansa and several regional carriers with approximately 721 flights daily to 155 destinations. Total passenger activity at Charlotte Douglas International Airport has increased by a compound annual rate of 4.2% since 2006 according to the appraisal.

The appraisal identified two hotels that are either recently opened or currently under construction in uptown Charlotte that are expected to be directly competitive with the Marriott Charlotte City Center Property. The 250-room Embassy Suites by Hilton Charlotte Uptown opened in March of 2017 at 401 East Martin Luther King Jr. Boulevard, and the 217-room Charlotte Kimpton opened on November 1, 2017 at 303 South Church Street. Both hotels are within a mile radius of the Marriott Charlotte City Center Property, though neither will offer the unique set of amenities and design associated with the M Beta package.

The appraiser identified four properties which are considered primary competitors to the Marriott Charlotte City Center Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Marriott Charlotte City Center Property:

Marriott Charlotte City Center Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Marriott Charlotte City Center Property	1984	446	55%	30%	15%	67.7%	$205.66	$139.26
Omni Charlotte Hotel	1977	374	50%	35%	15%	75% - 80%	$170.00 - $180.00	$130.00 - $140.00
Hilton Charlotte Center City	1990	400	55%	30%	15%	80% - 85%	$175.00 - $185.00	$145.00 - $155.00
DoubleTree by Hilton Hotel Charlotte	1988	187	70%	15%	15%	80% - 85%	$160.00 - $170.00	$130.00 - $140.00
Westin Charlotte	2003	700	40%	50%	10%	65% - 70%	$180.00 - $190.00	$120.00 - $130.00
Total / Wtd. Avg.		2,107	50%	36%	13%	73.81%	$184.31	$136.03

(1)	Source: Appraisal.

■	The Borrower. The borrower, CWI 2 Charlotte Hotel, LP, is a single-purpose single-asset Delaware limited partnership structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Charlotte City Center Loan Combination. The sponsor of the borrower and non-recourse carveout guarantor is Carey Watermark Investors 2 Incorporated, a Maryland corporation.

LOAN #9: marriott charlotte city center

Carey Watermark Investors 2 Incorporated is an affiliate of Carey Watermark Investors 2 Inc. (“CWI-2”), a public non-traded REIT. Along with Carey Watermark Investors Inc. (“CWI-1”), the funds combine for a total capitalization of over $4.0 billion. CWI-1 and CWI-2 are managed by W.P. Carey Inc. (NYSE: WPC) and Watermark Capital Partners, LLC (“Watermark”). W.P. Carey Inc. is a publicly traded REIT that manages an investment portfolio of approximately $11.5 billion as of December 2017. Watermark is a Chicago, Illinois-based private investment management firm led by Michael G. Medzigian, president and CEO of Carey Watermark Investors Inc. and Carey Watermark Investors 2 Inc. As of September 2017, the CWI-2 fund owned 12 hotels with a total room count over 4,000 and valuation of over $1.6 billion.

The Marriott Charlotte City Center Property is operated by Charlotte 2 Hotel Operator, LLC, an affiliate of the borrower, pursuant to an operating lease between the borrower and operating lessee. The operating lessee has signed a subordination agreement that provides the lease is subordinate to the security interests of the mortgage loan documents, and the operating lease has been pledged as collateral for the Marriott Charlotte City Center Loan Combination.

■	Escrows. An upfront reserve of $10,000,000 was deposited at origination as additional collateral for the Marriott Charlotte City Center Loan Combination (the “Performance Holdback”). Provided no event of default is continuing, the loan documents required the lender to make the Performance Holdback available to the borrower as of the date that the actual net operating income is equal to or greater than $10,000,000 based on a trailing 12-month basis. The Performance Holdback was released to the borrower in August 2017.

On each monthly payment date, the borrower is required to deposit one-twelfth of annual estimated real estate taxes if (i) an event of default exists, (ii) taxes and other charges are not paid prior to the assessment of any penalty for late payment and the date that such taxes and other charges are considered delinquent or the borrower fails to provide evidence of the same, or (iii) a Cash Sweep Event (as defined below) exists. On each monthly payment date, the borrower is required to deposit one-twelfth of the annual insurance premiums if (i) an event of default exists, (ii) an acceptable blanket insurance policy is no longer in place covering substantially all real property owned directly or indirectly by the manager or (iii) a Cash Sweep Event exists. On each monthly payment date, the borrower is required to deposit Applicable Percentage (as defined below) of gross income from operations of the calendar month occurring two calendar months prior to such payment date plus any amounts required to be deposited pursuant to any property improvement plan if (i) the property manager no longer reserves or otherwise sets aside funds for replacements and repairs required to be made to the Marriott Charlotte City Center Property during the calendar year in accordance with the loan documents, (ii) the borrower fails to provide to the lender with reasonably satisfactory evidence that sums for replacements and repairs required to be made to the Marriott Charlotte City Center Property are being reserved with the property manager and such sums are being expended at the Marriott Charlotte City Center Property in accordance with the requirements of the loan documents or the management agreement, or (iii) the management agreement is no longer in full force and effect.

“Applicable Percentage” means 3% for months one through 36 of the term of the loan; 4% for months 37 through 48 of the term of the loan; and 5% for months 49 through 60 of the term of the loan.

■	Lockbox and Cash Management. The Marriott Charlotte City Center Loan Combination is structured with a soft lockbox and springing cash management. The borrower and the operating lessee are required to cause the Manager (as defined below) to deposit all payments due to the borrower or operating lessee under the management agreement into a segregated lender-controlled lockbox account. During any period when a Cash Sweep Event is not in effect, all funds in the lockbox account are required to be transferred on each business day to an operating account designated by the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be transferred to the cash management account on each business day and applied as provided in the loan documents. The borrower and/or the operating lessee, as applicable, have granted the lender a security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period as reasonably determined by the lender is less than 1.65x, and continuing until the occurrence of the cure of the related Cash Sweep Event in accordance with the loan documents or payment of defeasance of the loan in full.

LOAN #9: marriott charlotte city center

■	Property Management. The Marriott Charlotte City Center Property is managed by Marriott Hotel Services, Inc., a Delaware corporation (“Manager”). Pursuant to the management agreement, the Manager is required to apply revenues from the operation of the hotel to the payment of monthly reserves including, but not limited to, reserves for taxes, insurance, ground rent, management fees, capital expenditures, operating expenses, emergency repairs, working capital, sales and use taxes and custodial funds. If the borrower or any party who directly or indirectly controls the borrower decides to enter into a transfer (excluding (a) a transfer to an affiliate of the direct or indirect ownership interests in the borrower, (b) any initial public offering of the direct or indirect ownership interests in the borrower, and (c) a change in ownership resulting from foreclosure under a mortgage, deed of trust or similar instrument), Manager has a right of first offer to buy the hotel on the terms set forth in the notice within 30 days from the date of notification.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain (i) an “all-risk” insurance policy in an amount equal to 100% of the full replacement cost of the Marriott Charlotte City Center Property, (ii) a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity), (iii) commercial general liability insurance policy with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, and (iv) umbrella and excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy, with each of the foregoing providing coverage for terrorism. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller		GACC
Location (City/State)	Rochester, Minnesota	Cut-off Date Principal Balance(2)		$40,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(1)(2)		$114,566.28
Size (Rooms)(1)	1,222	Percentage of Initial Pool Balance		3.7%
Total TTM Occupancy as of 10/31/2017	58.4%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 10/31/2017	58.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate		4.74100%
Appraised Value	$210,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/1/2017	Original Amortization Term (Months)		300
Borrower Sponsor	Jason R. Bea; Vita E. Bea	Original Interest Only Period (Months)		36
Property Management	Richfield Hospitality, Inc.	First Payment Date		12/6/2017
		Maturity Date		11/6/2027
Underwritten Revenues	$53,040,505
Underwritten Expenses	$36,019,617
Underwritten Net Operating Income (NOI)	$17,020,888	Escrows(3)
Underwritten Net Cash Flow (NCF)	$14,368,863		Upfront	Monthly
Cut-off Date LTV Ratio	66.7%	Taxes	$496,816	$248,408
Maturity Date LTV Ratio	55.4%	Insurance	$335,774	$33,894
DSCR Based on Underwritten NOI / NCF	1.78x / 1.50x	Replacement Reserves	$0	$0
Debt Yield Based on Underwritten NOI / NCF	12.2% / 10.3%	Other	$345,563	$500,000

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$140,400,000	91.1%	Loan Payoff	$137,485,356	89.5%
Principal’s New Cash Contribution	13,628,938	8.9	Principal Equity Distribution	13,346,438	8.7
			Reserves	1,178,152	0.8
			Closing Costs	1,618,992	1.1
Total Sources	$153,628,98	100.0%	Total Uses	$153,628,938	100.0%

(1)	The total number of rooms is projected to decrease by 100 rooms by June 2022 following the conversion of 184 small rooms at the Kahle Grand property to 84 larger rooms.

(2)	The Cut-off Date Principal Balance of $40.0 million represents the non-controlling Note A-3 and Note A-4-B, which, together with the controlling and non-controlling pari passu notes with an aggregate original principal balance of $100.0 million, comprises the Rochester Hotel Portfolio Whole Loan with an aggregate original principal balance of $140.0 million. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Rochester Hotel Portfolio Loan”) is part of a loan combination (the “Rochester Hotel Portfolio Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a portfolio of four hotel properties totaling 1,222 rooms and physically connected to the Mayo Clinic in downtown Rochester, Minnesota (the “Rochester Hotel Portfolio”). The Rochester Hotel Portfolio Loan, which is evidenced by the non-controlling notes A-3 and A-4-B, has an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and represents approximately 3.7% of the Initial Pool Balance. The related companion loans are evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-Off Date of $60,000,00, and was contributed to the Benchmark 2018-B2 securitization transaction and the non-controlling notes A-2 and A-4-A, which have an aggregate outstanding principal balance of $40,000,000, and were contributed to the Benchmark 2018-B1 securitization transaction. The Rochester Hotel Portfolio Loan Combination, which accrues interest at an interest rate of 4.74100% per annum, was originated by Deutsche Bank AG, New York Branch (“DBNY”) on November 6, 2017, had an original principal balance of $140,000,000 and has an outstanding principal balance as of the Cut-off Date of $140,000,000. The proceeds of the Rochester Hotel Portfolio Loan Combination, along with borrower sponsor equity, were primarily used to refinance the Rochester Hotel Portfolio Property, return equity to the borrower, fund upfront reserves and pay origination costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-3, A-4-B	$40,000,000	$40,000,000	Benchmark 2018-B3	No
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2, A-4-A	$40,000,000	$40,000,000	Benchmark 2018-B1	No
Total / Wtd. Avg.	$140,000,000	$140,000,000

The Rochester Hotel Portfolio Loan had an initial term of 120 months, has a remaining term of 115 months as of the Cut-off Date. The Rochester Hotel Portfolio Loan Combination requires interest only payments through and including the monthly payment date in November 2020 followed by payments of principal and interest for the remaining term of the Rochester Hotel Portfolio Loan Combination. Provided that no event of default has occurred and is continuing under the Rochester Hotel Portfolio Loan Combination documents, at any time after the securitization of the last portion of the Rochester Hotel Portfolio Loan Combination, the Rochester Hotel Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Rochester Hotel Portfolio Loan Combination documents. Voluntary

LOAN #10: ROCHESTER HOTEL PORTFOLIO

prepayment of the Rochester Hotel Portfolio Loan Combination is permitted on or after the due date occurring in July 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Rochester Hotel Portfolio is comprised of four hotels totaling 1,222 rooms located in downtown Rochester, Minnesota, each of which is connected to the Mayo Clinic via climate controlled pedestrian tunnels and is within a three-block radius of each other. The Rochester Hotel Portfolio properties, Kahler Grand, Rochester Marriott, Kahler Inn & Suites and the Residence Inn Rochester, offer various stay options and price points as described further below.

Kahler Grand Property. The 660-room Kahler Grand property (54.0% of portfolio rooms, 34.7% of UW NCF) is an 11-story, full-service hotel that houses approximately 62,200 SF of retail space within the underground walkway system and first floor. The building, which is connected to a six-level parking garage with 290 parking spaces, was constructed in phases between 1926 and 1968 on a 1.90-acre site. Between 2003 and 2012, prior ownership spent approximately $30.2 million ($45,757 per room) on capital improvements at the Kahler Grand property. Subsequently, the borrower sponsors invested approximately $2.5 million ($3,734 per room) since acquisition in 2012 and are expected to invest an additional approximately $14.3 million ($21,712 per room) on capital improvements at the Kahler Grand property, subject to the loan documents. See the “Preliminary Renovation Budget” chart below.

Amenities at the Kahler Grand property include 19,524 SF of meeting space, an indoor pool, an indoor whirlpool, two saunas, a fitness center, a lobby workstation and a guest laundry room. The Kahler Grand property features a variety of economy, standard, deluxe, executive and suite-style guestroom configurations. The economy rooms (130 SF) are also used as student housing for residents at the Mayo Clinic. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

The Kahler Grand property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the borrower which owns the Kahler Grand property.

Rochester Marriott Property. The 202-room Rochester Marriott property (16.5% of portfolio rooms, 37.4% of UW NCF) is a nine-story, full-service hotel that houses approximately 16,351 SF of retail and office space with 23 tenants within the underground walkway system and first floor. The Rochester Marriott property was developed in 1989 on a 0.85-acre site. Between 2003 and 2012, prior ownership spent approximately $15.3 million ($75,800 per room) on capital improvements. Subsequently, the borrower sponsors invested approximately $3.7 million ($18,334 per room) since acquisition in 2012. The Rochester Marriott property is subject to a franchise agreement with Marriott International, Inc. that expires on November 6, 2030.

Amenities at the Rochester Marriott property include 5,157 SF of meeting space, an indoor pool, an indoor whirlpool, a fitness center, a market pantry, a coffee station, a lobby workstation, leased retail spaces and vending areas. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

A subterranean portion located at the subway level of the Rochester Marriott property (the “Foundation Parcel”) was conveyed to the Mayo Foundation in connection with a vertical subdivision accomplished pursuant to and governed by (i) a declaration of air and subsurface rights (the “Declaration”), (ii) a deed and (iii) a first refusal and option agreement (the “ROFR Agreement”). The Declaration provides that the Mayo Foundation is responsible for 5% of the real estate taxes. The ROFR Agreement contains a number of purchase options and rights of first refusal in favor of the owner of the Rochester Marriott property affecting the Foundation Parcel. See “Description of the Mortgage Pool—Condominium Interests” in the Preliminary Prospectus.

Kahler Inn & Suites Property. The 271-room Kahler Inn & Suites property (22.2% of portfolio rooms, 17.9% of UW NCF) is a nine-story, select-service hotel that houses approximately 3,562 SF of retail space. The Kahler Inn & Suites property was constructed in 1971, and expanded in 1979 and 1988 on a 1.00-acre site. Between 2003 and 2012, prior ownership spent approximately $11.3 million ($41,861 per room). Subsequently, the borrower sponsors invested an additional approximately $727,972 ($2,686 per room) since acquisition in 2012 and are expected to invest an additional approximately $2.4 million ($8,856 per room) on capital improvements at the Kahler Inn & Suites property, subject to the loan documents. See the “Primary Renovation Budget” chart herein.

Amenities at the Kahler Inn & Suites property include a breakfast dining area, a restaurant, an indoor swimming pool and whirlpool, a fitness room, a game room, a gift shop, a guest laundry room and vending areas. The Kahler Inn & Suites property offers 111 parking spaces contained in a two-level parking garage and 37 parking spaces contained in

LOAN #10: ROCHESTER HOTEL PORTFOLIO

a small surface parking lot across from the hotel. In-room amenities include flat panel televisions, dresser, dining room table, a pull-out sofa bed, hairdryer, iron and ironing board.

The Kahler Inn & Suites property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the borrower which owns the Kahler Grand property.

Residence Inn Rochester Property. The 89-room Residence Inn Rochester property (7.3% of portfolio rooms, 10.1% of UW NCF) is a seven-story extended stay hotel that was constructed in 2004 on a 0.36 acre site. Between 2003 and 2012, prior ownership spent approximately $12.5 million ($139,952 per room) on capital improvements. Subsequently, the borrower sponsors invested an additional approximately $386,136 ($4,339 per room) since acquisition in 2012. The Residence Inn Rochester property is subject to a franchise agreement with Marriott International, Inc. that expires on October 26, 2024 with one 10-year extension, at the franchisee’s option provided the following conditions are satisfied, (i) the franchisee is not in default, (ii) the franchisee met all monetary obligations during the term, (iii) the franchisee delivers a renewal application not less than 24 months or more than 36 months prior to the end of the current term along with an application fee and (iv) the franchisee signs the franchisor’s then-current form of franchise agreement not less than 12 months prior to the end of the current term, which will require satisfaction of various conditions precedent (including upgrading to then-current standards and specifications of the franchisor).

Amenities at the Residence Inn Rochester property include a fitness room, a guest laundry room and vending areas. The Residence Inn Rochester property offers 63 parking spaces contained in a surface lot and subterranean parking garage.

In August 2012, the borrower sponsors purchased the Rochester Hotel Portfolio for $210.0 million (approximately $172,000 per room) and have since invested a total of approximately $15.4 million ($12,571 per room). The majority of the capital improvements (approximately $8.1 million) are related to a power plant project, which involved the installation of proprietary central plant equipment to utilize public utilities for electrical service, building heating, building cooling and domestic/process hot water. The project concluded in October 2017 and resulted in cost savings from lower utility costs as the Rochester Hotel Portfolio properties converted to their own central plant equipment and public utilities. The cost savings projected by the borrower sponsors include fixed annual savings of approximately $478,000 that will no longer be required for annual connection and usage fees to Mayo Franklin. Additionally, the borrower sponsors project an additional approximately 20% decrease in utility cost through the use of newly installed energy efficient equipment. The total estimated projected annual savings in 2018 is approximately $792,000.

The borrower sponsors are expected to commence an approximate $18.6 million (approximately $16,578 per room based on the expected 1,122 room count at the end of the renovation) renovation on the Kahler Grand property and Kahler Inn & Suites property. Work on each individual component is expected to commence upon funding of at least 110% of the budgeted amount for such component, except with respect to the room conversion project, which requires funding of 115% of the budgeted amount for such component; provided, the first component is required to commence no later than the 15th month after the Rochester Portfolio Whole Loan closing. The borrower is required to make monthly deposits of $500,000 into the renovation reserve account on each of the first 30 monthly payment dates, which equates to a total of $15,000,000.

The renovation is expected to be split into eight components as shown in the below chart:

Preliminary Renovation Budget(1)
#	Property	Project	Current Room	Revised Room	Change in Rooms	Required Completion Date	Amount	Amount/ Room
1	Kahler Grand	Regular Rooms Renovation	280	280	0	12/2020	$5,600,000	$20,000
2	Kahler Grand	Bathroom Renovation	92	92	0	12/2020	920,000	$10,000
3	Kahler Grand	Exterior Work & Lobby Upgrades	-	-	-	12/2020	800,000	-
4	Kahler Grand	Towers Room Renovation	44	44	0	12/2020	440,000	$10,000
5	Kahler Grand	Extended Stay Room Conversions	140	66	-74	5/2022	4,950,000	$75,000
6	Kahler Inn & Suites	Room Renovation	271	271	0	5/2022	2,439,000	$9,000
7	Kahler Grand and Kahler Inn & Suites	Public Space Renovation	-	-	-	5/2022	1,851,000	-
8	Kahler Grand	ADA Room Conversions	44	18	-26	5/2022	1,620,000	$90,000
	Project Total						$18,620,000

(1)	Source: Rochester Hotel Portfolio loan agreement.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

The following table presents certain information relating to the 2016 demand analysis with respect to the Rochester Hotel Portfolio Properties based on market segmentation, as provided in the appraisals for the Rochester Hotel Portfolio Properties:

2016 Accommodated Room Night Demand(1)

Property	Meeting and Group	Personal	Commercial
Marriott Rochester	16%	55%	29%
Kahler Inn & Suites Rochester	11%	76%	13%
Kahler Grand	28%	63%	9%

Property	Extended Stay	Transient	Group
Residence Inn by Marriott	82%	17%	1%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Rochester Hotel Portfolio Property:

Cash Flow Analysis(1)

	2014	2015	2016(2)	TTM 10/31/2017(2)	Underwritten	Underwritten $ per Room(3)
Room Revenue	$42,114,377	$40,231,023	$38,211,016	$39,693,021	$39,693,021	$32,482
Food & Beverage Revenue	$8,727,793	$8,034,704	$7,395,970	$7,773,674	$7,773,674	$6,361
Other Revenue	4,431,715	5,135,946	5,177,991	5,716,618	5,573,810	$4,561
Total Revenue	$55,273,885	$53,401,673	$50,784,977	$53,183,313	$53,040,505	$43,405

Room Expense	$10,065,057	$9,125,517	$9,123,975	$9,911,253	$9,911,253	$8,111
Food & Beverage Expense	$7,979,541	$7,579,839	$6,919,689	$7,260,309	$7,260,309	$5,941
Other Expense	687,684	622,122	559,106	586,123	586,123	$480
Total Departmental Expense	$18,732,282	$17,327,478	$16,602,770	$17,757,685	$17,757,685	$14,532
Management Fees	1,658,217	1,602,050	1,523,549	1,595,499	1,591,215	$1,302
Franchise Fees	1,162,464	1,189,398	1,138,408	1,246,514	1,247,991	$1,021
Property Taxes	2,395,606	2,567,999	2,750,120	2,887,825	3,071,370	$2,513
Property Insurance	417,393	442,202	465,701	447,866	394,878	$323
Other Expenses	12,873,381	12,042,119	11,702,279	12,416,987	11,956,478	$9,784
Total Expenses	18,507,061	17,843,768	17,580,057	18,594,691	18,261,932	$14,944

Net Operating Income	$18,034,542	$18,230,427	$16,602,150	$16,830,937	$17,020,888	$13,929
FF&E	$2,763,694	$2,670,084	$2,539,249	$2,659,166	$2,652,025	$2,170
Net Cash Flow	$15,270,848	$15,560,343	$14,062,901	$14,171,771	$14,368,863	$11,758

Occupancy	64.5%	60.7%	57.2%	58.4%	58.4%
NOI Debt Yield	12.9%	13.0%	11.9%	12.0%	12.2%
NCF DSCR	1.60x	1.63x	1.47x	1.48x	1.50x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Mayo Civic Center, a demand generator for the Rochester Hotel Portfolio properties, was renovated during March 2015 through April 2017, thereby impacting in part the 2016 and TTM Net Operating Income.

(3)	Per Room values are based on 1,222 guest rooms. The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms.

■	Appraisal. According to the appraisal, the Rochester Hotel Portfolio Properties had an aggregate “as-is” appraised value of $210,000,000 with as of November 1, 2017.

■	Environmental Matters. According to a Phase I environmental reports, each dated October 26, 2017, there are no recommendations for further action at the Rochester Hotel Portfolio.

■	Market Overview and Competition. The Rochester Hotel Portfolio properties are located in downtown Rochester. The Rochester Hotel Portfolio properties are connected to and are located around the Mayo Clinic, which, in addition to being the largest employer in the city of Rochester, is the largest lodging demand driver in the market. The Mayo Clinic, a medical complex, was ranked number one on the list of “America’s Best Hospitals” by a magazine survey in 2016 and, according to the appraisal, is visited by over 1.3 million patients per year. The Mayo Clinic’s campus has grown significantly over the past several years, and in June 2017, started on a five-year, $217 million expansion, which

LOAN #10: ROCHESTER HOTEL PORTFOLIO

includes a three-story, 150,000 square foot addition, among other things. Additionally, the Rochester International Airport is located approximately eight miles south of the Rochester Hotel Portfolio properties.

In addition to the Mayo Clinic, the Rochester Hotel Portfolio properties are impacted by the room demand generated from the Mayo Civic Center, the largest event facility in southern Minnesota. The Mayo Civic Center underwent an approximately $84.0 million renovation between March 2015 and April 2017, during which time hotel demand in Rochester was impacted. The Minnesota state legislature funded $35.0 million of the renovation costs, while the city of Rochester raised the remaining funds via a lodging tax. The facility now has over 200,000 SF of meeting space and has the ability to host two conventions of 1,000 delegates each simultaneously; furthermore, it is expected to boost lodging demand for city hotels, particularly on the weekends, according to the appraisals. Other demand drivers consist of the University of Minnesota Rochester, located two blocks from the Rochester Hotel portfolio and IBM’s Rochester facility with approximately 2,500 employees, making it one of the largest employers in the area.

The appraiser noted that there is one 264-room Hilton under construction, slated for delivery in the second quarter of 2018 and three additional hotels totaling 463 rooms in the speculative stage. The Hilton is expected to be located two blocks from the Kahler Grand and further from the Mayo Clinic but closer to the Mayo Civic Center. According to the appraisals, the proposed Hilton is expected to be 100% competitive with both the Kahler Grand property and the Rochester Marriott property, 60% competitive with the Kahler Inn & Suites property and 50% competitive with the Residence Inn Rochester property. Of the three speculative hotels, only one is expected to be located proximate to the Rochester Hotel Portfolio properties and the center pf downtown Rochester.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Rochester Hotel Portfolio Property and its competitive set, as provided in a market research report for the Rochester Hotel Portfolio Property:

Historical Statistics(1)(2)

	Rochester Marriott(3)			Competitive Set			Penetration

	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017

Occupancy	67.5%	66.8%	71.0%	72.9%	71.1%	71.30%	92.6%	93.9%	99.6%
ADR	$231.88	$229.20	$241.32	$132.54	$141.48	$147.99	175.0%	162.0%	163.1%
RevPAR	$156.46	$153.18	$171.41	$90.83	$96.64	$105.52	172.2%	158.5%	162.4%

	Kahler Grand Property(3)			Competitive Set			Penetration

	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017

Occupancy	52.8%	49.8%	49.4%	68.9%	67.0%	68.0%	76.7%	74.4%	72.6%
ADR	$127.58	$126.51	$127.51	$123.36	$130.48	$135.83	103.4%	97.0%	93.9%
RevPAR	$67.40	$63.01	$62.94	$84.96	$87.39	$92.42	79.3%	72.1%	68.1%

	Kahler Inn & Suites Property(3)			Competitive Set			Penetration

	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017
Occupancy	69.3%	62.7%	65.9%	66.4%	65.8%	68.5%	104.4%	95.4%	96.2%
ADR	$124.46	$125.82	$122.85	$117.77	$122.66	$131.10	105.7%	102.6%	93.7%
RevPAR	$86.21	$78.94	$80.99	$78.17	$80.66	$89.80	110.3%	97.9%	90.2%

	Residence Inn Rochester Property(3)			Competitive Set			Penetration
	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017
Occupancy	77.2%	73.0%	73.6%	69.8%	70.2%	76.9%	110.5%	104.1%	95.7%
ADR	$156.74	$161.41	$162.35	$124.39	$125.34	$117.07	126.0%	128.8%	138.7%
RevPAR	$120.99	$117.78	$119.49	$86.87	$87.93	$90.02	139.3%	133.9%	132.7%

(1)	2015 and 2016 historical figures for Competitive Set sourced from December 2016 travel research report.

(2)	October 2017 historical figures for Competitive Set sourced from October 2017 travel research report. The October 2017 travel research report identified the following competitive sets for the Rochester Hotel Portfolio: (i) Rochester Marriott property: Holiday Inn Rochester Downtown, Doubletree Rochester Mayo Clinic Area, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (ii) Kahler Grand: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Arena, Hampton Inn Rochester, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iii) Kahler Inn & Suites: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Area, Centerstone Plaza Hotel Soldiers Field Mayo Clinic, Hampton Inn Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iv) Residence Inn Rochester: Country Inn & Suites Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Aspen Suites, Homewood Suites Rochester Mayo Clinic Area Saint Marys, Staybridge Suites Rochester Commerce Drive Northwest and Fairfield Inn & Suites Rochester Mayo Clinic Area St Marys. The sponsor owns the 149-room Kahler Apache hotel which is located approximately 2.0 miles from downtown Rochester and the Rochester Hotel Portfolio and is not considered to be directly competitive with the Kahler hotels due to its distance from the downtown area and subject properties.

(3)	Based on operating statements provided by the borrowers.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

■	The Borrower. The borrowers are KAH 20 2nd Avenue LLC, KINN 9 3rd Avenue LLC, RES 441 Center Street LLC and MAR 1st Avenue SW LLC, each a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Rochester Hotel Portfolio Loan.

The borrowers, through their hotel management company (the “Agent”), employ approximately 400 employees who are members of UNITE HERE Local 21, AFL-CIO (the “Union”). The Union filed unfair labor practice charges against the borrowers, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (the “NLRB”). The two cases are pending on appeal before the NLRB. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The loan sponsors and nonrecourse carve-out guarantors for the Rochester Hotel Portfolio Loan are Javon R. Bea and Vita E. Bea, on a joint and several basis. Javon R. Bea is the president and CEO of Mercy Health, where he started in 1989. Since then Mercy Health has grown to a multi-regional system with five hospitals, over 650 physician partners and over 8,000 employees, 85 primary and specialty care locations, a home health hospice division and a wholly owned and operated insurance company.

■	Escrows. At loan origination, the borrowers deposited $496,816 into a tax reserve account, $335,774 into an insurance reserve account, $300,000 into a seasonality reserve and $45,563 (125% of estimated costs) into a required repairs reserve account.

On each due date, the borrowers are required to fund a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $248,408 monthly) will be necessary to pay taxes over the then succeeding 12- month period and fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $33,894 monthly) will be necessary to pay insurance premiums over the then succeeding 12-month period.

Additionally, on each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period (as defined below) exists, the lender is required to disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

The borrowers are also required to establish an account for renovation reserve escrows (the “Renovation Reserve Account”), and, on each of the first 30 monthly payment dates, deposit $500,000 (the “Renovation Reserve Fixed Payment Amount”) plus the Kahler Renovation FF&E Funds (as defined below). The monthly renovation reserve deposits may be reduced by a proportionate amount if the borrowers deposit an amount in excess of the Renovation Reserve Fixed Payment Amount in a prior month.

On a monthly basis, the borrowers are required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve an amount equal to the greater of (i) 5.0% of individual gross revenues of the prior month for each of the Rochester Hotel Portfolio properties (excluding revenue from the retail leases) as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement for approved capital expenditures and the repair and replacement of the FF&E and (iii) the sum of (a) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E and (b) 5.0% of the individual gross revenues of the prior month (excluding revenue from the retail leases) of each of the Kahler Grand property and the Kahler Inn & Suites property as set forth in the most recent approved annual budget; provided, however through and including the May 2020 payment date (i.e. the first 30 monthly payment dates), FF&E reserve funds for the Kahler Grand property and Kahler Inn & Suites property (“Kahler Renovation FF&E Funds”) are required to instead be deposited into the Renovation Reserve Account.

Additionally, during a Franchise Agreement Sweep Period (as defined below), excess cash flow on deposit in the clearing account is required to be swept on each monthly payment date into a property improvement plan (“PIP”) reserve account until such funds equal to the greater of (i) $1,800,000 (which may be reduced by the lender in its reasonable discretion to 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement, if less than $1,800,000) and (ii) in the lender’s reasonable discretion, 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

■	Lockbox and Cash Management. The Rochester Hotel Portfolio Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender and the borrowers and property manager are required to deposit all other rent and payments into the clearing account within one business day of receipt. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrowers’ operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into a cash management account controlled by the lender and, provided no event of default exists, applied to make required monthly deposits into reserve funds (as described above under “Escrows”), to pay monthly debt service and other amounts due under the loan documents, to pay monthly operating expenses set forth in the approved annual budget and extraordinary expenses approved by the lender (if more than 5.0% of the budgeted amount for any individual expenditure or if all such extraordinary expenses are in excess of 2.0% of budgeted operating expenses), and to pay any remainder, (i) if the Trigger Period exists solely due to a Franchise Agreement Sweep Period, into the PIP Reserve until the funds therein equal the required amount (as described below), (ii) if the Trigger Period exists solely due to a Renovation Reserve Sweep Period (as defined below), into the Renovation Reserve Account until the funds therein equal the required amount (as described below), (iii) if both a Franchise Agreement Sweep Period and Renovation Reserve Sweep Period exist, first into the PIP Reserve until the required amount is deposited therein as described below and then into the Renovation Reserve Account until the required amount is deposited therein as described below, (iv) if the Trigger Period is for any other reason, into an account to be held as additional security for the Rochester Hotel Portfolio Loan (or used to fund other reserves if a shortfall exists) during the existence of such Trigger Period and (v) if a Trigger Period no longer exists, to the borrowers.

A “Trigger Period” will commence upon (i) an event of default under the loan documents, (ii) the occurrence of a Low Debt Yield Period (as defined below), (iii) a Franchise Agreement Sweep Period or (iv) a Renovation Reserve Sweep Period and will end (a) with respect to a Trigger Period caused by an event of default, if the lender accepts a cure of such event of default and (b) with respect to a Trigger Period caused by a Low Debt Yield Period, Franchise Agreement Sweep Period or Renovation Reserve Sweep Period, when such period ends in accordance with the definition thereof.

A “Low Debt Yield Period” will occur as of the last day of each calendar quarter if the debt yield for the trailing 12- month period is (i) less than 8.50% on the last day of any calendar quarter any time on or prior to November 2020, (ii) less than 9.00% on the last day of any calendar quarter any time after November 2020 and on or prior to November 2023 or (iii) less than 9.50% on the last day of any calendar quarter any time after November 2023 and prior to loan maturity and will end if the debt yield on the last day of two consecutive calendar quarters is above the applicable low debt yield thresholds described above.

A “Franchise Agreement Sweep Period” will commence on the earlier to occur of (i) 24 months prior to the expiration date of the applicable franchise agreement and (ii) any borrower’s written notice to the lender of a borrower’s intent to commence the process of replacing an applicable existing franchise agreement and shall end upon the occurrence of (x) borrowers delivering a replacement franchise agreement or renewal or other extension of an existing franchise agreement and having an initial term (with respect to a replacement franchise agreement) or a remaining term (with respect to an existing franchise agreement, after giving effect to such renewal or extension), in either case, of at least 10 years and (y) the amount in the PIP account equaling 110% of the anticipated costs required to comply with all PIP requirements under any such replacement franchise agreement (or renewal or extension of any existing franchise agreement).

The “Renovation Reserve Sweep Period” will commence at any time that the amount in the Renovation Reserve Account does not equal the sum of 110% (or, with respect to the Kahler Grand property extended stay room renovations and/or Kahler Grand ADA room conversions, 115%), of the total remaining renovation costs set forth in the renovation project budgets for all renovation projects for which work is then being performed, as determined based on lender’s estimate of costs.

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Partial Release. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to $283,163,688, subject to a $10,000 deductible. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.